UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240, 14a-12

NYSE Euronext

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

11 WALL STREET

NEW YORK, NEW YORK 10005

APRIL 25, 2013, 8:00 A.M., NEW YORK TIME

March 22, 2013

Dear NYSE Euronext Stockholder:

You are cordially invited to attend the 2013 annual meeting of stockholders of NYSE Euronext (the “Annual Meeting”) scheduled for Thursday, April 25, 2013, at 8:00 a.m., New York time, in person at 11 Wall Street, New York, New York 10005 or via the Internet at www.virtualshareholdermeeting.com/nyx2013. The Board of Directors and management look forward to greeting you.

We enclose our proxy statement, our annual report on Form 10-K for the fiscal year ended December 31, 2012 and a proxy card. Please review these documents carefully.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

After reading the proxy statement, please submit your proxy through the Internet or by touch-tone telephone, or complete, sign, date and promptly return the proxy card by mail in the enclosed self-addressed envelope. We must receive votes submitted via mail, the Internet (via www.proxyvote.com) or by touch-tone telephone by 11:59 p.m., New York time, on April 24, 2013 in order for them to be counted at the Annual Meeting. We encourage you to vote via the Internet using the control number that appears on the front of your proxy card and to choose to view future mailings electronically rather than receiving them on paper.

On behalf of the Board of Directors, thank you for your continued support.

Jan-Michiel Hessels Chairman of the Board of Directors	Marshall N. Carter Deputy Chairman of the Board of Directors

Duncan L. Niederauer Chief Executive Officer	Dominique Cerutti President and Deputy Chief Executive Officer

NYSE EURONEXT

11 Wall Street

New York, New York 10005

Notice of 2013 Annual Meeting of Stockholders

TIME AND DATE	8:00 a.m., New York time, on Thursday, April 25, 2013.

PLACE

11 Wall Street

New York, New York 10005

You may also attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/nyx2013 where you will be able to vote electronically during the meeting.

ITEMS OF BUSINESS	•	To elect 16 directors to our Board of Directors for a one-year term expiring at the next annual meeting of stockholders.
	•	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2013.
	•	To consider an advisory vote to approve the Company’s executive compensation, a so-called “Say-on-Pay” proposal.
	•	To approve the Amended and Restated NYSE Euronext Omnibus Incentive Plan.
	•	To reapprove the performance goals under the NYSE Euronext Omnibus Incentive Plan.
	•	To consider a Company proposal to amend certain provisions in our Amended and Restated Certificate of Incorporation (our “Charter”) to allow stockholders to call special meetings.
	•	To consider a Company proposal to amend certain provisions in our Charter to allow stockholders to act by written consent.
	•	To transact such other business as may properly come before the Annual Meeting.

RECORD DATE	The record date for the determination of the stockholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on February 28, 2013.

INSPECTION OF LIST OF STOCKHOLDERS OF RECORD

A list of the stockholders of record as of February 28, 2013 will be available for inspection during ordinary business hours at our offices, 11 Wall Street, New York, New York 10005, for ten days prior to the Annual Meeting, as well as at the Annual Meeting.

ADDITIONAL INFORMATION	Additional information regarding the matters to be acted on at the Annual Meeting is included in the accompanying proxy statement.

PROXY VOTING	PLEASE SUBMIT YOUR PROXY THROUGH THE INTERNET OR BY TELEPHONE OR MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be Held on April 25, 2013. The Proxy Statement and our 2012 Annual Report

on Form 10-K are available at http://materials.proxyvote.com/629491.

By Order of the Board of Directors:

Janet L. McGinness Executive Vice President – Legal & Corporate Secretary

New York, New York
March 22, 2013

To Vote by Internet Prior to the Annual Meeting and to Receive Materials Electronically

Read the proxy statement.

Go to the website www.proxyvote.com that appears on your proxy card.

Enter the control number found in the shaded box on the front of your proxy card and follow the simple instructions. Choose to receive an e-mail notice when proxy statements and annual reports are available for viewing over the Internet. You will cut down on bulky paper mailings, help the environment and lower expenses paid by NYSE Euronext, your company.

i

ii

NYSE EURONEXT

11 Wall Street

New York, New York 10005

PROXY STATEMENT

March 22, 2013

INTRODUCTION

We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by our Board of Directors for the 2013 annual meeting of stockholders (the “Annual Meeting”) scheduled for Thursday, April 25, 2013, at 8:00 a.m., New York time, at 11 Wall Street, New York, New York 10005 and via the Internet at www.virtualshareholdermeeting.com/nyx2013, where you will be able to vote electronically during the meeting. We are mailing this proxy statement and the accompanying proxy card to stockholders on or about March 22, 2013. In this proxy statement, we refer to NYSE Euronext as the “Company,” “we,” “our” or “us” and the Board of Directors as the “Board.” Whenever we refer in this proxy statement to the “Annual Meeting,” we are also referring to any meeting that results from any postponement or adjournment of the April 25, 2013 meeting.

Information on how you may vote at the Annual Meeting (such as granting a proxy that directs how your shares should be voted, or attending the Annual Meeting in person or via www.virtualshareholdermeeting.com/nyx2013), as well as how you can revoke a proxy, are discussed in this proxy statement below under Voting Instructions and Information.

VOTING INSTRUCTIONS AND INFORMATION

Who can vote at the Annual Meeting?

You may vote your shares at the Annual Meeting only if you were a stockholder of record at the close of business on February 28, 2013. On that date, 242.7 million shares of our common stock were outstanding, and we had no other class of equity securities issued and outstanding. Subject to the voting limitations described below under What are the voting and ownership limitations?, you are entitled to one vote for each share of common stock you own for each matter to be voted on at the Annual Meeting. The number of shares you own (and may vote) is listed on the proxy card.

What proposals will be voted on at the Annual Meeting?

There are seven proposals from NYSE Euronext to be considered and voted on at the meeting:

•	To elect 16 directors of NYSE Euronext to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. (Proposal No. 1)

•	To ratify the selection of PricewaterhouseCoopers LLP as NYSE Euronext’s independent registered public accounting firm for the fiscal year ending December 31, 2013. (Proposal No. 2)

•	An advisory vote to approve the Company’s executive compensation (“Say-on-Pay” proposal). (Proposal No. 3)

•	To approve the Amended and Restated NYSE Euronext Omnibus Incentive Plan. (Proposal No. 4)

•	To reapprove the performance goals under the NYSE Euronext Omnibus Incentive Plan. (Proposal No. 5)

•	To amend certain provisions in NYSE Euronext’s Charter to allow stockholders to call special meetings. (Proposal No. 6)

•	To amend certain provisions in NYSE Euronext’s Charter to allow stockholders to act by written consent. (Proposal No. 7)

How does the Board of Directors recommend I vote?

Our Board of Directors unanimously recommends that you vote:

•	FOR each of the nominees to the Board of Directors. (Proposal No. 1)

•	FOR ratification of the selection of PricewaterhouseCoopers LLP as NYSE Euronext’s independent registered public accounting firm for our fiscal year ending December 31, 2013. (Proposal No. 2)

•	FOR the advisory vote to approve the Company’s executive compensation. (Proposal No. 3)

•	FOR approval of the Amended and Restated NYSE Euronext Omnibus Incentive Plan. (Proposal No. 4)

•	FOR reapproval of the performance goals under the NYSE Euronext Omnibus Incentive Plan. (Proposal No. 5)

•	FOR the Company proposal to amend certain provisions in our Charter to allow stockholders to call special meetings. (Proposal No. 6)

•	FOR the Company proposal to amend certain provisions in our Charter to allow stockholders to act by written consent. (Proposal No. 7)

Who is a stockholder of record?

During the ten days prior to the Annual Meeting, a list of the stockholders of record as of February 28, 2013 will be available for inspection as described below under How can I view the stockholders list?

•	If you hold NYSE Euronext common stock that is registered in your name on the records of NYSE Euronext maintained by its transfer agent, Computershare Limited, you are a stockholder of record; or

•	If you hold NYSE Euronext common stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold in “street name.”

If you are a stockholder of record, these proxy materials are being sent to you directly. If you hold shares in street name, these materials are being sent to you by the bank, broker or similar institution through which you hold your shares.

How can I view the stockholders list?

A list of the stockholders of record as of February 28, 2013 will be available for inspection during ordinary business hours at our offices located at NYSE Euronext, 11 Wall Street, New York, New York 10005, for ten days prior to the Annual Meeting, as well as at the Annual Meeting. To make arrangements to review the list prior to the Annual Meeting, stockholders should contact our corporate secretary at +1 (212) 656-3000. In accordance with our security procedures, all persons requesting to inspect the stockholder list, either at our offices or at the location of the Annual Meeting, must wear proper attire and present an acceptable form of photo identification, such as a passport or driver’s license, and submit to screening by metal detector and x-ray examination of all packages, bags and luggage. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

How do I vote?

Stockholders holding shares in registered format:

You may submit your proxy with voting instructions in one of four ways:

•

By Internet. The web address and instructions for Internet voting can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet voting via www.proxyvote.com is available 24 hours a day until 11:59 p.m., New York time, on April 24, 2013, whereas Internet voting via www.virtualshareholdermeeting.com/nyx2013 is only available during the Annual Meeting (see At the Annual Meeting below). If you choose to vote by Internet, then you do not need to return the proxy card. Unless you are planning to vote during the Annual Meeting via www.virtualshareholdermeeting.com/nyx2013, to be valid, your vote by Internet must be received by 11:59 p.m., New York time, on April 24, 2013.

•

By Telephone. The toll-free number for telephone voting can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Telephone voting is available 24 hours a day. If you choose to vote by telephone, then you do not need to return the proxy card. To be valid, your vote by telephone must be received by 11:59 p.m., New York time, on April 24, 2013.

•

By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your vote by mail must be received by 11:59 p.m., New York time, on April 24, 2013.

•

At the Annual Meeting. You can vote your shares in person at the Annual Meeting. (see What do I need to do to attend the Annual Meeting? below). Stockholders attending the Annual Meeting via the Internet should follow the instructions at www.virtualshareholdermeeting.com/nyx2013 in order to vote during the meeting.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting via the Internet or by touch-tone telephone should understand that there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.

Stockholders holding shares in street name:

If you hold your shares in a street name, you should follow the instructions provided by your bank or broker or you may contact NYSE Euronext’s U.S. solicitation agent, MacKenzie Partners, Inc. (telephone: +1 (800) 322-2885 or +1 (212) 929-5500; email: proxy@mackenziepartners.com) with any questions. If you hold your shares in registered format, you may also contact MacKenzie Partners with any questions.

All Other Stockholders:

If you are a stockholder holding shares through EuroClear or Clearstream, you may contact NYSE Euronext’s proxy solicitor, MacKenzie Partners, Inc. (London office) (telephone: +44 (0) 203 178 8057; facsimile +44 (0) 207 526 2136; email: proxy@mackenziepartners.com) or NYSE Euronext Investor Relations—Paris (telephone: +33 1 4927 1512; facsimile: +33 1 4927 1113) for specific information on how to vote your shares or how to attend the Annual Meeting. Please also note that your completed form must be received by your account holder or financial intermediary in sufficient time to ensure that it will be received by NYSE Euronext’s proxy solicitor no later than 11:59 p.m., New York time, on April 24, 2013.

If you are uncertain of how you hold your shares or your voting deadline, please contact MacKenzie Partners at +1 (800) 322-2885 (Toll-Free in the U.S.), +1 (212) 929-5500 (Call Collect), +44 (0) 203 178 8057 (London Office) or via email to proxy@mackenziepartners.com for assistance.

What do I need to do to attend the Annual Meeting?

You may also attend the Annual Meeting and vote your shares in person by ballot. If you plan to attend the Annual Meeting in person, you will need to bring proof of your ownership of NYSE Euronext common stock as of the close of business on February 28, 2013.

If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Annual Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of NYSE Euronext common stock as of the close of business on February 28, 2013. Alternatively, in order to vote at the meeting, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

In accordance with our security procedures, all persons attending the Annual Meeting must wear proper attire and present an acceptable form of photo identification, such as a passport or driver’s license, and submit to screening by metal detector and x-ray examination of all packages, bags and luggage. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

How can I revoke my proxy, substitute a new proxy or change my vote?

Attending the Annual Meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail.

You can revoke your proxy or substitute a new proxy at any time before your proxy is voted at the Annual Meeting as described below.

For a Proxy Submitted by Internet or Telephone:

•	Subsequently submitting in a timely manner a new proxy through the Internet or by telephone; or

•	Executing and mailing a later-dated proxy card that is received by NYSE Euronext prior to 11:59 p.m., New York time, on April 24, 2013; or

•	Voting in person at the Annual Meeting or via www.virtualshareholdermeeting.com/nyx2013.

For a Proxy Submitted by Mail:

•	Subsequently executing and mailing another proxy card bearing a later date; or

•

Giving written notice of revocation to NYSE Euronext’s corporate secretary at 11 Wall Street, New York, New York 10005 that is received by NYSE Euronext prior to 11:59 p.m., New York time, on April 24, 2013; or

•	Voting in person at the Annual Meeting or via www.virtualshareholdermeeting.com/nyx2013.

If I submit a proxy by Internet, touch-tone telephone or mail, how will my shares be voted?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares will be voted as follows: FOR the election of NYSE Euronext’s director nominees; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as NYSE Euronext’s independent registered public accounting firm for our fiscal year ending December 31, 2013; FOR the advisory vote to approve the Company’s executive compensation; FOR approval of the Amended and Restated NYSE Euronext Omnibus Incentive Plan; FOR reapproval of the performance goals under the NYSE Euronext Omnibus Incentive Plan; FOR the amendment of certain provisions in our Charter to allow stockholders to call special meetings; FOR the amendment of certain provisions in our Charter to allow stockholders to act by written consent; and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

If I hold my shares in “street name” through a U.S. financial intermediary and do not provide voting instructions, can my broker still vote my shares?

Under the New York Stock Exchange (the “NYSE”) member rules, a member broker (i.e., a member of the NYSE) who holds shares in street name for customers generally has the authority to vote on certain “routine” or “discretionary” proposals if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. Therefore, if your broker holds shares in your name and delivers this proxy statement to you, the broker is entitled to vote your shares for the ratification of the appointment of our independent auditors even if the broker does not receive voting instructions from you. However, certain member brokers will only vote uninstructed shares in the same proportion as the instructions received from their other stockholders. The proposals relating to the election of directors and the advisory vote to approve the Company’s executive compensation as well as the four management proposals are not “routine” or “discretionary” proposals and therefore, if you do not instruct your broker how to vote with respect to these proposals, your shares will not count and will be treated as “broker non-votes.” These procedures will not apply to stockholders who hold their shares through non-U.S. financial intermediaries.

How many votes are required to transact business at the Annual Meeting?

A majority of all outstanding shares entitled to vote at the Annual Meeting constitutes a quorum (i.e., the minimum number of shares that must be present or represented by proxy at the Annual Meeting in order to transact business). Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies returned by brokerage firms for which no voting instructions have been received from beneficial owners and discretionary votes were not cast. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from an adjournment or postponement of the Annual Meeting, unless a new record date is set).

How are votes counted?

Proposal No. 1—Election of Directors

Under our Bylaws, and subject to the provisions of our Bylaws requiring balanced representation between U.S. and European directors, each director is required to be elected by the vote of the majority of the votes cast with respect to that director’s election at our Annual Meeting, unless the number of nominees exceeds the number of directors to be elected, in which case the election is deemed to be a “contested election” and the directors shall be elected by the vote of a plurality of the votes cast. A “majority of votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” not counted as a vote cast either “for” or “against” that director’s election). In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a contested election, the director is required to tender his or her resignation to the Nominating and Governance Committee of the Board of Directors, and the Committee will then make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation. The Board of Directors will then act on the recommendation of the Committee and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision promptly, and in any event within 90 days, following certification of the election results. If each member of the Nominating and Governance Committee fails to receive a majority of the votes cast in the same election (that is not a contested election), then the independent directors who received a majority of the votes cast in such election will appoint a committee among themselves to consider the tendered resignations and recommend to the Board of Directors whether to accept it. However, if the only directors who received a majority of the votes cast in such election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the tendered resignations. If the Board of Directors accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy or may decrease the size of the Board of Directors.

As mentioned above, if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote your shares with respect to this proposal.

Proposal No. 2—Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required to ratify the appointment of our independent auditors. An abstention from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against the matter, it will have no effect on the outcome of the vote.

Proposal No. 3—Advisory Vote to Approve the Company’s Executive Compensation (“Say-on-Pay” Proposal)

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting will constitute the stockholders’ non-binding approval with respect to our executive compensation program. The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. An abstention from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against the matter, it will have no effect on the outcome of the vote.

As mentioned above, if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote your shares with respect to this proposal.

Proposal No. 4—Approval of the Amended and Restated NYSE Euronext Omnibus Incentive Plan

Under Delaware law, the affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required to approve the Amended and Restated NYSE Euronext Omnibus Incentive Plan. An abstention from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against the matter, it will have no effect on the outcome of the vote.

This proposal is also subject to NYSE rules regarding stockholder approval. Under NYSE rules, stockholder approval occurs if a majority of votes cast are “for” the proposal and the total number of votes cast are a majority of the shares of common stock outstanding at the record date. For the purposes of NYSE rules, an abstention from voting on this matter will be treated as “present” for quorum purposes and will have the effect of a vote against this proposal.

As mentioned above, if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote your shares with respect to this proposal.

Proposal No. 5—Reapproval of the Performance Goals under the NYSE Euronext Omnibus Incentive Plan

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required to reapprove the performance goals under the NYSE Euronext Omnibus Incentive Plan. An abstention from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against the matter, it will have no effect on the outcome of the vote.

As mentioned above, if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote your shares with respect to this proposal.

Proposal No. 6—To Amend our Charter to Allow Stockholders to Call Special Meetings

The affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by stockholders entitled to vote at the Annual Meeting is required to amend the provisions of our Charter related to the power to call special meetings. An abstention from voting on this matter will be treated as “present” for quorum purposes and will have the effect of a vote against this proposal.

As mentioned above, if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote your shares with respect to this proposal, which will have the effect of a vote against the proposal.

Proposal No. 7—To Amend our Charter to Allow Stockholders to Act by Written Consent

The affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by stockholders entitled to vote at the Annual Meeting is required to amend the provisions of our Charter related to the power to act by written consent. An abstention from voting on this matter will be treated as “present” for quorum purposes and will have the effect of a vote against this proposal.

As mentioned above, if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote your shares with respect to this proposal, which will have the effect of a vote against the proposal.

Abstentions and Broker Non-Votes

Because directors are elected by a majority of the votes cast, a director nominee will be elected if the number of votes cast “for” the director’s election exceeds the number of votes cast “against” that director’s election. An “abstention” is not counted as a vote cast either “for” or “against” that director’s election and a broker non-vote will also have no impact on the election. Any director who receives more “against” votes than “for” votes for his or her election will be required to submit his or her resignation as described above under Proposal No. 1—Election of Directors.

In the case of ratification of the appointment of PricewaterhouseCoopers LLP, the “Say-on-Pay” proposal and the proposal to reapprove the performance goals under the NYSE Euronext Omnibus Incentive Plan, only votes cast “for” or “against” the ratification or approval will be considered; abstentions and broker non-votes will not be treated as a vote “for” or “against” the ratification or approval and therefore will have no effect on the vote.

In the case of the proposal to approve the Amended and Restated NYSE Euronext Omnibus Incentive Plan, under Delaware law, only votes cast “for” or “against” the approval will be considered; abstentions and broker non-votes will not be treated as a vote “for” or “against” the approval and therefore will have no effect on the vote. However, under NYSE rules, abstentions will be treated as a vote cast on the proposal and will have the effect of a vote against the approval of the proposal.

In the case of the two management proposals relating to the amendment of our Charter, abstentions and broker non-votes will have the effect of a vote against the proposals.

What are the voting and ownership limitations?

Our Charter places certain ownership and voting limits on the holders of our common stock. Capitalized terms used below are defined in Annex A to this proxy statement. Under our Charter:

•

no Person (either alone or together with its Related Persons) may beneficially own shares of our common stock representing in the aggregate more than 20% of the total number of votes entitled to be cast on any matter; and

•

no Person (either alone or together with its Related Persons) shall be entitled to vote or cause the voting of shares of our common stock representing in the aggregate more than 10% of the total number of votes entitled to be cast on any matter, and no Person (either alone or together with its Related Persons) may acquire the ability to vote more than 10% of the total number of votes entitled to be cast on any matter by virtue of agreements entered into by other persons not to vote shares of our outstanding capital stock.

In the event that a Person, either alone or together with its Related Persons, beneficially owns shares of our common stock representing more than 20% of the total number of votes entitled to be cast on any matter, such Person and its Related Persons shall be obligated to sell promptly, and NYSE Euronext shall be obligated to purchase promptly, at a price equal to the par value of such shares of stock and to the extent that funds are legally available for such purchase, that number of shares of our common stock necessary so that such Person, together with its Related Persons, shall beneficially own shares of our common stock representing in the aggregate no more than 20% of the total number of votes entitled to be cast on any matter, after taking into account that such repurchased shares shall become treasury shares and shall no longer be deemed to be outstanding.

In the event that a Person, either alone or together with its Related Persons, possesses more than 10% of the total number of votes entitled to be cast on any matter (including if it possesses this voting power by virtue of agreements entered into by other persons not to vote shares of our outstanding capital stock), then such Person, either alone or together with its Related Persons, will not be entitled to vote or cause the voting of these shares of our capital stock to the extent that such shares represent in the aggregate more than 10% of the total number of votes entitled to be cast on any matter, and NYSE Euronext shall disregard any such votes purported to be cast in excess of this percentage.

The voting limitations do not apply to a solicitation of a revocable proxy by or on behalf of NYSE Euronext or by any officer or director of NYSE Euronext acting on behalf of NYSE Euronext or to a solicitation of a revocable proxy by a NYSE Euronext stockholder in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This exception, however, does not apply to certain solicitations by a stockholder pursuant to Rule 14a-2(b)(2) under the Exchange Act, which permits a solicitation made otherwise than on behalf of NYSE Euronext where the total number of persons solicited is not more than ten.

Our Board of Directors may waive the provisions regarding ownership and voting limits by a resolution expressly permitting this ownership or voting (which resolution must be filed with and approved by the Securities and Exchange Commission (the “SEC”) and all required European regulators prior to being effective), subject to a determination of the Board that:

•	the acquisition of such shares and the exercise of such voting rights, as applicable, by such Person, either alone or together with its Related Persons, will not impair:

(i)	the ability of NYSE Euronext or NYSE Group, Inc. (“NYSE Group”) or the NYSE, NYSE Market, Inc. (“NYSE Market”), NYSE Regulation, Inc. (“NYSE Regulation”), NYSE Arca, LLC., NYSE Arca, Inc., NYSE Arca Equities, Inc. or NYSE MKT LLC (together, the “U.S. regulated subsidiaries”) to discharge their respective responsibilities under the Exchange Act and the rules and regulations thereunder;

(ii)	the ability of NYSE Euronext, Euronext N.V. (“Euronext”) or the European market subsidiaries to discharge their respective responsibilities under European exchange regulations; or

(iii)	the ability of the SEC to enforce the Exchange Act or the ability of European regulators to enforce European exchange regulations;

•

the acquisition of such shares and the exercise of such voting rights, as applicable, is otherwise in the best interests of NYSE Euronext, its stockholders, its U.S. regulated subsidiaries and its European market subsidiaries;

•

neither the Person obtaining the waiver nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) if such Person is seeking to obtain a waiver above the 20% level;

•

neither the Person obtaining the waiver nor any of its Related Persons has been determined by a European regulator to be in violation of the laws or regulations adopted in accordance with the European Directive on Markets in Financial Instruments applicable to any European market subsidiary requiring such person to act fairly, honestly and professionally, if such person is seeking to obtain a waiver above the 20% level;

•

for so long as NYSE Euronext directly or indirectly controls NYSE Arca, Inc. or NYSE Arca Equities, Inc., or any facility of NYSE Arca, Inc., neither the Person requesting the waiver nor any of its Related Persons is an equity trading permit holder, an option trading permit (“OTP”) holder or an OTP firm if such Person is seeking to obtain a waiver above the 20% level; and

•

for so long as NYSE Euronext directly or indirectly controls the NYSE, NYSE Market or NYSE MKT LLC, neither the Person requesting the waiver nor any of its Related Persons is a member or member organization of the NYSE, with respect to NYSE or NYSE Market, or a member (as defined in Sections 3(a)(3)(A)(i), (ii), (iii) and (iv) of the Exchange Act) with respect to NYSE MKT LLC, if such person is seeking to obtain a waiver above the 20% level.

In making these determinations, our Board of Directors may impose conditions and restrictions on the relevant stockholder or its Related Persons that it deems necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act, the European exchange regulations and the governance of NYSE Euronext.

For purposes of these provisions, a “European market subsidiary” means a “market operator,” as defined by the European Directive on Markets in Financial Instruments, that:

•	was owned by Euronext on April 4, 2007 and continues to be owned by NYSE Euronext; or

•

is acquired by Euronext after April 4, 2007 (provided that in this case, the acquisition of the market operator shall have been approved by our Board of Directors and the jurisdiction in which such market operator operates is represented in the Euronext College of Regulators).

Our Charter also provides that our Board of Directors has the right to require any Person and its Related Persons that our Board reasonably believes to be subject to the voting or ownership restrictions summarized above, and any stockholder (including Related Persons) that at any time beneficially owns 5% or more of our outstanding capital stock, to provide to us, upon our Board’s request, complete information as to all shares of our capital stock that such stockholder beneficially owns, as well as any other information relating to the applicability to such stockholder of the voting and ownership requirements outlined above.

If you are a Related Person with another holder of our common stock where either: (i) you (either alone or with your Related Person) may vote shares of common stock representing more than 10% of the then outstanding shares entitled to vote at the Annual Meeting, or (ii) you have entered into an agreement not to vote shares of our common stock, the effect of which agreement would be to enable any Person, either alone or with its Related Persons, to vote or cause the voting of shares of our common stock that represent in the aggregate more than 10% of the then outstanding votes entitled to be cast at the Annual Meeting, then please so notify the Company by either including that information (including each Related Person’s complete name) on your proxy card or by contacting the corporate secretary by mail at NYSE Euronext, 11 Wall Street, New York, New York 10005, or by phone at +1 (212) 656-3000.

Who pays for the expenses of this proxy solicitation?

We will bear the cost of soliciting proxies. Our directors, officers and employees may solicit proxies on behalf of the Board through regular and electronic mail, telephone, fax and personal contact. MacKenzie Partners, Inc. has been retained to assist in soliciting proxies at a fee of $40,000, plus distribution costs and other expenses. Directors, officers and employees of the Company will receive no additional compensation for soliciting proxies. We will reimburse certain brokerage firms, banks, custodians and other fiduciaries for the reasonable mailing and other expenses they incur in forwarding proxy materials to the beneficial owners of our stock that those brokerage firms, banks, custodians and fiduciaries hold of record.

Where can I find more information about NYSE Euronext?

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at www.nyx.com and, in the case of SEC filings, also on the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our annual report on Form 10-K for the fiscal year ended December 31, 2012, without charge to any stockholder upon written or oral request to our Investor Relations Department at NYSE Euronext, 11 Wall Street, New York, New York 10005, +1 (212) 656-5700 or InvestorRelations@nyx.com.

Consent to Electronic Delivery of Annual Meeting Materials

This proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2012 are available on our website at www.nyx.com under the heading Investor Relations—Financial Reports—Annual Reports. You can save our postage and printing expense by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a stockholder of record, you may sign up for this service at www.proxyvote.com. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our proxy statement and our Form 10-K are sent to multiple stockholders sharing the same address. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department at NYSE Euronext, 11 Wall Street, New York, New York 10005, +1 (212) 656-5700 or InvestorRelations@nyx.com. If you wish to receive separate copies of the proxy statement and our Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact our Investor Relations Department at the above address and phone number.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

Board of Directors

Under our Charter and Bylaws, only our Board of Directors may set the number of directors who may serve on the Board at any time. Our Board of Directors currently consists of 16 directors and following the Annual Meeting is expected to consist of 16 directors.

At each annual meeting of stockholders, all directors are elected for a one-year term expiring at the next annual meeting of stockholders. Each director will hold office until the director’s successor has been elected and qualified or until the director’s earlier resignation or removal. Currently, the Board of Directors consists of Jan-Michiel Hessels (Chairman), Marshall N. Carter (Deputy Chairman), Duncan L. Niederauer (Chief Executive Officer), Dominique Cerutti (President & Deputy Chief Executive Officer), André Bergen, Ellyn L. Brown, Patricia M. Cloherty, Sir George Cox, Sylvain Hefes, Duncan M. McFarland, James J. McNulty, Luís Maria Viana Palha da Silva, Robert G. Scott, Jackson P. Tai, Rijnhard van Tets and Sir Brian Williamson.

2013 Annual Meeting

The Board proposes the election of the persons named below under Nominees for Election to the Board of Directors as directors to hold office for a one-year term expiring at the annual meeting of stockholders to be held in 2014.

If you sign the enclosed proxy card and return it to NYSE Euronext or submit your proxy by touch-tone telephone or via the Internet, your proxy will be voted in favor of our 16 director nominees, for one-year terms expiring at the annual meeting of stockholders to be held in 2014, unless you specifically indicate that you are voting against one or more of those nominees.

Fifteen of the 16 nominees are current directors of NYSE Euronext, and all of the nominees other than Luís Maria Viana Palha da Silva and Lawrence E. Leibowitz were elected at the annual meeting of stockholders of NYSE Euronext on April 26, 2012. On July 31, 2012, the Board of Directors of NYSE Euronext appointed Mr. Palha da Silva to join the Board. Mr. Leibowitz is being nominated for election at the Annual Meeting. All of the nominees have been recommended for re-election (or, in the cases of Mr. Palha da Silva and Mr. Leibowitz, for election) by our Nominating and Governance Committee and approved and nominated for re-election (or, in the cases of Mr. Palha da Silva and Mr. Leibowitz, for election) by the Board of Directors. Mr. Palha da Silva’s appointment to the Board in 2012 was subject to regulatory approval, which has been granted. Even if elected at the Annual Meeting, Mr. Leibowitz’s service on the Board will be subject to regulatory approval. For more information on the regulatory approval requirement, see Corporate Governance—Requirements for Directors. All nominees have agreed to serve on the Board of Directors if they are elected. If any nominee is unable (or for whatever reason declines) to stand for election at the Annual Meeting, proxies will be voted in favor of such other person or persons who are recommended by the Nominating and Governance Committee and designated by the Board of Directors, or else the size of the Board of Directors will be reduced.

The Board has determined, upon the recommendation of the Nominating and Governance Committee, and in accordance with our Corporate Governance Guidelines and our Director Independence Policy, that all of our director nominees are “independent” within the meaning of the rules of the NYSE and our Director Independence Policy and have no material relationship with NYSE Euronext, its subsidiaries or its management (either directly or as a partner, stockholder or officer of an organization that has a relationship with NYSE Euronext), with the exception of Mr. Niederauer, our chief executive officer, Mr. Cerutti, our president and deputy chief executive officer, and Mr. Leibowitz, our chief operating officer. For more information on the Board of Director’s independence determination, see Corporate Governance—Director Independence.

Additional information, including information concerning the operation of our Board as well as the security ownership and compensation of our directors, is included below in this proxy statement under Corporate Governance—Compensation of Directors and Security Ownership of Certain Beneficial Owners and Management.

Nominees for Election to the Board of Directors

As discussed below under Corporate Governance—Board Meetings and Committees—Nominating and Governance Committee, the Nominating and Governance Committee selects director candidates on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, previous board or top-level management/leadership experience and ability to make independent analytical inquiries, among other things.

The Nominating and Governance Committee believes that director candidates must have:

•	the experience and analytic skills necessary to gain a basic understanding of:

•	the principal operational, financial and strategic objectives and plans of NYSE Euronext,

•	the position of NYSE Euronext and its business segments relative to its competitors,

•	the results of operations and financial condition of NYSE Euronext and of any significant subsidiaries or business segments, and

•	the regulatory functions of the exchanges operated by NYSE Euronext;

•	a perspective that will enhance the Board’s strategic discussions;

•	the highest personal and professional ethics;

•	diversity of personal, professional and cultural experience; and

•	the commitment and capability of devoting adequate time to Board duties and availability to attend Board and committee meetings.

In addition to the requirements described under Corporate Governance—Requirements for Directors and Corporate Governance—Director Independence, our Bylaws require that in any election of directors, the nominees who shall be elected to the Board shall be nominees who receive the highest number of votes such that, immediately after such election, (i) U.S. persons as of such election shall constitute at least half, but no more than the smallest number of directors that will constitute a majority, of the directors on the Board and (ii) European persons as of such election shall constitute the remainder of the directors on the Board.

A number of our Board nominees have experience as directors of the various predecessor exchanges and companies that now comprise NYSE Euronext. In addition, each of our Board nominees possesses specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to the conclusion that such person should serve as a director of NYSE Euronext, in light of our business and structure.

Set forth below are the name, principal occupation and certain biographical information, including specific experience, qualifications, attributes or skills, for each of the nominees for election to the Board of Directors to hold office for a one-year term expiring at the 2014 annual meeting of stockholders:

Jan-Michiel Hessels

Mr. Hessels, age 70, is the chairman of the NYSE Euronext Board of Directors. He served as chairman of the supervisory board of Euronext since its creation in September 2000 until the merger of Euronext and NYSE Group. Before that, he was a member of the supervisory board of the Amsterdam Exchange since its creation in 1997 until 2000. He was the chief executive officer of Royal Vendex KBB from 1990 to 2000 and served on the supervisory boards of Royal Vopak N.V. (the Netherlands)

from 1999 to 2005, Laurus N.V. (the Netherlands) from 1998 to 2004, Barnes & Noble.com Inc. from 1999 to 2003, Yule Catto from 1991 to 1998, Dillards Department Stores Inc. from 1990 to 1998 and Schiphol Group N.V. (the Netherlands) from 1993 to May 2006. Mr. Hessels was a member of the supervisory board of Fortis N.V. (the Netherlands/Belgium) from 2001 to February 2009. Mr. Hessels was chairman of SC Johnson Europlant N.V. (the Netherlands) from October 2004 to December 2009 and chairman of the board of Royal Philips Electronics N.V. (the Netherlands) from 2008 to 2011 and Heineken N.V. (the Netherlands) from 2001 to 2012. In August 2011, Mr. Hessels was appointed to serve as chairman of the supervisory board of Royal Boskalis Westminster N.V. (the Netherlands). He serves on the boards of Euronext Amsterdam N.V. (a subsidiary of Euronext) and SC Johnson & Son, Inc. In addition, he chairs the board of the Netherlands Committee for Economic Policy Analysis.

Mr. Hessels’ significant experience as a leader of NYSE Euronext and our predecessor organizations makes him qualified to understand our business, our competitors and our opportunities. In addition, Mr. Hessels’ diverse professional experience as a chairman and director of a number of international public corporations, managerial experience as a chief executive officer, considerable international business experience and accomplishments in the fields of finance and economics allow him to bring a strategic point of view to the Board. These are the qualities that led the Nominating and Governance Committee to the conclusion that Mr. Hessels should serve as a director of NYSE Euronext.

Marshall N. Carter	Mr. Carter, age 72, is the deputy chairman of the NYSE Euronext Board. Mr. Carter served on the board of NYSE Group from November 2003 and as chairman of that board from April 2005 until the merger of NYSE Group and Euronext. Mr. Carter has also served as a director of NYSE Liffe U.S. since November 2008. Mr. Carter is the former chairman and chief executive officer of the State Street Bank and Trust Company, and of its holding company, State Street Corporation (United States), a position in which he served from 1992 until his retirement in 2001. Mr. Carter formerly served as a director of Honeywell International, Inc. (United States) from 1997 to 2005 and was the chairman of the Board of Trustees of the Boston Medical Center from 2001 to 2009. He also served in Vietnam as a Marine Corps infantry officer. Mr. Carter was most recently a lecturer in leadership and management at the Sloan School of Management at Massachusetts Institute of Technology and Harvard’s Kennedy School of Government.

The specific experience, qualifications, attributes and skills that the Nominating and Governance Committee considered in concluding that Mr. Carter should serve as a director of NYSE Euronext include his extensive experience as the chief executive of a major banking and financial services organization, chairman and director of a number of major organizations, distinguished contribution to academia in the fields of business and government and significant experience as a leader of NYSE Euronext and our predecessor organizations. These qualities demonstrate Mr. Carter’s experience and analytic skills that allow him to understand the complexities of our business and bring a unique direction to the Board’s strategic discussions.

André Bergen

Mr. Bergen, age 62, has served as a director of NYSE Euronext since April 2010 and has been a director of Euronext N.V. and Recticel N.V. since 2011. Mr. Bergen served as chief executive officer of KBC Bank from 2003 to 2006 and as chief executive officer of KBC Group from 2006 until his retirement in 2009. Prior to his position with KBC Bank, Mr. Bergen was chief financial and administrative officer of

Agfa-Gevaert Group. During his career, Mr. Bergen has taught at different universities in Belgium and abroad. Mr. Bergen also held various positions at Generale Bank from 1982 to 1999. Mr. Bergen is a member of the boards of Cofinimmo S.A. (Belgium), Ahlers N.V. (Belgium), NIBC Bank (the Netherlands), and the King Baudouin Foundation, a director of Sapient Investment Managers (Cyprus), and is a former member of the board of the Flemish Employers Association.

Mr. Bergen’s significant experience as the chief executive of a major banking and financial services organization in addition to his managerial experience and other leadership roles at major corporations, distinguished contributions to academia and dedication to public service are the specific experiences, qualifications, attributes and skills that the Nominating and Governance Committee considered in concluding that Mr. Bergen should serve as a director of NYSE Euronext. These qualities enable him to understand our operations and strategic objectives and enhance the Board’s strategic decision-making function.

Ellyn L. Brown	Ms. Brown, age 63, has served as a director of NYSE Euronext and its predecessors since April 2005. She is also chair of the board of NYSE Regulation and served on the Board of Governors of the Financial Industry Regulatory Authority (“FINRA”) from 2007 to 2012. She is a director and serves as a member of the compensation committee of the Walter Investment Management Corporation, a publicly traded REIT. In May 2012, Ms. Brown was elected to the board of CNO Financial Group, Inc. Ms. Brown practiced corporate and securities law from 1980 until her retirement in 2010, most recently as principal of Brown & Associates, and has taught securities law at Villanova University and the University of Maryland. She served as a trustee of the Financial Accounting Foundation (parent of the Financial Accounting Standards Board and Government Accounting Standards Board) from 2006-2011. She was an FAF board member until December 31, 2011. Ms. Brown served as Maryland’s Securities Commissioner from 1987 to 1992, and later was a member of the boards of the National Association of Securities Dealers Regulation and the Certified Financial Planner Board of Standards. Ms. Brown also has served on the boards of a number of not-for-profit entities, including the Baltimore Symphony Orchestra Association.

The Nominating and Governance Committee considered Ms. Brown’s considerable experience in the field of securities regulation, including as a member of several professional standards boards and regulatory bodies and as a securities and corporate lawyer, her distinguished contribution to academia in the field of law and her dedication to public service, in concluding that she should serve as a director of NYSE Euronext. Such experience and qualifications allow her to understand the regulatory functions of the exchanges that we operate and demonstrate her commitment to our industry.

Dominique Cerutti	Mr. Cerutti, age 52, has served as a director of NYSE Euronext since April 2011. He joined NYSE Euronext on December 15, 2009 and has served as our president and deputy chief executive officer and head of Global Technology since January 2010. Mr. Cerutti served as General Manager of IBM Southwest Europe from 2005 until 2009. In his role as General Manager, Mr. Cerutti led all of IBM’s business operations, had full profit and loss responsibility and ensured risk management, compliance and business controls across IBM’s business units in southern and western Europe. Previously, Mr. Cerutti was General Manager of IBM’s Global Services in Europe, Middle East & Africa from 2003 until 2005.

Mr. Cerutti’s considerable experience in leading the business operations of a global technology company and his current position as our deputy chief executive officer led the Nominating and Governance Committee to conclude that Mr. Cerutti would contribute a thorough understanding of the specific operational and business challenges and opportunities facing global technology companies and therefore should serve on the Board of Directors.

Sir George Cox	Sir George, age 72, has served as a director of NYSE Euronext and its predecessors since April 2002. Prior to that, he was a senior independent director of London International Financial Futures & Options Exchange (United Kingdom) (“LIFFE”) from 1999 until the acquisition of LIFFE by Euronext in 2002. He was director general of the Institute of Directors, an organization representing individual company directors in the United Kingdom, from 1999 to 2004, and director of Enterprise Insight (United Kingdom) from 2000 to 2005. Sir George also served as chairman of the Design Council, the United Kingdom’s national strategic body for design, served as a senior independent director of Bradford & Bingley (United Kingdom) and served as a trustee of VSO. He is a non-executive director of Shorts Ltd (United Kingdom), the president of the Royal College of Speech and Language Therapists, the chairman of Merlin (Medical Emergency Relief International) USA, Chair of Council and Pro Chancellor of Warwick University and the president of the Institution of Engineering Designers.

Sir George’s significant experience as a leader of NYSE Euronext and our predecessor organizations, particularly in our derivatives business, of which he had been a leader since the 1990s, allows him to understand our various business segments, our technology, our markets and our strategic objectives. In addition, Sir George’s diverse background as a chairman and director of a number of major organizations, his distinguished contributions to academia and his dedication to public service provide a perspective that enhances the Board’s strategic discussions. The Nominating and Governance Committee considered these attributes and skills in reaching its conclusion that Sir George should serve as a director of NYSE Euronext.

Sylvain Hefes	Mr. Hefes, age 60, has served as a director of NYSE Euronext since April 2007. He joined NM Rothschild & Sons Ltd. (United Kingdom) in 2005 where he serves as senior advisor. Prior to this time, Mr. Hefes was head of European Wealth Management at The Goldman Sachs Group, Inc. (United States), where he became a partner in 1992 and served as head of the firm’s Paris office and eventually all of the firm’s private banking business in Europe. Mr. Hefes currently serves as a member of the supervisory board of Paris Orléans (France), and as a director of Rothschild Continuation Holdings AG (Switzerland).

The Nominating and Governance Committee considered Mr. Hefes’ senior leadership roles at major banking and financial services organizations throughout Europe in concluding that he is able to understand the position of NYSE Euronext and our various business segments relative to our competitors, particularly on an international scale. It is this international perspective, in addition to Mr. Hefes’ diverse professional and managerial experience as a senior partner, chairman and director of a number of major organizations that led the Nominating and Governance Committee to conclude that Mr. Hefes would contribute to the Board’s strategic vision and therefore should serve as a director of NYSE Euronext.

Lawrence E. Leibowitz	Mr. Leibowitz, age 52, has been chief operating officer of NYSE Euronext since 2010. In this capacity, he is responsible for operations management, global cash execution and global listings. He previously served as group executive vice president and head of U.S. Execution and Global Technology from 2007 until 2009. He joined NYSE Euronext in 2007, having served as managing director and chief operating officer, Americas Equities, at UBS Investment Bank. Prior to joining UBS in 2004, Mr. Leibowitz held the position of executive vice president, co-head of Schwab Capital Markets, the trading and execution arm of Schwab. He has served on many industry boards and committees, among them the Market Structure Committee of the former Securities Industry Association (now SIFMA).

In concluding that Mr. Leibowitz should serve as a director of NYSE Euronext, the Nominating and Governance Committee considered Mr. Leibowitz’s current position as chief operating officer, his previous leadership roles before joining NYSE Euronext and his service on various industry boards and committees. Based on these experiences, qualifications and skills, the committee concluded that Mr. Leibowitz would contribute a comprehensive knowledge of our operations and resource management, which would enhance the overall understanding of the Board of Directors.

Duncan M. McFarland	Mr. McFarland, age 69, has served as a director of NYSE Euronext and its predecessors since June 2006. He retired in June 2004 as the chairman and chief executive officer of Wellington Management Company (United States), one of the largest global, independent investment managers, after a career of nearly 40 years. He currently serves on the boards of two public companies, The Asia Pacific Fund, Inc. (United States) and Gannett Co., Inc. (United States). He also serves on the board of a private company, Via Science, Inc. Mr. McFarland formerly served as a trustee of the Financial Accounting Foundation (parent of the Financial Accounting Standards Board) and the Clancil Foundation. Mr. McFarland also currently serves as a trustee of the Bromley Charitable Trust and RARE, Inc., a global environmental organization. He is also a director of New Profit, Inc., a non-government organization that primarily serves inner-city constituencies and at Panthera, a non-governmental organization dedicated to preserving cats in the wild.

Mr. McFarland’s extensive experience as the chairman and chief executive of a global financial services organization, as a trustee of a financial accounting standards body and as a director of major public companies, including service as the chairman of the executive compensation committee of Gannett, coupled with Mr. McFarland’s dedication to public service were particular experiences, qualifications and traits that the Nominating and Governance Committee considered in concluding that Mr. McFarland is qualified to understand our results of operations and financial condition, as well as those of our significant business segments, and to add significantly to the Board’s decision-making processes.

James J. McNulty

Mr. McNulty, age 61, has served as a director of NYSE Euronext and its predecessors since December 2005. Mr. McNulty is also the chairman of the board of directors of NYSE Liffe U.S. He served as a director of Archipelago Holdings LLC (United States) from August 2004 to March 2006. Mr. McNulty retired from the Chicago Mercantile Exchange where he served as president and chief executive officer from February 2000 to December 2003 and of Chicago Mercantile Exchange Holdings Inc. from August 2001 to December 2003. He also served as a director on both entities’ boards during that period. Prior to joining the Chicago Mercantile Exchange, he served as managing director and co-head of the Corporate Analysis and Structuring

Team in the Corporate Finance Division at Warburg Dillon Read, an investment banking firm now known as UBS Warburg and as General Partner with O’Connor & Associates. Mr. McNulty served as the senior independent director of ICAP plc until his retirement in September 2010. He currently serves on the advisory board of Marvin & Palmer Associates.

Mr. McNulty’s significant experience as a leader of NYSE Euronext and our predecessor organizations as well as his leadership roles with other organizations that operate exchanges, his managerial experience as a chief executive officer and a director and his extensive experience as an investment banker with a global financial services firm led the Nominating and Governance Committee to conclude that he would be able to add unique insight into the position of our company relative to its peers and to guide NYSE Euronext to achieve its operational, financial and strategic goals. The committee therefore concluded that Mr. McNulty should serve as a member of the Board of Directors.

Duncan L. Niederauer	Mr. Niederauer, age 53, has served as chief executive officer and a director of NYSE Euronext since December 2007 and has served as a member of the Company’s management committee since April 2007. Mr. Niederauer also serves on the board of NYSE Group. Mr. Niederauer was previously a partner at The Goldman Sachs Group, Inc. (United States) where he held many positions, among them co-head of the Equities Division Execution Services franchise. His career at Goldman spanned 22 years. From March 2002 until February 2004, Mr. Niederauer also served on the board of managers of Archipelago Holdings, LLC (United States). Mr. Niederauer also serves on the board of trustees of Colgate University. Mr. Niederauer’s current memberships include the G100, the British-American Business Council International Advisory Committee, the Partnership for New York City, the Committee Encouraging Corporate Philanthropy, the Shanghai International Financial Advisory Committee, the Museum of American Finance and Fundacao Dom Cabral in Brazil.

In concluding that Mr. Niederauer should serve as a director of NYSE Euronext, the Nominating and Governance Committee considered Mr. Niederauer’s current position as chief executive officer, as well as his leadership role as a member of the board of managers of one of our predecessor organizations and as a senior leader of the execution and clearing businesses of a global financial services firm. Based on these experiences, qualifications and skills, the committee concluded that Mr. Niederauer would contribute a comprehensive knowledge of our business and the challenges and opportunities that we face and would provide a strategic vision for the Board of Directors to achieve our goals.

Luís Maria Viana Palha da Silva

Mr. Palha da Silva, age 57, has served as a director of NYSE Euronext since August 2012. Mr. Palha da Silva served as CEO and CFO of Jerónimo Martins, SGPS, SA, an NYSE Euronext Lisbon listed company, from 2004 until 2010. Since July 2012, he has served as Deputy CEO and Executive Director of Galp Energia, SGPS, SA, an NYSE Euronext Lisbon listed company. Since April 2012, he has also served as a non-executive board member of Jerónimo Martins and head of the corporate governance committee. Prior to his positions with Galp Energia and Jerónimo Martins, Mr. Palha da Silva served as head of strategic planning and subsequently CFO at CIMPOR—Cimentos de Portugal. Mr. Palha da Silva also served as Secretary of State for Trade for the Government of Portugal from 1992-1995 and prior to that he served as CFO of COVINA, Companhia Vidreira Nacional. Mr. Palha da Silva is

currently chairman of the Portuguese Capital Markets Issuers Association (AEM), a member of the forum for SME of CMVM (Portuguese Securities Market Commission), and a member of the strategic advisory board of the School of Economics and Management – Universidade Católica Portuguesa.

Mr. Palha da Silva’s extensive experience as a chief executive and chief financial officer of publicly listed companies in Europe, in addition to his experience in the Portuguese government and capital markets, led the Nominating and Governance Committee to conclude that Mr. Palha da Silva would contribute a thorough understanding of our financial and economic climate, particularly on an international level, to the Board of Directors and therefore should serve as a director of our company.

Robert G. Scott	Mr. Scott, age 67, has served as a director of NYSE Euronext since February 2010. Mr. Scott was president, chief operating officer and a director of Morgan Stanley until December 2003 and continues as an advisory director of the company. Mr. Scott was named chief financial officer of Morgan Stanley Dean Witter at the time of the merger between Morgan Stanley and Dean Witter and became president and chief operating officer in 2001. Mr. Scott joined Morgan Stanley in 1970 and became a managing director in 1979. Prior to the merger, Mr. Scott held a number of positions with worldwide responsibility, including director of investment banking from 1994 to 1996, director of corporate finance from 1992 to 1994 and director of capital market services from 1985 to 1992. Mr. Scott is a trustee of Williams College and a former member of the advisory council of the Stanford University Graduate School of Business. Mr. Scott is currently non-executive chairman of the board of Genpact, a publicly traded business process outsourcing company located in India, and a member of the board of trustees of New York Presbyterian Hospital. Mr. Scott is a trustee of the Naples Children and Educational Foundation. Mr. Scott is a former executive vice president of the Greater New York Council of the Boy Scouts of America (1992 to 2004) and was a director of Archipelago Holdings, Inc., an electronic stock exchange that merged with NYSE in 2006. He is a former trustee of the Japan Society, former chairman of the American Museum of Fly Fishing and a former trustee and chairman (1984 to 2004) of The Seeing Eye, Inc.

The Nominating and Governance Committee believes that Mr. Scott’s diverse professional experience as a president, chief operating officer and chief financial officer of a global financial services firm, his leadership roles as a director of one of our predecessor organizations and as a director of a major international public company, his distinguished contributions to academia and his dedication to public service demonstrate his ability to understand our business and add a perspective that will enhance the Board’s strategic discussions. It is for these reasons that the committee concluded that Mr. Scott should serve on the Board of Directors.

Jackson P. Tai

Mr. Tai, age 62, has served as a director of NYSE Euronext since April 2010. Mr. Tai served as chief executive officer and vice chairman of DBS Group Holdings Ltd. and DBS Bank Ltd. from June 2002 to December 2007. He joined DBS as chief financial officer in July 1999 and was appointed president and chief operating officer in 2001. Prior to his eight years of service with DBS in Singapore, he served 25 years with J.P. Morgan & Co. as a managing director in the Investment Banking Division, holding management positions in New York, Tokyo and San Francisco. In September 2011, Mr. Tai was appointed to the board of Singapore Airlines. Mr. Tai has been a director of The Bank of China Ltd. and a member of the Supervisory Board of Royal Philips Electronics N.V. since March 2011. Mr. Tai has been a director of privately-held

Brookstone Inc. since August 2008 and non-executive chairman since February 2009. Tai has been a director of MasterCard Incorporated since September 2008. Mr. Tai is a trustee of Rensselaer Polytechnic Institute, a member of the Harvard Business School Asia Pacific Advisory Board and a member of the Merlin USA Board. Previously, Mr. Tai was a director of CapitaLand Ltd. from November 2000 to April 2011 and was a member of the supervisory board of ING Groep NV from April 2008 to January 2011. Mr. Tai was also member of the Bloomberg Asia Pacific Advisory Board from 2006 to 2010, non-executive vice chairman of The Islamic Bank of Asia, Limited from 2006 to 2008, and a director of Singapore Telecommunications Ltd. from 2000 to 2006.

Mr. Tai’s global experience as the chief executive of a major banking and financial services organization, senior leader of a global investment bank, director of major international public companies, coupled with his deep knowledge of the business, banking and financial services climates in Asia and his dedication to academia are the specific experiences, qualifications, attributes and skills that the Nominating and Governance Committee considered in concluding that Mr. Tai should serve as a director of NYSE Euronext. These qualities enable him to understand our operations and strategic objectives, particularly on an international level.

Rijnhard van Tets	Mr. van Tets, age 65, has served as a director of NYSE Euronext and its predecessors since May 2003 and serves as the chairman of Euronext. Mr. van Tets is a managing director at Laaken Asset Management N.V. and previously served as an advisor to the managing board of ABN AMRO Bank N.V. (the Netherlands) until May 2007 and as chairman of the board of Wegener, N.V. until 2007. Mr. van Tets was vice-chairman of the Amsterdam Stock Exchange Association from 1988 to 1989 and a director of Euroclear from 1994 to 1999. Mr. van Tets served as a member of the supervisory board of Reliant Energy N.V. (the Netherlands) from 2000 to 2003 and as a member of the board of Stichting Holland Casino (the Netherlands) from 2000 to 2004. He is the chairman of the supervisory board of Arcadis (the Netherlands) and also a member of the supervisory boards of I.F.F. Holding B.V. (the Netherlands) and Petrofac Ltd. (United Kingdom), chairman of the supervisory board of Euronext Amsterdam N.V. (a subsidiary of Euronext), chairman of the investment committee of Verenigd Bezit (the Netherlands) and chairman of the board of Stichting Administratiekantoor Buhrmann N.V. (the Netherlands). He retired as chairman of the board of Equity Trust Holdings S.A.R.L. (Luxembourg) in January 2011.

The Nominating and Governance Committee has considered Mr. van Tets’ substantial experience as a leader of NYSE Euronext and our predecessor organizations, as well as his extensive experience in international business as a managing director and partner of an asset management company and chairman and director of a number of global companies. This diversity of professional experiences and significant knowledge of our worldwide business led the committee to conclude that Mr. van Tets would add a valuable perspective to Board discussions and should therefore serve on the Board of Directors.

Sir Brian Williamson

Sir Brian, age 68, has served as a director of NYSE Euronext and its predecessors since April 2002. Sir Brian is also a director of NYSE Liffe U.S. Previously, he was chairman of LIFFE, from 1985 to 1988 and from 1998 to 2003 (after the acquisition of LIFFE by Euronext), member of court of the Bank of Ireland from 1990 to 1999, director of the Financial Services Authority (United Kingdom) from 1986 to 1998, member and chairman of the International Advisory Board of Nasdaq (U.S.) from 1995 to 1998, and governor-at-large of the National Association of Securities Dealers (United States) from

1995 to 1998. He was also chairman of Gerrard Group plc (United Kingdom) from 1989 to 1998, director of Templeton Emerging Markets Investment Trust plc (United Kingdom) from 2002 to 2003, director of Resolution plc (United Kingdom) from 2004 to 2008, director of Climate Exchange plc (United Kingdom) from 2007 to 2010, chairman of Electra Private Equity plc (United Kingdom) from 2000 to 2010 and director of HSBC Holdings plc (United Kingdom) from 2003 to 2012. Currently, Sir Brian is a director of MT Fund Management Ltd (United Kingdom), director of Politeia (United Kingdom), director of Live-Ex Limited (United Kingdom) and a trustee of the Winston Churchill Memorial Trust.

Sir Brian’s exceptional experience in our industry and with our business, particularly his notable experience as a leader of NYSE Euronext and our predecessor organizations in Europe and with the financial services industry regulatory bodies in the United Kingdom and the United States, together with his extensive experience as a chairman and director of asset managers, investment companies and other public companies as well as his dedication to public service led the Nominating and Governance Committee to conclude that Sir Brian would add deep knowledge and understanding of our business and strategic objectives as well as the regulatory environment in which our exchange businesses operate to our Board and therefore should serve as a director of NYSE Euronext.

Board Recommendation

Our Board of Directors unanimously recommends you vote FOR the election of each of the nominees listed above to the Board.

CORPORATE GOVERNANCE

Overview

We have created a governance structure that we believe reflects the highest standards of independence, oversight and transparency. Our Board regularly reviews corporate governance developments and modifies our Corporate Governance Guidelines, committee charters and practices from time to time. The charters of the Audit Committee, the Human Resources and Compensation Committee and the Nominating and Governance Committee, as well as our Corporate Governance Guidelines and the Independence Policy of the NYSE Euronext Board of Directors are available on our website at www.nyx.com under the heading Investor Relations—Corporate Governance—Governance Policies and—Board Committees.

In addition, our Board has adopted a Code of Ethics and Business Conduct that applies to our directors, chief executive officer and chief financial officer, as well as to all other employees, which is also available on our website at www.nyx.com under the heading Investor Relations—Corporate Governance—Governance Policies. Any amendment to the NYSE Euronext Code of Ethics and Business Conduct and any waiver applicable to our directors, executive officers or senior financial officers will be posted on our website within the time period required by the SEC and the NYSE.

Requirements for Directors

Our Charter provides that no person who is subject to any statutory disqualification (as defined under Section 3(a)(39) of the Exchange Act) will be permitted to serve as a director of NYSE Euronext.

Each of our directors must be approved by the Chairs Committee of the College of Euronext Regulators and must pass any “fit and proper” test under applicable European laws or regulations. A finding of “fit and proper” takes into account, among other things, the integrity and competence of the individual. All of our current directors have been approved by the Chairs Committee of the College of Euronext Regulators and have been found to be “fit and proper” under applicable European laws and regulations.

Director Independence

NYSE Euronext common stock is listed on the NYSE as well as Euronext Paris. As a company listed on the NYSE, our Board of Directors must comply with the NYSE corporate governance requirements, including the director independence standards. Those standards require that a majority of our Board of Directors be comprised of directors who have no direct or indirect material relationship with NYSE Euronext. In April 2007, we adopted the Independence Policy of the NYSE Euronext Board of Directors (the “Independence Policy”), which was amended in December 2009 and April 2012. The Independence Policy sets forth the independence requirements that apply to the members of our Board of Directors, which include, and in several respects go beyond, the NYSE corporate governance requirements.

Under our Independence Policy, a director is independent only if the Board of Directors determines that such director does not have any material relationships with NYSE Euronext and its subsidiaries. In making independence determinations, the Board must consider the special responsibilities of a director in light of the fact that NYSE Euronext controls entities that are U.S. self-regulatory organizations and U.S. national securities exchanges subject to the supervision of the SEC, as well as entities that are European securities exchanges subject to the supervision of European regulators. A copy of our Independence Policy is attached to this proxy statement as Annex B and available on our website at www.nyx.com under the heading Investor Relations—Corporate Governance—Governance Policies.

In March 2013, in connection with the Annual Meeting and the election of directors, our Board of Directors reviewed the independence of each director nominee under the standards set forth in our Independence Policy.

The Board considered, among other things, all transactions and relationships between each director or any member of his or her immediate family and NYSE Euronext and its subsidiaries and affiliates, as well as with members, allied members, allied persons, member organizations (as those terms are defined for purposes of the Independence Policy) and issuers of listed securities. The types of transactions and relationships that could be considered include direct commercial, industrial, banking, consulting, legal, accounting and charitable relationships as well as indirect relationships such as serving as a partner or officer, or holding shares, of an organization that has a relationship with NYSE Euronext and its subsidiaries and affiliates.

In March 2013, our full Board affirmatively determined that each of Jan-Michiel Hessels, Marshall N. Carter, André Bergen, Ellyn L. Brown, Patricia M. Cloherty, Sir George Cox, Sylvain Hefes, Duncan M. McFarland, James J. McNulty, Luís Maria Viana Palha da Silva, Robert G. Scott, Jackson P. Tai, Rijnhard van Tets and Sir Brian Williamson were independent.

As part of the independence review undertaken by our Board, our Board of Directors also determined that none of our independent directors had any material relationship with NYSE Euronext or its subsidiaries or management, outside of their directorships on the boards of NYSE Euronext and its subsidiaries. In making its determinations, the Board of Directors considered the various relationships and found them to be immaterial under our Independence Policy. Some of these relationships included Mr. Williamson’s former position as a director of a company with broker-dealer affiliates that are either NYSE, NYSE Arca, Inc. or NYSE MKT LLC members.

Based upon the Board’s independence review, each of our Audit Committee, Human Resources and Compensation Committee and Nominating and Governance Committee is comprised entirely of directors who have been determined to be independent under the NYSE listing standards and our Independence Policy.

Board Meetings and Committees

Our current Board was elected on April 26, 2012, except for Luís Maria Viana Palha da Silva, who was appointed by the Board of Directors to join the Board on July 31, 2012. There were 12 meetings of the Board in 2012. Our independent directors meet regularly in executive session without management participation, as required by the NYSE listing standards. Mr. Hessels has been appointed by the Board as the director presiding at these meetings.

As a matter of Board policy, it is expected that each director will be available to attend substantially all of the meetings of the Board and any committees on which the director serves. Each of our current directors who is being nominated for election attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member in 2012. In addition, our policy is that all directors and nominees should attend annual meetings of stockholders. Each of our current directors who is being nominated for election attended the 2012 annual meeting.

The Board’s standing committees include the following:

Committee	Members		Primary Responsibilities	# of Meetings
Audit	Robert G. Scott (Chair) André Bergen Patricia M. Cloherty Sylvain Hefes(1) Luís Maria Viana Palha da Silva(2) Jackson P. Tai Rijnhard van Tets	•	Oversees the integrity of NYSE Euronext’s consolidated financial statements and internal controls, compliance with legal and regulatory requirements, the process relating to internal risk management and control systems and the NYSE Euronext tax policy.	8
		•	Prepares the audit committee report to stockholders in the Company’s annual proxy statement.

Committee	Members		Primary Responsibilities	# of Meetings
		•	Appoints, oversees the work of, evaluates the qualifications, performance and independence of, determines compensation for and, where appropriate, terminates, replaces or rotates the independent auditor.
		•	Reviews and pre-approves, to the extent required by applicable laws and regulations, the scope and general extent of the independent auditor’s services, the significant audit procedures and the estimated audit fees.
		•	Reviews the independent auditor’s reports and the internal auditor’s reports.
		•	Reviews and approves internal audit plans, recommends changes to the plans and assesses the effectiveness of the internal audit function.
		•	Reviews and discusses with management and the independent auditor the financial statements and their preparation and the adequacy of our internal controls.
		•	Recommends for Board approval the appointment and replacement of the senior internal audit executive, and all matters related to responsibilities, budget and staffing of the internal audit division.
Human Resources and Compensation	James J. McNulty (Chair) Duncan M. McFarland Ricardo Salgado(3) Sylvain Hefes(4) Sir Brian Williamson	•	Reviews human resources policies, including the activities relating to recruitment of management committee members.	7
		•	At the request of the Nominating and Governance Committee, advises and assists the Nominating and Governance Committee in reviewing director compensation and benefits.
		•	Annually reviews, sets and approves corporate goals and objectives relevant to the compensation of the chief executive officer and deputy chief executive officer, and evaluates the performance of the chief executive officer and deputy chief executive officer in light of these goals and objectives, and together with the other independent directors, determines and approves such compensation.
		•	Reviews and makes recommendations to the board with respect to incentive compensation and equity-based plans.
		•	Determines the compensation of senior executives (other than the chief executive officer and deputy chief executive officer).
		•	Reviews and approves certain employment agreements, severance arrangements or change in control agreements.
		•	Reviews and discusses the Compensation Discussion and Analysis section in the proxy statement.
Nominating and Governance	Jan-Michiel Hessels (Chair) Ellyn L. Brown Marshall N. Carter Sylvain Hefes(5) Sir George Cox(6)	•	Identifies and recommends candidates for election to the Board.	8
		•	Receives and reviews recommendations from stockholders or the public in considering candidates for Board membership and annually reviews and recommends to the Board the Candidate Nomination Policy related to such public nominations.

Committee	Members		Primary Responsibilities	# of Meetings
		•	Makes recommendations to the Board with respect to the determination of director independence.
		•	Makes recommendations to the Board with respect to committee chairman and membership appointments.
		•	Reviews and recommends to the Board the compensation and benefits of non-executive directors.
		•	Establishes the appropriate process for and oversees the self-assessment of the Board and oversees the evaluation of management.
Technology	Sir George Cox (Chair) Patricia M. Cloherty Jackson P. Tai Rijnhard van Tets	•	Assesses significant technology opportunities and monitors the progress of special initiatives.	5
		•	Reviews the annual information technology (“IT”) plan and IT budget and monitors the progress of the implementation of the annual IT plan.
		•	Discusses major technology risks and challenges.

(1)	Director served on the committee until September 13, 2012.

(2)	Director served on the committee from September 13, 2012.

(3)	Director served on the committee until April 26, 2012.

(4)	Director served on the committee from September 13, 2012.

(5)	Director served on the committee until September 13, 2012.

(6)	Director served on the committee from September 13, 2012.

Audit Committee

The Audit Committee is composed of six independent directors and operates pursuant to a written charter. Our Audit Committee Charter is available on our website at www.nyx.com under the heading Investor Relations—Corporate Governance—Board Committees. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act.

The Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and that Robert G. Scott is an “audit committee financial expert” within the meaning of the rules of the SEC.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee (“HR&CC”) is composed of four independent directors and operates pursuant to a written charter. Our HR&CC Charter is available on our website at www.nyx.com under the heading Investor Relations—Corporate Governance—Board Committees.

HR&CC Interlocks and Insider Participation

In 2012, our HR&CC consisted of Duncan M. McFarland, James J. McNulty, Ricardo Salgado (until April 26, 2012), Sylvain Hefes (from September 13, 2012) and Sir Brian Williamson. No member of the HR&CC is a current or former officer or employee of NYSE Euronext or any of its subsidiaries, with the exception of Sir Brian Williamson, who resigned as executive chairman of LIFFE, the predecessor of NYSE Liffe, in April 2003. There are no compensation committee interlocks (i.e., situations where an executive officer of NYSE Euronext serves on the board or compensation committee of another company and an executive officer of such company serves on our Board or HR&CC).

Nominating and Governance Committee

The Nominating and Governance Committee is composed of four independent directors and operates pursuant to a written charter. The Nominating and Governance Committee Charter is available on our website at www.nyx.com under the heading Investor Relations—Corporate Governance—Board Committees.

Our Bylaws provide that the Nominating and Governance Committee must be composed of an equal number of U.S. domiciliaries and European domiciliaries.

The Nominating and Governance Committee is responsible for proposing a slate of directors for election by the stockholders. The Nominating and Governance Committee is responsible for proposing persons as candidates for the Board of Directors who, in the opinion of the committee, (i) meet the requirements related to Board composition set forth in the Bylaws, (ii) are committed to serving the best interests of NYSE Euronext and (iii) can discharge the obligations of directors under the NYSE Euronext Charter. As part of this process, the Nominating and Governance Committee reviews each incumbent director’s continued service on the Board of Directors on an annual basis.

The Nominating and Governance Committee considers each nominee on his or her individual merits, taking into account the needs of NYSE Euronext and the composition of the Board of Directors. Members of the Nominating and Governance Committee discuss and evaluate director candidates and may employ outside consultants to help identify director candidates. The Nominating and Governance Committee will consider nominees recommended by stockholders and the public on the same basis as it considers any other candidates.

The Nominating and Governance Committee selects director candidates on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, previous board or top-level management/leadership experience and ability to make independent analytical inquiries. See Election of Directors—Nominees for Election to the Board of Directors. The Nominating and Governance Committee also considers the skill sets and experiences of the existing directors and actively seeks to add directors who would bring additional relevant skill sets and experiences to the Board or would replace skill sets and experience lost through a director’s retirement. Subject to a determination of the Board as set forth in the Independence Policy, directors are required to be independent from listed companies and NYSE, NYSE Arca, Inc. and NYSE MKT LLC members under the Independence Policy established by the Board. At least a majority of the directors also must be independent from the management of NYSE Euronext and its subsidiaries in a manner comparable to the requirements of the NYSE governance standards for listed companies. Among other things, no independent director currently may be, or within the past three years may have been, an employee of NYSE Euronext or its subsidiaries, and independent directors must have no other material relationship with NYSE Euronext and its subsidiaries. In selecting director candidates, NYSE Euronext and its subsidiaries do not discriminate on the basis of race, color, religion, sex, sexual orientation, national origin, age, people with disabilities, marital status, citizenship, genetic predisposition or carrier status or any other characteristic protected by law. Our Candidate Nomination Policy, which contains the criteria for director candidates, is available on our website at www.nyx.com under the heading Investor Relations—Corporate Governance—Governance Policies.

Stockholders and members of the public who wish to submit candidates for consideration should submit them in accordance with the procedures described under Other Matters—Director Nominations and Other Business below.

Technology Committee

The Technology Committee is composed of four directors and operates pursuant to a written charter. The Technology Committee Charter is available on our website at www.nyx.com under the heading Investor Relations—Corporate Governance—Board Committees.

Complaint Procedures for Accounting, Internal Accounting Controls or Auditing Matters

NYSE Euronext has adopted a global whistle-blowing policy to enable anyone who has a good-faith complaint regarding NYSE Euronext’s accounting, internal accounting controls or auditing matters to communicate that complaint directly to the Audit Committee. Employees of NYSE Euronext may do so on a confidential or anonymous basis. Anyone with complaints regarding accounting matters, internal accounting controls or auditing matters may report them to the NYSE Euronext’s chief compliance officer or directly to the Audit Committee by mail to NYSE Euronext, 20 Broad Street, 8th Floor, New York, New York 10005 or by email to ccereporting@nyx.com or through EthicsPoint, a third-party anonymous and confidential reporting website (www.ethicspoint.com) and telephone hotline (provided on the EthicsPoint website).

Policy Regarding Communications with the Chairman, Independent Directors and the Board

We have adopted procedures for communicating with our chairman, independent directors and the Board of Directors as a whole. Any person may communicate in writing to NYSE Euronext’s chief compliance officer, the chairman of our Board of Directors, our independent directors as a group or our Board of Directors via regular mail addressed to NYSE Euronext, 11 Wall Street, New York, New York 10005. You may also send an email directly to the chief compliance officer at ccereporting@nyx.com, to the corporate secretary at corpsecy@nyx.com or to the chairman of the Board of Directors at boardofdirectors@nyx.com. All written submissions that appear to be good faith efforts to communicate with Board members about matters involving the interests of NYSE Euronext and our stockholders are collected and forwarded on a periodic basis to the Board of Directors along with a summary of our actions in response to such submissions. Communications that are not related to a director’s duties and responsibilities as a Board member may be excluded by the Office of Legal and Government Affairs. The directors to whom such information is addressed will be informed that the information has been removed and that it will be made available to such directors upon request. Matters related to regulatory functions of our U.S. securities exchanges are forwarded directly to NYSE Regulation, an indirect not-for-profit subsidiary of NYSE Euronext.

Compensation of Directors

Non-management directors of NYSE Euronext are compensated under our director compensation program, which is reviewed annually by the Nominating and Governance Committee and approved by the Board. The chairman, the deputy chairman and each of the other non-management members of the Board receives an annual fee of $450,000, $250,000 and $150,000, respectively. These fees are paid 50% in cash and 50% in restricted stock units (“RSUs”) granted under the NYSE Euronext Omnibus Incentive Plan, which are vested immediately upon grant. The cash portion generally is paid quarterly in arrears, and the RSUs generally are granted on the annual meeting date. The shares underlying the RSUs are delivered on a director’s retirement, resignation or other termination (other than for cause), unless the director timely elects to receive the shares in five annual installments following such termination. Prior to the delivery of the shares, directors receive dividend equivalents on the RSUs in respect of any cash dividends that our stockholders receive.

The chairman of the Audit Committee receives an additional annual fee of $25,000. The chairman of each of the Nominating and Governance Committee, the Technology Committee and the Human Resources and Compensation Committee, and each member of the Audit Committee, receives an additional annual fee of $10,000. The chairman and deputy chairman of the Board, however, are not eligible for any such additional fees. All such additional annual fees are paid entirely in cash on the same quarterly schedule in arrears as the cash portion of the Board fee.

Our non-management directors are reimbursed for their out-of-pocket travel expenses. In certain cases, as described below, our non-management directors who also serve as directors on the boards of our subsidiaries receive additional compensation for such service. We generally provide our non-U.S. based directors with reimbursement for tax advice and preparation services primarily related to additional tax obligations resulting from their compensation as directors.

The following table contains information about the fees and other compensation paid to the members of the NYSE Euronext Board of Directors in the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
André Bergen(3)	$122,294	$75,000	$8,755	$206,049
Ellyn L. Brown(4)	125,000	75,000	15,786	215,786
Marshall N. Carter(5)	140,000	125,000	27,839	292,839
Patricia M. Cloherty	85,000	75,000	12,644	172,644
Sir George Cox	85,000	75,000	15,953	175,953
Sylvain Hefes	82,500	75,000	15,976	173,476
Jan-Michiel Hessels(6)	234,645	225,000	47,826	507,471
Duncan M. McFarland	75,000	75,000	15,786	165,786
James J. McNulty(7)	135,000	75,000	30,630	240,630
Luís Maria Viana Palha da Silva(8)	24,949	22,449	2,166	49,564
Ricardo Salgado(9)	24,092	—	4,086	28,178
Robert G. Scott	100,000	75,000	8,385	183,385
Jackson P. Tai	85,000	75,000	7,751	167,751
Rijnhard van Tets(10)	133,225	75,000	25,132	233,357
Sir Brian Williamson	90,000	75,000	15,953	180,953

(1)	This column represents the aggregate grant date fair value of RSUs granted to the directors in 2012, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, please see Notes 2 and 9 to the consolidated financial statements included in NYSE Euronext’s 2012 Annual Report on Form 10-K.

(2)	This column includes dividend equivalents, Ernst & Young imputed fees and penalties and interest paid to the non-employee directors on their RSUs as follows:

André Bergen	$7,751
Ellyn L. Brown	15,786
Marshall N. Carter	27,839
Patricia M. Cloherty	12,644
Sir George Cox	14,949
Sylvain Hefes	14,949
Jan-Michiel Hessels	44,845
Duncan M. McFarland	15,786
James J. McNulty	30,630
Luís Maria Viana Palha da Silva	1,166
Ricardo Salgado	3,082
Robert G. Scott	8,385
Jackson P. Tai	7,751
Rijnhard van Tets	14,949
Sir Brian Williamson	14,949

(3)	Fees Earned or Paid in Cash includes a fee of $32,150 paid to Mr. Bergen for his service as a member of the supervisory board of Euronext N.V. and $5,144 paid to Mr. Bergen for his service as chairman of the Euronext N.V. audit committee. These payments reflect the dollar equivalent of the amounts paid in euros, based on $1.286 per euro, which was the average exchange rate for 2012.

(4)	Fees Earned or Paid in Cash includes a fee of $50,000 paid to Ms. Brown for her service on the board of directors of NYSE Regulation.

(5)	Fees Earned or Paid in Cash includes a fee of $15,000 paid to Mr. Carter for his service on the board of directors of NYSE Liffe U.S.

(6)	Fees Earned or Paid in Cash includes a fee of $9,645 paid to Mr. Hessels for his service on the supervisory board of Euronext Amsterdam N.V. This payment reflects the dollar equivalent of the amount paid in euros, based on $1.286 per euro, which was the average exchange rate for 2012.

(7)	Fees Earned or Paid in Cash for Mr. McNulty includes $50,000 for his service as chairman of NYSE Liffe U.S.

(8)	Mr. Palha da Silva joined the NYSE Euronext Board of Directors on September 13, 2012, and his compensation for 2012 was pro-rated accordingly.

(9)	Mr. Salgado resigned from the NYSE Euronext Board of Directors following the 2012 annual meeting, and his compensation for 2012 was pro-rated accordingly.

(10)	Fees Earned or Paid in Cash includes $38,580 for Mr. van Tets’ service as chairman of the Euronext supervisory board and $9,645 for his service as chairman of the supervisory board of Euronext Amsterdam N.V. These payments reflect the dollar equivalent of the amounts paid in euros, based on $1.286 per euro, which was the average exchange rate for 2012.

The following table sets forth the number of outstanding RSUs held by each of our non-employee directors as of December 31, 2012. These RSUs are fully vested, but the shares underlying the RSUs have not yet been delivered.

Name	Number of RSUs Outstanding
André Bergen	7,187
Ellyn L. Brown	13,883
Marshall N. Carter	24,413
Patricia M. Cloherty	11,265
Sir George Cox	13,186
Sylvain Hefes	13,186
Jan-Michiel Hessels	39,555
Duncan M. McFarland	13,883
James J. McNulty(1)	26,253
Luís Maria Viana Palha da Silva	1,944
Ricardo Salgado(2)	—
Robert G. Scott	7,716
Jackson P. Tai	7,187
Rijnhard van Tets	13,186
Sir Brian Williamson	13,186

(1)	Includes 12,370 RSUs granted to Mr. McNulty for his service as a member of the Archipelago Holdings, Inc. board of directors prior to the Archipelago/NYSE combination in 2006.

(2)	Mr. Salgado resigned from the NYSE Euronext Board of Directors following the 2012 annual meeting. The 10,273 shares covered by his RSUs were delivered to him after his resignation.

Considerations of Diversity in the Nominations Process

The Nominating and Governance Committee considers diversity in identifying nominees to serve as directors of NYSE Euronext. Although the Nominating and Governance Committee does not have a formal diversity policy, our Candidate Nomination Policy states that the Nominating and Governance Committee believes that director candidates must have “diversity of personal, professional and cultural experience.” As described above under Election of Directors—Nominees for Election to the Board of Directors, the committee makes an assessment of the specific experience, qualifications, attributes and skills of each director nominee, and one of the factors that the committee considers in making this assessment is the extent to which the candidate demonstrates the desired diversity of personal, professional and cultural experiences among the director nominees.

In addition, our Candidate Nomination Policy contains a non-discrimination provision that states that “[i]n selecting director candidates, NYSE Euronext and its subsidiaries do not discriminate on the basis of race, color, religion, sex, sexual orientation, national origin, age, people with disabilities, marital status, citizenship, genetic predisposition or carrier status, or any other characteristic protected by law.” The committee at all times abides by such non-discrimination provision in the selection and recommendation of director nominees.

Board Leadership Structure and Board’s Role in Risk Oversight

The leadership structure of the Board of Directors is dictated, in part, by our Bylaws, which require that either (i) the chairman of the Board of Directors be a U.S. person and the chief executive officer be a European person or (ii) the chairman of the Board of Directors be a European person and the chief executive officer be a U.S. person. Accordingly, we have separated the role of chairman and chief executive officer. We believe that this is the best structure for a company, such as ours, which is the culmination of a merger between two robust organizations operating in the United States and Europe, to become a global, integrated company. This structure also provides for independent oversight of management at the Board leadership level.

The Company has a comprehensive, three-lines-of-defense risk management process that is ultimately overseen by the Board. The first line, day-to-day risk management, is monitored by a Business Risk Group — a committee comprised of key individuals from across the Company’s geographic and business units. The Business Risk Group monitors key internal and external risk drivers and reviews the potential likelihood, possible magnitude and importance of risks. The Business Risk Group also provides suggestions on how to mitigate such risks and assigns appropriate senior executives to act as risk managers.

The Company’s Risk Services group forms the second line of defense with other risk functions (including Compliance, Business Continuity Management, Information Security, Finance, Legal) by creating the proper risk management policy, framework and process for risk identification. Risk Services is an independent function, reporting to the chief financial officer, that provides objective assurance to assist management (including the Business Risk Group) and the Board in risk oversight and assessment and that ensures appropriate escalation and accurate disclosure of risk matters. Internal Audit Services provides the third line of defense by independently verifying the risk and control framework. The Audit Committee receives the results of reviews and Internal Audit reviews, as well as regular risk reports from Risk Services on behalf of the second line of defense, and monitors the appropriate disclosure of such risks to investors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) reports they file.

Based on our records, and written representations and other information that we received during this fiscal year, we believe that during fiscal 2012 all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information, as of February 28, 2013, regarding the beneficial ownership of shares of NYSE Euronext common stock by:

•	each person who is known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	our directors and executive officers as a group.

Unless otherwise indicated, the business address of our directors and named executive officers is 11 Wall Street, New York, New York 10005. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. The table includes shares underlying vested RSUs held by our directors and RSUs held by our named executives that are scheduled to vest within 60 days. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of our common stock shown as beneficially owned by that stockholder. Unless otherwise indicated, no shares have been pledged as security.

Name and Address of Beneficial Owner	Number of Shares of Common Stock		Percentage of Class
5% Holder
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	16,214,407	(1)	6.67%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	14,312,198	(2)	5.88%
Directors
Jan-Michiel Hessels	39,555	(3)	*
Marshall N. Carter	76,638	(4)	*
Duncan L. Niederauer**	354,583		*
André Bergen	7,187	(3)	*
Ellyn L. Brown	13,883	(3)	*
Dominique Cerutti**	122,878		*
Patricia M. Cloherty	12,125	(5)	*
Sir George Cox	13,186	(3)	*
Sylvain Hefes	13,186	(3)	*
Duncan M. McFarland	45,883	(6)	*
James J. McNulty	43,253	(7)	*
Luís Maria Viana Palha da Silva	1,944		*
Robert G. Scott	7,716	(3)	*
Jackson P. Tai	8,187	(8)	*
Rijnhard van Tets	13,186	(3)	*
Sir Brian Williamson	13,186	(3)	*
Named Executive Officers
Lawrence E. Leibowitz***	109,358		*
Michael S. Geltzeiler	110,903		*
John K. Halvey	156,807		*
Philippe Duranton	113,724		*
Directors and executive officers as a group	1,277,368		0.53%

(1)	As of December 31, 2012, based on information set forth in the Schedule 13G filed February 5, 2013 by BlackRock, Inc. The Schedule 13G discloses that BlackRock, Inc. has sole dispositive power over 16,214,407 shares and sole voting power over all of these shares.

(2)	As of December 31, 2012, based on information set forth in the Schedule 13G filed February 11, 2013 by The Vanguard Group, Inc. The Schedule 13G discloses that The Vanguard Group, Inc. has sole dispositive power over 13,902,736 shares, shared dispositive power over 409,462 shares and sole voting power over 428,552 of these shares.

(3)	Reflects shares underlying RSUs.

(4)	Includes 24,413 shares underlying RSUs.

(5)	Includes 11,265 shares underlying RSUs.

(6)	Includes 13,883 shares underlying RSUs.

(7)	Includes 26,253 shares underlying RSUs.

(8)	Includes 7,187 shares underlying RSUs.

*	Less than 1% of the class.

**	Also a named executive officer.

***	Also a director nominee.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report

The Human Resources and Compensation Committee of the Board (the “HR&CC”) reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management, Towers Watson (the HR&CC’s independent compensation consultant), counsel to the Company and its own independent counsel. Based on such review and discussions, the HR&CC recommended to the Board that the CD&A be included in this proxy statement.

Members of the HR&CC:

James J. McNulty, Chair

Sylvain Hefes

Duncan M. McFarland

Sir Brian Williamson

Compensation Discussion and Analysis

This CD&A describes the principles, policies and practices that informed our executive compensation program for 2012 and explains the application of these principles, policies and practices to six of our executive officers (our chief executive officer, our president and deputy chief executive officer, our chief financial officer and our three other most highly compensated executives) and one executive officer who departed the Company in 2012. These seven individuals are named in the 2012 Summary Compensation Table that follows this CD&A. We refer to the six executives who were employed with us at the end of 2012 as our “named executives.” For purposes of this CD&A and the compensation tables that follow, Garry Jones is also considered a named executive, but as his employment terminated in 2012, his compensation is only discussed where relevant.

Executive Summary

Relationship Between Company Performance and Compensation Actions in 2012

We are proud of the following accomplishments in 2012 that helped us meet the challenges of the changing business environment, face uncertain market conditions and continue to build long-term stockholder value:

•

On December 20, 2012, we entered into an agreement and plan of merger (the “Merger Agreement”) with IntercontinentalExchange, Inc. (“ICE”), pursuant to which ICE has agreed to acquire NYSE Euronext through a merger of NYSE Euronext into a wholly owned subsidiary of ICE (the “Merger”). The Merger Agreement provides for payment to NYSE Euronext stockholders of consideration at a proposed price of $33.12 per share (the actual price will depend on the price of an ICE share on the closing of the Merger). The $33.12 per share price represents a 38% premium over the closing price of a NYSE Euronext share on the day prior to announcement of the Merger;

•	Repurchased a total of 17 million shares at an average price of $26.55 per share;

•	Refinanced our debt, resulting in savings of $1 million of interest expense for 2012 and annualized savings of $15 million and $24 million in interest income expense for 2013 and 2014, respectively;

•	Continued to pay investors a quarterly dividend of $0.30 per share;

•	Grew our corporate services business by increasing our listings of IPOs and transfers; and

•	Limited our capital expenditures to $191 million, significantly below our cost guidance of $200 million, and total expenses to $1.55 billion, more than $155 million below total expenses for 2011.

Our compensation program for 2012 was designed to respond to increasing competition from a variety of sources, as the methods by which capital markets can be formed and operated continue to expand, and as the services that these markets require proliferate. In particular, recent trends towards the liberalization and globalization of world capital markets have resulted in greater mobility of capital, greater international participation in local markets and more competition among markets in different geographical areas. As a result, global competition among listing venues, trading markets and other execution venues has become more intense.

In response to these challenges, and the complexity and global reach of our Company, our 2012 executive compensation program was designed to motivate our named executives to achieve the key initiatives described below. Our named executives achieved many of these key initiatives for 2012. However, a decrease in trading volume in our key markets in 2012 resulted in a decrease in our EBITDA (earnings before interest, taxes, depreciation and amortization).* Because our bonus pool is tied directly to EBITDA, the annual bonuses paid to our named executives and other employees for 2012 were lower than for prior years. We believe that this reduction in bonus compensation evidences our pay for performance philosophy.

The named executives’ long-term incentive plan (“LTIP”) grants in February 2013 were also lower than their grants in 2012, and their base salaries remained frozen. As a result, our named executives’ total direct compensation (base salaries, annual bonuses and equity-based awards) for 2012, as approved in early 2013, was significantly lower than their total direct compensation for 2011, as approved in early 2012. This reduction in total direct compensation is illustrated in the following table and, for Mr. Niederauer, is described in more detail in the bullets that follow the table.

Total Direct Compensation: Reduction from 2011 to 2012

(as approved in 2012 and 2013, respectively)

Name and Principal Position	Year	Annual Base Salary	Bonus Award(2)	LTIP Award(3)	PSU Award(3)	Total Compensation
Duncan L. Niederauer	2012	$1,000,000	$3,350,000	$1,500,000	$3,000,000	$8,850,000
Chief Executive Officer	2011	1,000,000	5,500,000	3,000,000	3,000,000	12,500,000

Dominique Cerutti(1)	2012	€675,000	€933,126	€1,049,767	N/A	€2,657,893
President and Deputy Chief Executive Officer	2011	675,000	1,357,141	1,079,136	N/A	3,111,277

Michael S. Geltzeiler	2012	$750,000	$1,000,000	$900,000	N/A	$2,650,000
Group Executive Vice President and Chief Financial Officer	2011	750,000	1,500,000	1,000,000	N/A	3,250,000

Lawrence E. Leibowitz	2012	$750,000	$1,500,000	$1,100,000	N/A	$3,350,000
Chief Operating Officer	2011	750,000	2,400,000	1,250,000	N/A	4,400,000

John K. Halvey	2012	$750,000	$1,500,000	$1,200,000	N/A	$3,450,000
Group Executive Vice President and General Counsel	2011	750,000	2,500,000	1,250,000	N/A	4,500,000

Philippe Duranton	2012	$750,000	$900,000	$900,000	N/A	$2,550,000
Group Executive Vice President and Global Head of Human Resources	2011	750,000	1,300,000	1,000,000	N/A	3,050,000

(1)	Amounts for Mr. Cerutti (other than LTIP awards—see footnote 3) are denominated in the local currency, the euro. Expressed in dollars, the total amounts for Mr. Cerutti for 2012 and 2011 are $3,418,050 and $4,324,674, respectively, based on the average exchange rates for 2012 and 2011 of $1.286 and $1.39, respectively.

(2)	Amounts include the cash and equity-based components of the annual performance bonus.

(3)	LTIP and performance share unit awards are granted in U.S. dollars and converted into a number of shares of NYSE Euronext common stock based on the closing price of a share on the day prior to the

*	Certain of these measures are not financial measures calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). See Annex F to this proxy statement for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

grant date. The values shown for the performance share unit awards are the grant date amounts of the awards. The actual number of shares (if any) that Mr. Niederauer receives on vesting of the awards will depend on the Company’s achievement of the applicable relative total shareholder return goal for the applicable three-year performance period. Each PSU award is subject to a maximum payout such that the value of the distributed shares (valued as of the end of the performance period) is capped at $6,000,000.

•

CEO total direct compensation approved in 2013 down $3.65 million (29%) from compensation approved in 2012 prior to say-on-pay vote—Taking into account 2012 performance, in February 2013 the HR&CC awarded Mr. Niederauer a cash bonus and equity-based awards that resulted in his total direct compensation declining by $3.65 million, or 29%, from the prior year. Mr. Niederauer’s total direct compensation in relation to year-over-year financial performance is illustrated in the following table.

	CEO Total Direct Compensation for 2011 and 2012 (as Approved in 2012 and 2013)				2012 Company Performance
	Base Salary	Annual Incentive Award(1)	Long-Term Incentive Award(1)	PSU Award(1)	Total Shareholder Return
2012	$1,000,000	$3,350,000	$1,500,000	$3,000,000
2011	1,000,000	5,500,000	3,000,000	3,000,000
Change from 2011 to 2012	0%	–39%	–50%	0%	+27%

(1)	The values for the 2012 and 2011 annual incentive, long-term incentive and PSU awards set forth in this table reflect the amounts paid or granted in February 2013 and February 2012 (March 2012, for the PSU award), respectively.

•

CEO bonus down 39%—The annual bonus awarded to Mr. Niederauer in February 2013 (for 2012 performance) was 39% lower than the bonus awarded to him in February 2012 (for 2011 performance). This reduction in Mr. Niederauer’s bonus (and the bonuses paid to the other named executives and bonus-eligible employees) resulted from the lower level of achievement of the EBITDA performance goal that funds the annual bonus pool, thereby reflecting a strong link between pay and performance.

•

CEO LTIP award down 50%—Under his employment agreement, Mr. Niederauer is entitled to receive, in February of each of 2012, 2013, 2014 and 2015, a grant of restricted stock units (“RSUs”) under the LTIP with a target grant date value of $3,000,000. At the HR&CC meeting on January 30, 2013, Mr. Niederauer voluntarily requested that 50% (or $1,500,000) of the target value of his LTIP grant for February 2013 be reallocated for LTIP grants to employees (other than the named executives) from the pool for such grants authorized under the Merger Agreement.

In 2012 and early 2013, we took the following specific compensation actions, which were consistent with our philosophy of tying our executives’ pay to performance:

•

Reduced bonus pool by 37%—Funded our annual incentive compensation pool for 2012 at 37% less than the amount of the 2011 pool due to the decreased attainment of the EBITDA metric used to generate the pool, thereby directly tying our annual financial results to the amount of compensation that we pay. As a result, bonuses paid to our employees were 37% lower on average than their bonuses for 2011 (35% lower on average in the case of the named executives);

•

Emphasized equity-based compensation—Delivered half of our executives’ annual performance bonuses and, for our named executives other than Mr. Niederauer, their entire equity-based awards under the LTIP, in time-vesting RSU awards, thereby tying a significant portion of compensation to the Company’s long-term performance while enhancing retention;

•	Awarded performance-based awards to CEO—Mr. Niederauer also received performance stock units (“PSUs”), which further incentivize him to create long-term value for stockholders, as the number of shares delivered depends on the Company’s total shareholder return (“TSR”) relative to the TSR of the S&P 500 over a three year period. The PSUs do not provide for accelerated vesting upon a change in control and so will not accelerate on the closing of the Merger, and only provide for pro rata vesting on a qualifying termination of employment. For a summary of the treatment of Mr. Niederauer’s PSUs in connection with the Merger and the circumstances under which the PSUs may be settled in cash, see below under Subsequent Events;

•

Implemented double-trigger vesting of equity-based awards—Prior to entering into the Merger Agreement, the HR&CC approved a change to the RSU awards to provide that awards granted in February 2013 and thereafter will not provide for immediate vesting upon a change in control. However, the Merger Agreement provides that RSUs granted in February 2013 as a component of the annual bonus will accelerate on the closing of the Merger. The February LTIP 2013 grants will not accelerate on the closing of the Merger and will continue to vest on schedule after the closing (subject to accelerated vesting on specified terminations of employment). For more on the treatment of these awards in connection with the Merger and the circumstances under which these awards may be settled in cash, see below under Subsequent Events; and

•

Eliminated CEO tax gross-up—Mr. Niederauer agreed to amend his employment agreement to eliminate the golden parachute excise tax gross-up in consideration of specified benefits, including the restoration of the severance amount that applied under his original employment agreement during the first three years of the term and a commitment to grant him PSUs. We have also committed to limit such gross-up provisions in future employment agreements, and no such provisions have been included in agreements entered into since 2008;

•	Froze base salaries—Froze the named executives’ base salaries for the fifth consecutive year, further tying the executives’ pay to performance by not increasing the fixed component of their pay.

Relationship Between NYSE Euronext’s Pay for Performance Philosophy and Compensation Actions in 2012

Our compensation program for our named executives is designed to link the executives’ compensation as closely as possible with the Company’s performance and thereby to align the executives’ interests with those of our stockholders. We attempted to achieve this in 2012 through the following actions that reflect the core elements of our compensation program:

•

Used an annual performance bonus pool based on a specified percentage of EBITDA, which we believe to be the best indicator of financial performance as it allows us to focus on core operating profitability, to fund the bonuses paid globally to our employees, including our named executives. EBITDA for 2012 was 22% lower than for 2011, resulting in a 37% reduction in the bonus pool funding, and a 35% average reduction in the bonuses paid to the named executives;

•

Subjected the annual bonus payments to a threshold, which ensures that no payments are made if the minimum performance level is not achieved. In addition, the annual bonuses, along with Mr. Niederauer’s PSU awards, are subject to a maximum payout, which is designed to ensure that participants are not incentivized to take unnecessary or excessive risks;

•	Tied compensation to company and individual performance in 2012 through the use of variable compensation components; and

•	Continued to award a significant portion of compensation in equity-based awards, which holds executives accountable for annual and longer-term company performance.

Finally, to test the degree of alignment between pay and performance, the HR&CC assessed the pay realizable by the CEO and the performance of the Company as compared to its two peer groups. Towers Watson facilitated this analysis of realizable pay, which was defined as the actual base pay delivered, actual bonus payouts, and the in-the-money value of equity-based awards; this was considered particularly relevant as such a high percentage of the CEO’s compensation is delivered in equity-based awards. To test the alignment with performance, the HR&CC considered NYSE Euronext’s performance with regards to objective performance criteria that would drive long-term value creation for technology-driven companies. This analysis demonstrates a link between pay and performance.

We believe that these modifications and the other compensation actions described in this CD&A were appropriately taken and evidence our commitment to paying for performance. We are providing our stockholders with an advisory vote to approve the compensation of our named executives, as disclosed in this proxy statement, including this CD&A and the tables and narrative disclosure that follow (see Proposal No. 3—Advisory Vote to Approve the Company’s Executive Compensation). Although the stockholder vote on this proposal is not binding on the Company, the HR&CC will carefully consider the result. We seek your support and believe that it is appropriate because we have listened to stockholder concerns and are taking the appropriate actions to ensure that our executive compensation program pays for performance. Our Board unanimously recommends that you vote FOR this proposal.

Objectives and Design of the Compensation Program

Guiding Principles

We have designed our management compensation program to reflect the following guiding principles:

•	Build long-term value for stockholders by attracting, retaining and incentivizing talented executives with competitive compensation packages;

•	Maintain a strong ownership culture and align executive compensation with stockholder interests through direct participation in long-term stock performance;

•

Deliver compensation pursuant to a consistent global philosophy that emphasizes shared goals linked to company, business unit and individual performance, while remaining responsive to local market conditions;

•

Encourage and reward robust company and business unit performance with an annual bonus program that incorporates a strong pay for performance relationship, in particular through the use of financial performance metrics (for 2012, EBITDA) to determine the size of the annual bonus pool used to fund annual bonus payments and through the consideration of qualitative and quantitative performance outcomes in determining individual bonus amounts;

•	Reward corporate, operating unit and individual factors that support our culture, such as individual excellence, integrity, innovation, customer focus, teamwork and emphasis on diversity; and

•	Promote transparency and accountability through the use of straightforward compensation components.

Elements of Executive Compensation

To implement our guiding principles, our executive compensation program for 2012 comprised three basic elements:

•	Base salary to attract and retain highly talented, dedicated and results-oriented executives in a challenging global marketplace;

•

Annual performance bonus, which is the foundation of our pay-for-performance program. The bonus reinforces the key messages regarding Company, unit and individual performance, over the short- and long-term, as its funding is tied directly to the Company’s financial results through the use of EBITDA, its distribution is accomplished through the thoughtful review of unit and individual performance against pre-established objectives, and its form is both cash and RSUs. Accordingly, each named executive’s award is determined by performance at each organizational level and the ultimate value is materially influenced by our stock price;

•

Annual grants, made in February 2012, of long-term equity-based awards in the form of RSUs that cliff vest on the third anniversary of the grant date, to foster an ownership culture and to provide executives with a direct investment in the long-term success and growth of the Company. Mr. Niederauer also received PSUs in May 2012 that vest based on the Company’s TSR relative to the TSR of the S&P 500 over a three year period.

Each of these elements is discussed in detail below.

Compensation Process and Market Comparisons

Compensation Decision Process

Independence of the HR&CC

Ensuring that each member of the HR&CC is independent is a priority for the Company. The Nominating and Governance Committee has assessed full and complete information and determined that the HR&CC is independent and does not face conflicts of interest when making compensation decisions. The Company believes that the independence of each member of the HR&CC is instrumental to the committee’s ability to carry out its responsibilities, including determining the amount and structure of compensation paid to the named executives and administering the Company’s equity-based compensation plans. The independence of the HR&CC also reinforces the values of accountability and transparency in the compensation process.

To maintain the independence of our not-for-profit subsidiary, NYSE Regulation, the compensation of its executives is determined solely by its board of directors, and the executives of NYSE Regulation do not participate in certain of our general compensation programs, including our equity-based compensation plans. The HR&CC advises and assists the NYSE Regulation board at its request concerning executive compensation policies and procedures, and we believe that the compensation philosophies of the HR&CC and the NYSE Regulation board are consistent. None of our current named executives is an executive of NYSE Regulation.

Independence of compensation consultant and role in determining compensation

The HR&CC has retained Towers Watson to provide the committee with guidance and services relating to executive pay. Towers Watson provides various analyses, as directed by the HR&CC, as well as recommendations regarding executive compensation philosophy and design, including the selection of the companies that comprise the peer groups that the HR&CC uses for market compensation comparisons. In late 2012, Towers Watson provided to the HR&CC information regarding its independence as an advisor and the committee took that information into account in concluding that there was no conflict of interest within the meaning of Section 10C-1 of the Securities Exchange Act of 1934 affecting Towers Watson’s independence.

Role of CEO and management in determining compensation

Executive compensation decisions are made within the HR&CC’s discretion, taking into account both company and individual performance, input from management, guidance from its independent compensation consultant and, for named executives other than the CEO, the recommendation of the CEO. None of the Company’s executives has any direct role in determining the amount of his or her compensation. The CEO’s assessment of each named executive is based on the executive’s achievement of business or functional results (as appropriate) as well as the management team’s collective achievement of strategic priorities. For a further discussion of each named executive’s contribution, see Annual Performance Bonus—Individual Bonus Amounts.

Risk assessment

As in previous years, Towers Watson reviewed the features of the Company’s executive and employee compensation programs to determine whether any material risks to the Company could result from the design of any of these specific programs. This review, presented to the HR&CC at its meeting in January 2013, was undertaken independently under the purview of the HR&CC, although Towers Watson worked with members of management to gather compensation plans and review processes. The foundation of this review was the thorough assessment undertaken in the years prior, and the knowledge that the changes made to the compensation programs, as outlined in this CD&A, do not serve to aggravate risk-taking. The most substantial change, the addition of PSUs to the CEO’s pay package, is based on a design that is appropriately leveraged and built on financial metrics that cannot be manipulated. Accordingly, Towers Watson continued to advise the HR&CC that the programs do not aggravate risk in a material and adverse way. The HR&CC considered the findings of the assessment and concluded that the Company’s compensation programs’ design and administration continue to operate with the appropriate balance of risk and reward in relation to its overall business and risk management strategy and do not create risks that are reasonably likely to have a material adverse effect on the Company.

2012 “Say-on-Pay” Vote

At our 2012 annual meeting, over 57% of votes were cast, on an advisory basis, in favor of the “say-on-pay” vote on executive compensation. Although a majority of stockholders expressed satisfaction with our compensation program, 43% of our stockholders did not. As such, in 2012 the HR&CC reassessed our pay practices and listened to stockholder concerns regarding compensation.

Our compensation program employs many of the best practices in executive compensation. We tie our named executives’ annual incentive compensation directly to Company performance, as evidenced by the 35% average reduction in our named executives’ annual incentive compensation for 2012, a decrease that reflected the lower level of attainment of the EBITDA metric used to generate the annual incentive compensation pool. The named executives’ 2013 LTIP grants were also lower than their 2012 LTIP grants (50% for Mr. Niederauer and an average of 9% for the other named executives). Moreover, specifically in response to the say-on-pay vote, we have eliminated from our RSU award agreements the provision that the awards vest immediately on a “single-trigger” basis upon a change in control. However, the Merger Agreement provides that, although the 2013 LTIP grants will continue to vest on schedule following the closing of the Merger, the RSUs granted as a component of the annual bonus awards, and the RSUs granted as LTIP awards prior to 2013, will vest upon the closing of the Merger.

In addition to the steps above, we believe we have linked our executives’ compensation as closely as possible with the Company’s performance and aligned the executives’ and stockholders’ interests. For example, we deliver a significant percentage of total compensation in performance-based and long-term incentive awards. We continually monitor our executive compensation program and modify it as needed to strengthen this link between compensation and performance and to reflect the dynamic, global marketplace in which we compete for executive talent.

We believe that our compensation program closely aligns pay and performance. Nevertheless, we continue to engage our stockholders to determine whether they agree that the improvements that we are making to our existing executive compensation program are further aligning the interests of our named executives with the interests of the Company and stockholders.

Peer Groups

Peer groups are used to provide the HR&CC with insights into the markets within which we compete for executive talent. Results from studies of the peer groups guide, but do not dictate, the committee’s decisions regarding pay level and design architecture. The HR&CC does not target a specified pay percentile but rather allows the relative level and design of other companies’ programs to inform pay decisions where appropriate. We believe that this flexibility is warranted because we are a global company and demand a diverse set of skills and experience of our management team.

As a result of our global footprint, the complexity of our business and the requirements for diverse skills and competencies, the HR&CC looks to two peer groups—one that reflects our origins as a stock exchange and the other that reflects the technological and financial service providers with which we engage and compete for talent. The first group consists of exchange companies (the “Global Exchange Peer Group”) to reflect our historical foundation as a traditional exchange business. The second group consists of companies that leverage technology and/or serve the financial services industry on a global basis (the “Global Peer Group”) to reflect our entrepreneurial and innovative commitment to emerging as a world-class technology solutions provider. The companies comprising each peer group, which are set forth below, are reviewed by the Committee each year at its October meeting. Accordingly, the 2011 peer groups were the most recent groups considered in regards to base pay and equity-based compensation (delivered in February 2012), whereas the 2012 peer groups were considered for 2012 in regards to the bonus (for 2012 performance paid in January 2013).

There was minimal change from 2011 to 2012. Unless otherwise indicated, companies were in the Global Exchange and Global Peer groups for both 2011 and 2012. The Global Exchange Peer Group consists of publicly traded global marketplaces that are direct competitors of NYSE Euronext for business, investors’ dollars, and talent. The 2012 composition of the Global Exchange Peer Group is as follows:

ASX Limited	Interactive Brokers Group, Inc.
CBOE Holdings**	IntercontinentalExchange, Inc.
CME Group Inc.	London Stock Exchange Group plc
Deutsche Börse AG	The NASDAQ OMX Group, Inc.
Hong Kong Exchanges and Clearing Limited	Singapore Exchange Ltd.
ICAP plc	TMX Group*

*	2011 Global Exchange Peer Group only

**	2012 Global Exchange Peer Group only

Changes to the Global Exchange Peer Group from 2011 to 2012 include the removal of TMX, which ceased to be a standalone public entity, and the addition of CBOE, which had its public offering in 2010.

The Global Peer Group consists of a blend of U.S. and non-U.S. domiciled companies that have a global reach, in addition to having characteristics such as brand name recognition, regulatory compliance obligations and a technology-dependent business component. These companies are selected as they are direct competitors for talent. The 2012 composition of the Global Peer Group is as follows:

Accenture	ING Groep N.V.
AEGON N.V.	Moody’s Corp.**
Automatic Data Processing, Inc.	Oracle Corporation
Barclays PLC	Progressive Corp.*
BlackRock, Inc.	Prudential Financial, Inc.
BNP Paribas	SAP AG
Broadridge Financial Solutions, Inc.**	Société Générale Group
Fiserv, Inc.	State Street Corporation
Genworth Financial*	Visa Inc.

*	2011 Global Peer Group only

**	2012 Global Peer Group only

Changes to the Global Peer Group include the removal of Genworth Financial and Progressive, as our business model has diverged from that of those two companies as we have become a more global technology driven company, and the addition of Broadridge Financial and Moody’s Corp., as these companies represent direct competitors for talent.

Certain stockholder advisory services have constructed their own peer groups to evaluate our executive compensation program. These services generally select among U.S.-listed companies within a broad industry category with similar revenues and market capitalizations. This year, we understand such services will also consider incorporating into their analysis both the peers that a company self-selects and the companies that select such company as a peer. In light of these announced changes, the HR&CC considered whether changes to its peer group would be appropriate to align more closely with the peers selected by these advisory firms. However, the HR&CC, with the assistance of its independent consultant, concluded that regardless of which companies the advisory services select as our peer group for their purposes, the companies in our Global Exchange Peer Group and Global Peer Group appropriately reflect our primary areas of business and the purpose of the peer group, which is to reflect the companies with whom we compete for talent and customers. We believe that our peer groups provide an appropriate basis for informing the HR&CC’s decisions regarding our executive compensation program.

“Pay Mix”

We believe that the mix of cash and equity-based awards provides an appropriate balance between fixed and variable, cash and equity-based and short- and long-term pay elements. This practice holds executives accountable for annual and longer-term performance and mitigates risk-taking by removing focus from short-term performance. Accordingly, while it does not target specified percentages, the HR&CC seeks to allocate a greater portion of compensation to variable and equity-based pay than it allocates to cash, particularly salary.

Towers Watson assessed the pay mix of our named executives against that of the Global Exchange Peer Group and the Global Peer Group. As summarized in the charts below, the analysis compared our named executives’ 2011 base salaries, 2011 bonuses (paid in 2012) and 2012 LTIP grants with the base salaries, cash bonuses and equity-based awards of the peers’ named executives as disclosed in the peers’ proxy statements filed in 2012. The first chart compares the pay mix of our CEO with that of the CEOs of the peer groups, and the second chart compares the aggregate pay mix of our other named executives with that of the peers’ other named executives. The analysis demonstrates that again this year our named executives received more of their compensation in the form of variable and long-term equity-based compensation than did the peers’ named executives. The HR&CC believes that compensating the named executives in this manner is a leading industry practice.

CEO—Mix of Pay	Other Named Executives—Mix of Pay

For the CEO, the analysis excludes (1) AEGON N.V. and Barclays PLC from the Global Peer Group, as these companies did not grant short-term incentive awards, (2) ING Groep N.V. from the Global Peer Group and Interactive Brokers Group, Inc. from the Exchange Peer Group, as these companies did not grant short- or long-term incentive awards and (3) Oracle from the Global Peer Group, as this company granted $1 in base salary.

For the named executives other than the CEO, the named executives from AEGON N.V and Barclays PLC from the Global Peer Group were excluded from the analysis, as these companies did not grant short-term incentive awards. ING Groep N.V. was also excluded, as this company did not grant short- or long-term incentive awards.

Stock Ownership Guideline

The HR&CC has adopted a stock ownership guideline that requires our CEO to maintain ownership of NYSE Euronext common stock in an amount that is at least equal to three times his base salary. Mr. Niederauer currently exceeds this standard.

Elements of Compensation

Overview

The principal elements of our compensation program are base salary, annual performance bonus (cash and equity-based components), equity-based grants under our LTIP in the form of RSUs and, for our CEO, PSUs, employee benefits and termination benefits.

In 2012 the HR&CC asked Towers Watson to assess the overall performance-based pay programs to ensure that the programs were cost effective and aligned with performance. Specifically, the HR&CC wanted to assess the size of the bonus pool to ensure that the bonus delivered is both competitive—in the aggregate and individually—and aligned with stockholder value creation. To respond to this request, Towers Watson reviewed the bonus plan from three perspectives: the competitiveness of the overall aggregate cost of the plan; the sensitivity of the pay program to performance, based on realizable pay for the CEO and, where data was available, for the named executives in the aggregate; and individual bonus targets. Based on this analysis, which the HR&CC reviewed at its October 2012 meeting, management and the HR&CC believe that the pay for performance plans are cost effective, competitive and aligned with performance.

Base Salary

We establish base salaries at levels that we believe are commensurate with each named executive’s title, position and experience, recognizing that each named executive is managing a component of a complex global company. The salary levels of our named executives reflect our pay for performance philosophy (including limited emphasis placed on fixed pay), the global nature of the talent markets for our executives, historic pay practices and our desire to achieve a consistent global compensation program across geographic locations. For our CEO, salary was set at $1,000,000, and for our president and deputy CEO, salary was set at €675,000. Salaries for other named executives were set at $750,000. In each case, salaries are denominated in dollars or euros, based on the executive’s location.

We did not increase base salaries for any of our current named executives in 2012 from 2011, and in fact their salaries have remained flat since 2008 (for Mr. Cerutti, since his hiring in 2009), as illustrated in the following table.

Annual Salary

Name and Principal Position	Year	Salary(1)
Duncan L. Niederauer	2012	$1,000,000
Chief Executive Officer	2011	1,000,000
	2010	1,000,000
	2009	1,000,000
	2008	1,000,000

Dominique Cerutti(2)	2012	€675,000
President and Deputy Chief Executive Officer	2011	675,000
	2010	675,000
	2009	675,000

Michael S. Geltzeiler	2012	$750,000
Group Executive Vice President and Chief Financial Officer	2011	750,000
	2010	750,000
	2009	750,000
	2008	750,000

Lawrence E. Leibowitz	2012	$750,000
Chief Operating Officer	2011	750,000
	2010	750,000
	2009	750,000
	2008	750,000

John K. Halvey	2012	$750,000
Group Executive Vice President and General Counsel	2011	750,000
	2010	750,000
	2009	750,000
	2008	750,000

Philippe Duranton	2012	$750,000
Group Executive Vice President and Global Head of Human Resources	2011	750,000
	2010	750,000
	2009	750,000
	2008	750,000

(1)	Amounts represent annual base salary rates and differ from certain of the salary amounts in the 2012 Summary Compensation Table, which vary depending on the named executive’s length of service in a given year. Mr. Cerutti was not employed by the Company in 2008.

(2)	Amounts for Mr. Cerutti are denominated in the local currency, the euro. Between 2009 and 2012, there have been material fluctuations in exchange rates. For this reason, we feel that presentation in the local currency better reflects the consistent value of Mr. Cerutti’s overall compensation. Expressed in dollars, Mr. Cerutti’s annual base salary rate was $868,050, $938,250, $897,750 and $938,250 in 2012, 2011, 2010 and 2009, respectively. For 2012, 2011, 2010 and 2009, the applicable average exchange rates were $1.286, $1.39, $1.33 and $1.39 per euro, respectively.

Annual Performance Bonus

The second principal element of our compensation system is an annual performance bonus program under which the named executives are eligible to earn annual bonuses paid half in cash and half in equity-based awards in the form of time-vesting RSUs. Both the cash and equity-based portions of the annual bonus incentivize the participants to attain short-term individual, business unit and company performance outcomes. The equity-based portion has the additional purpose of aligning the participants’ incentives with the interests of our stockholders over a longer period.

The annual bonus pool, in the amount determined for each year, is used to fund the participants’ bonuses for that year. To strengthen the link between the Company’s performance and the funding of the annual bonus pool, we continued to use a single financial measure, EBITDA, to determine bonus pool funding for 2012, as described in more detail below.

2012 Bonus Pool

The use of EBITDA as the metric for determining the amount of the annual bonus pool for 2012 strengthens the link between the Company’s performance and the funding of the pool by enhancing the objectivity of the compensation process and eliminating any undesired effects of financing, capital structure, tax strategies and depreciation and amortization policies on the amount of the pool and by focusing on the Company’s core operating profitability.

In February 2012, the HR&CC determined that for 2012 the amount of the global bonus pool, which funds the annual bonuses paid to all our eligible employees, including the named executives, should be calculated based on a specified percentage of EBITDA* (see table below). EBITDA for 2012 was $1.003 billion (down from $1.285 billion for 2011).* As a result, the bonus pool for 2012 was down in absolute terms, from $135 million for 2011 to $85.5 million for 2012. In addition, because the funding formula is designed to motivate exceptional performance by progressively increasing the percentage of EBITDA that is allocated to the pool (see table below), the bonus pool for 2012 was also down as a percentage of EBITDA, from 10.5% for 2011 to 8.5% for 2012.

A portion of the 2012 bonus pool was distributed to eligible employees in the form of time-vesting RSUs (ranging from 15% to 50% based on the eligible employee’s total compensation) and the remainder of the pool was distributed in cash. As described in more detail below, the amount of each named executive’s 2012 bonus was determined by the HR&CC with input from Mr. Niederauer (except with respect to his own bonus) after carefully considering the executive’s contributions as indicated by the collective and individual accomplishments of the named executives.

EBITDA*	Total Bonus Pool (% of EBITDA)
Less than $900 million	0%
At least $900 million and less than $1.092 billion	8%
At least $1.092 billion and less than $1.285 billion	9%
At least $1.285 billion and less than $1.478 billion	10%
At least $1.478 billion and less than $1.671 billion	11%
$1.671 billion or more	Capped at 12% of $1.671 billion

No bonus pool funding would have resulted had EBITDA been less than $900 million (and the named executives would not have received any bonuses had EBITDA been less than $938 million). This threshold for

*	EBITDA is not calculated in accordance with GAAP. See Annex F to this proxy statement for a reconciliation of EBITDA to the most directly comparable GAAP financial measure.

funding the 2012 bonus pool was $38 million higher than the threshold for funding the 2011 bonus pool ($76 million higher for the named executives). No additional bonus pool funding would have resulted had EBITDA exceeded $1.671 billion, which effectively capped the amount of the global bonus pool at $201 million (i.e., 12% of $1.671 billion).

The HR&CC has chosen to use EBITDA as the metric for the annual bonus pool because it reflects the Company’s performance in both highly successful years and less successful ones and thereby ensures that bonuses are directly tied to the Company’s performance. Our EBITDA was 22% lower for 2012 than for 2011 due to the challenging macroeconomic environment facing the Company, and the bonus pool reflects this result, as the 2012 bonus pool of $85.5 million was 37% lower than the 2011 bonus pool of $135.0 million.

Individual Bonus Amounts

Although the bonus pool is funded based on the formula described above, the distribution of that pool to individuals is based on the accomplishments of specific strategic objectives, team objectives and, as applicable, the accomplishment of business unit objectives. Although no specific formula is applied, the following is a summary of the business-related outcomes that were considered when making individual bonus determinations for each named executive for 2012, including a discussion of the collective and individual accomplishments of the named executives. These amounts, along with the amounts of the named executives’ bonuses for 2011 and 2010, as applicable, are set forth in the “Annual Performance Bonus” table at the end of this section. Mr. Jones did not receive a bonus for 2012 because his employment terminated effective as of June 30, 2012.

Mr. Niederauer. The Board of Directors concurred with the HR&CC’s recommendation to award Mr. Niederauer an annual performance bonus based on the HR&CC’s consideration of the following outcomes:

•

Mr. Niederauer’s role in effectively winding down the Business Combination Agreement with Deutsche Börse and then seamlessly and immediately re-positioning the Company by developing a new vision for increasing near- and long-term stockholder value;

•

his development of the Company’s Project 14 initiative, which through vigorous expense management and enhanced rationalization of internal resources achieved cost savings of $115 million in 2012 and aims to achieve aggregate cost savings of $300 million by the end of 2014;

•	the reduction in Company-wide expenditures by 7% from 2011, to $1.55 billion in 2012;

•

his leadership in the negotiations leading to the proposed Merger with ICE, which presents a clear strategic benefit to the Company and its stockholders, including a proposed acquisition price of $33.12 per share, which represents a 38% premium over the closing price of a share on the day prior to announcement of the Merger;

•

the increase in the Company’s TSR of 42% over the most recent three-year period, despite a downturn in global trading volumes, and his leadership of a senior management team that led the Company to $1.003 billion in EBITDA* for 2012;

•	the Company’s market leadership in the global listings business;

•

the significant further optimization during 2012 of the Company’s portfolio of business investments, including the acquisition of Corpedia, the acquisition of a minority stake in Fixnetix Limited, the wind down of NYSE Blue and the reduction in the Company’s ownership of the Qatar Exchange; and

•

his outstanding community leadership, exemplified by his role in helping to coordinate communications within the financial industry in response to Hurricane Sandy, and his advocacy for the enactment of the JOBS Act.

Other named executives. Mr. Niederauer recommended to the HR&CC, and the HR&CC approved, 2012 bonuses for the named executives other than himself. The HR&CC considered, and the amounts of these bonuses were influenced by, outcomes in 2012 categorized as:

•	the management committee members’ collective accomplishments;

•	each executive’s individual achievements, as determined through the use of qualitative performance guidelines; and

•	for each of Messrs. Cerutti and Leibowitz, as business unit heads, the performance of his business unit (including financial results and unit-specific key initiatives).

The following is a summary of the management committee’s collective performance that the HR&CC considered holistically in assessing team performance:

•	the Company’s increased TSR (42%) over the most recent three-year period, as noted above;

•	the executives’ leadership in new programs and cost-cutting initiatives; and

•	the executives’ substantial efforts as a team in connection with the proposed Merger.

The following is a summary of the executives’ individual accomplishments that the HR&CC considered, together with this team performance, in assessing Mr. Niederauer’s recommendation regarding each named executive’s bonus amount:

Mr. Cerutti. NYSE Technologies and Internal Technology (IT) delivered the following results:

•	a new governance model across IT and other businesses, and a reduction in IT costs by $30 million;

•	successful and ongoing Universal Trading Platform migrations;

•	improvement in the market reputation and product reliability of the client-facing service organization;

•	further improvement in relations and interactions with European regulators and governments; and

•	an enhanced team culture in Europe, accomplished through modifications to the Company’s European management to reflect a new organizational structure.

Mr. Leibowitz. Global Listings, European Cash and United States Cash delivered the following results:

•

maintenance of the Company’s #1 ranking globally in IPO proceeds, with 120 companies launching initial public offerings on the Company’s exchanges, resulting in $1.17 billion in net revenue for this segment;

*	Certain of these measures are not financial measures calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). See Annex F to this proxy statement for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

•	aggressive management of the business, and retention of market share in core domestic markets against growing off-exchange trading, despite an 18% decrease in year-over-year volumes;

•	co-leadership of the Company’s Project 14 initiative;

•	significant progress towards integrating the Cash & Derivatives market services groups, expanding the issuer services businesses and broadening the issuer advocacy platform; and

•	significant industry and policy leadership on market structure issues.

Mr. Geltzeiler. Global Finance delivered the following results:

•	co-leadership of the Company’s Project 14 initiative, including support of Company goals for growth, efficiency and capital management;

•	significant reductions in external audit and department-wide costs;

•	strengthened balance sheet through improvements in working capital management and monetizing non-productive assets;

•	successful execution of the repurchase of 17 million shares at an average price of $26.55 per share, and renegotiation of the Company’s three-year back up credit facility on favorable terms; and

•

successful refinancing of U.S. and European corporate debt, resulting in savings of $1 million in interest expense for 2012 and $15 million and $24 million in interest income expense for 2013 and 2014, respectively.

Mr. Halvey. Legal and Government Affairs delivered the following results:

•	coordination and management of various significant litigations and regulatory proceedings, including the resolution of an SEC enforcement action relating to the dissemination of market data;

•	management of complex legal, regulatory and government affairs work streams in connection with the proposed ICE Merger, other transactions and joint ventures;

•

continued build-out of the Corporate Secretary team, which among other things manages and coordinates requisite filings, board and committee events and other corporate compliance matters for NYSE Euronext and its subsidiaries;

•	legal and regulatory support for European clearing initiative; and

•	development and implementation of enhanced training initiatives for business units in multiple jurisdictions.

Mr. Duranton. Human Resources delivered the following results:

•	process improvement through innovation and expense management (including a 59% reduction in annual maintenance and administration cost for key compensation planning tool);

•	launched leadership development and change management programs, and significantly reduced annual program cost;

•	development of a comprehensive succession planning program for the Company’s leadership;

•	leadership in crisis management, including employee-related initiatives undertaken in response to Hurricane Sandy; and

•	achieving a consistent employee satisfaction result (75%) from the global employee survey, despite a challenging year.

The following table summarizes the annual performance bonuses awarded to our current named executives for 2012, 2011 and 2010. Due to SEC reporting rules, the portion reported in the Equity-Based Component column appears in the Summary Compensation Table for the year following the year for which it was earned.

Annual Performance Bonus

Name and Principal Position	Year	Cash Component	Equity- Based Component(1)	Total
Duncan L. Niederauer	2012	$1,675,000	$1,675,000	$3,350,000
Chief Executive Officer	2011	2,750,000	2,750,000	5,500,000
	2010	2,375,000	2,375,000	4,750,000

Dominique Cerutti(2)	2012	€466,563	€466,563	€933,126
President and Deputy	2011	678,570	678,570	1,357,140
Chief Executive Officer	2010	639,098	639,098	1,278,196

Michael S. Geltzeiler	2012	$500,000	$500,000	$1,000,000
Group Executive Vice	2011	750,000	750,000	1,500,000
President and Chief Financial Officer	2010	550,000	550,000	1,100,000

Lawrence E. Leibowitz	2012	$750,000	$750,000	$1,500,000
Chief Operating Officer	2011	1,200,000	1,200,000	2,400,000
	2010	1,000,000	1,000,000	2,000,000

John K. Halvey	2012	$750,000	$750,000	$1,500,000
Group Executive Vice	2011	1,250,000	1,250,000	2,500,000
President and General Counsel	2010	1,000,000	1,000,000	2,000,000

Philippe Duranton	2012	$450,000	$450,000	$900,000
Group Executive Vice	2011	650,000	650,000	1,300,000
President and Global Head of Human Resources	2010	550,000	550,000	1,100,000

(1)	Amounts reflect the aggregate grant date fair values of the RSU awards. For further information on how we account for stock-based compensation, please see Notes 2 and 9 to the consolidated financial statements included in NYSE Euronext’s 2012 Annual Report on Form 10-K.

(2)	Amounts for Mr. Cerutti are denominated in the local currency, the euro. Expressed in dollars, Mr. Cerutti received $1,200,000, $1,886,425 and $1,700,000 for 2012, 2011 and 2010, respectively. For 2012, 2011 and 2010, the applicable average exchange rates were $1.286, $1.39 and $1.33 per euro, respectively.

Form of 2012 Annual Bonus

Each year, the HR&CC evaluates the form of the annual performance bonuses awarded to the named executives and other participants in the bonus program, including how the awards will be allocated between cash and equity-based awards. Both the cash and equity-based portions of the bonuses are awarded in February of the year following the year for which the bonuses are earned.

For 2012, as for prior years, we awarded half of each named executive’s annual performance bonus in cash and the other half in time-vesting RSUs granted under our Omnibus Incentive Plan. We believe that this mix of cash and equity-based awards appropriately balances the short- and long-term performance objectives of the named executives. The grant of RSUs is consistent with the Company’s goals of aligning the long-term interests of senior executives and stockholders and fostering executive retention, whereas the cash portion appropriately recognizes the executives’ current achievements.

The RSUs for 2012 will vest, and the common stock covered by the RSUs will be distributed, in equal installments on the first, second and third anniversaries of the grant date (subject to accelerated vesting on attaining retirement eligibility status and accelerated vesting and distribution on specified terminations of employment or a change in control). This ratable vesting and distribution schedule is consistent with our prior practice and also distinguishes the equity-based portion of the annual bonus from the RSUs granted under our LTIP, which are scheduled to fully vest and be distributed on the third anniversary of the grant date (see Long-Term Incentive Program below).

The HR&CC granted the RSUs earned for 2012 under the annual bonus program effective February 6, 2013 in a specified dollar amount. After our January 2013 HR&CC meeting, we released our 2012 fourth quarter and year-end preliminary earnings results before the opening of trading on February 5, 2013, and the numbers of shares of NYSE Euronext common stock underlying the RSUs were calculated based on the closing price of the stock on that date ($35.22). If stockholders approve Proposal No. 4 included in this proxy statement, these awards will be settled in shares. If stockholders do not approve the proposal, the awards will be settled in cash in an amount equal to the value of the shares that otherwise would have been delivered; provided that on the closing of the Merger, the awards will be converted to awards based on ICE common stock and will settle in ICE common stock or cash at the discretion of ICE.

The delivery of the annual bonus through cash and equity-based awards ensures that our named executives’ focus is properly balanced between the short- and long-term, and is an industry leading practice. As illustrated above (see “Pay Mix”), a higher portion of our annual bonus is delivered in equity-based awards when compared to our peer groups.

The table below reports the results of a competitive analysis conducted for the HR&CC by Towers Watson. It uses information gathered from 2012 proxy statements and Form 20-F filings for the Company’s two peer groups (see Compensation Process and Market Comparisons—Peer Groups) to assess the degree to which our peers defer executives’ annual bonuses in this manner. As reported, only six of the 27 peers across the two peer groups that paid a bonus for 2011 (four of 16 in the Global Peer Group and two of 11 in the Exchange Peer Group) paid part of that bonus in equity. These results indicate that NYSE Euronext executives receive considerably more of their annual bonuses deferred into equity-based awards than the peers.

Peers Who Paid Equity-Based Awards as a Component of Bonus

		Chief Executive Officer(1)		Other Named Executives(1)
Global Peer	Number of Companies	Cash	Equity- Based	Cash	Equity- Based
Global Peer Group (2)
Barclays PLC	1	0%	100%	0%	100%
Blackrock, Inc.	1	47%	53%	52%	48%
BNP Paribas	1	40%	60%	40%	60%
Société Générale Group	1	77%	23%	77%	23%
All other Global Peer Group companies	12	100%	0%	100%	0%

Total Global Peer Group	16
Exchange Peer Group (3)
Deutsche Börse AG	1	66%	34%	65%	35%
ICAP Plc	1	62%	38%	46%	54%
All other Exchange Peer Group companies	9	100%	0%	100%	0%

Total Exchange Peer Group	11
NYSE Euronext		50%	50%	50%	50%

(1)	Based on 2011 total direct compensation as disclosed in 2012 proxy statements.

(2)	There are 16 peer companies in the 2012 Global Peer Group. Four peers (Barclays PLC, Blackrock, Inc., BNP Paribas, and Société Générale Group) delivered equity as part of their named executives’ bonus compensation. Ten of the remaining 12 companies delivered 100% of the bonus in cash, and the other two companies (AEGON N.V and ING Groep N.V.) did not pay bonus compensation.

(3)	There are 11 companies in the 2012 Global Exchange Peer Group. Two peers (Deutsche Börse AG and ICAP Plc) delivered equity as a component of bonus. The remaining nine companies delivered 100% of the bonus in cash to the named executives other than the CEO. For the CEO, eight of the remaining nine companies delivered 100% of the bonus in cash, and the other company (Interactive Brokers Group, Inc.) did not pay bonus compensation.

Long-Term Incentive Program

Introduction

Our third primary compensation component is the LTIP. The program currently consists of annual grants of equity-based awards under our Omnibus Incentive Plan that nurture an ownership culture and enable our executives to hold a stake in the Company and participate in the long-term success of the Company. As these grants are intended to enhance our ability to retain our executives, to recognize talent and to reward executives for future firm-wide performance, we consider them to be prospective grants. This contrasts with the equity-based component of the annual performance bonus award, which reflects performance during the most recently completed fiscal year.

Long-Term Incentive Grants Made in 2012

On February 11, 2012, each named executive (and each other participant in the LTIP) received an RSU award under the LTIP as part of the executive’s compensation for 2012. The initial value of each award was determined based on the executive’s level and scope of responsibility; the HR&CC also reviewed and considered the results of the annual survey of the peers’ compensation which, as described above, guide but do not dictate compensation decisions. Award levels for grants made in February 2012 were set at $3,000,000 for Mr. Niederauer, $1,500,000 for Mr. Cerutti, $1,250,000 for each of Messrs. Leibowitz and Halvey, $1,000,000 for each of Messrs. Geltzeiler and Duranton and $750,000 for Mr. Jones. Mr. Niederauer also received a PSU award in 2012 with a grant date value of $3,000,000. Mr. Jones’ LTIP awards vested in connection with the termination of his employment effective as of June 30, 2012 (see 2012 Compensation—Potential Payments on Termination and Change in Control below).

Amounts are denominated in dollars for consistency. These dollar amounts were converted into the number of shares of NYSE Euronext common stock covered by the awards based on the closing price of a share on February 10, 2012 ($28.94).

For 2012, as for prior years, the HR&CC determined that it was appropriate to award service-vesting RSUs under the LTIP that are scheduled to vest on the third anniversary of the date of grant. Because the grant date value of each year’s award varies, and because the ultimate value of the award is tied to the Company’s share price, the HR&CC believes that the time-vesting feature best balances the retention and performance aspects of these awards.

Mr. Niederauer’s employment agreement provides for a PSU award in each of 2012, 2013, 2014 and 2015, which is intended to further strengthen the link between our CEO’s compensation and stockholder value creation. The grant date number of shares underlying each award is equal to $3,000,000 divided by the closing price of a share on the day before the grant date. Each PSU award represents the right to receive between 0% and 200% of the shares of NYSE Euronext common stock underlying the award based on the Company’s TSR relative to the TSR of the S&P 500 during the applicable three-year performance period (subject to the $6,000,000 cap described below). The PSUs vest at the end of the performance period, subject generally to Mr. Niederauer’s continued employment and the level of achievement of the applicable relative TSR goal described below. The first of these awards was granted to Mr. Niederauer on May 1, 2012.

If the Company’s TSR equals the TSR of the S&P 500, 100% of the shares underlying the award will be distributed. The PSU award is subject to a threshold relative TSR goal that, if met, will result in distribution of 75% of the underlying shares. The threshold will be met if the Company’s TSR is 25 percentage points less than the TSR of the S&P 500. If the threshold is not met, no shares will be distributed, and the PSUs will be forfeited in their entirety. The PSU award is also subject to a maximum relative TSR goal that, if met, will result in distribution of 200% of the underlying shares. The maximum will be met if the Company’s TSR is 100 percentage points more than the TSR of the S&P 500. If the maximum is exceeded, no additional shares will be distributed. In addition, the PSU award is subject to a maximum payout such that the fair market value of the distributed shares (valued as of December 31, 2014) is capped at $6,000,000.

Mr. Niederauer is not entitled to any accelerated vesting of his PSUs upon a change in control and therefore the award will not vest on the closing of the Merger. The Merger Agreement provides that, upon the closing of the Merger, the performance criteria for the PSU award granted in 2012 will be deemed attained based on actual performance measured as of the closing date. The portion of the PSUs for which the performance criteria is deemed attained will convert into a substantially equivalent RSU award denominated in shares of ICE common stock that will continue to vest following the closing on the same vesting schedule as the PSU award (subject to pro-rata accelerated vesting on specified terminations of employment).

Long-Term Incentive Grants Made in 2013

On February 6, 2013, each named executive (and each other participant in the LTIP) received an RSU award under the LTIP as part of the executive’s compensation for 2013. Award amounts for grants made in February 2013 were set at $1,500,000 for Mr. Niederauer, $1,350,000 for Mr. Cerutti, $1,100,000 for Mr. Leibowitz, $1,200,000 for Mr. Halvey, $900,000 for Mr. Geltzeiler and $900,000 for Mr. Duranton. Mr. Jones did not receive an LTIP award in February 2013, as his employment terminated in 2012. Amounts are denominated in dollars for consistency. Mr. Niederauer also received a PSU award on February 6, 2013 with a grant date value of $3,000,000. The dollar amounts for these LTIP and PSU awards were converted into the number of shares of NYSE Euronext common stock covered by the awards based on the closing price of a share on February 5, 2013 ($35.22). If stockholders approve Proposal No. 4 included in this proxy statement, outstanding equity-based awards will be settled in shares. If stockholders do not approve the proposal, the awards will be settled in cash in an amount equal to the value of the shares that otherwise would have been delivered; provided that on the closing of the Merger, the awards will be converted to awards based on ICE common stock and will settle in ICE common stock or cash at the discretion of ICE.

Mr. Niederauer voluntarily relinquished 50% (or $1,500,000) of the target value of his February 2013 LTIP to which he is entitled under his employment agreement to be reallocated to employees (other than the named executives) for LTIP grants from the pool for such grants authorized under the Merger Agreement. The other named executives’ 2013 LTIP grants were an average of 9% lower than in 2012.

For 2013, as for prior years, the HR&CC determined that it was appropriate to award service-vesting RSUs under the LTIP that are scheduled to vest on the third anniversary of the date of grant. In a change from our prior practice, the RSUs awarded in 2013 under the LTIP, including the awards to our named executives, do not provide for immediate vesting upon a change in control. On the closing of the Merger, the RSU awards will convert into substantially equivalent RSU awards denominated in shares of ICE common stock that will be subject to the same vesting schedule as the original RSU awards (subject to accelerated vesting on specified terminations of employment).

Mr. Niederauer’s PSU award also does not provide for accelerated vesting upon a change in control. The Merger Agreement provides that, upon the closing of the Merger, the performance criteria for the PSU award granted in 2013 will be deemed attained based on the greater of target (100%) or actual performance measured as of the last day of the month ending prior to the month of closing. The portion of the PSUs for which the performance criteria is deemed attained will convert into a substantially equivalent RSU award denominated in shares of ICE common stock that will be subject to the same vesting schedule as the PSU award (subject to pro-rata accelerated vesting on specified terminations of employment).

Other Compensation Elements

Employee Benefits

We maintain the following employee benefit and perquisite programs for our named executives.

Welfare Benefits. We have broad-based health, dental, vision, life and disability benefit programs. We do not provide any welfare benefits exclusively to executives.

Retirement Benefits. For the named executives based in the United States, Messrs. Niederauer, Leibowitz, Geltzeiler, Halvey and Duranton, we provide retirement benefits through a tax-qualified 401(k) retirement savings plan and a non-qualified arrangement, the Supplemental Executive Savings Plan (“SESP”), for contributions above 401(k) limits imposed under the Internal Revenue Code. Prior to January 1, 2010, we provided employer matching of executives’ contributions to the SESP on a dollar-for-dollar basis up to 6% of base salary in excess of $245,000 (for 2009). Effective January 1, 2010, however, we eliminated this employer match, which resulted in a significant reduction in the executives’ total compensation.

Prior to his departure, Mr. Jones participated in the NYSE Euronext Group Personal Pension Plan, a defined contribution plan available to employees in the United Kingdom. For employees who, like Mr. Jones, joined the Company prior to November 30, 2009, the Company contributes 8% of the employees’ pensionable salary up to the government-set upper earnings limit (£42,475 in 2012) and 20% of their pensionable salary above the upper earnings limit, subject to government caps on pension fund value. For employees who joined after November 30, 2009, the Company contributes 7% of the employees’ basic salary, and the employees contribute 3%. The Company also makes an additional employer contribution equal to 5% of any salary sacrifice into the plan that an employee elects to make. Pursuant to the terms of Mr. Jones’ separation agreement, the Company agreed to continue to make contributions to his account under the plan for 12 months after termination of his employment. For a summary of the terms of the separation agreement, see 2012 Compensation—Potential Payments on Termination and Change in Control below.

Perquisites. Consistent with industry and local practice and to facilitate efficient conduct of business and promote the safety of our named executives, we provide them with certain perquisites. These perquisites are in a form and amount that are typical in our industry and the principal countries in which we operate. The HR&CC reviews these perquisites on a regular basis.

We provide Mr. Niederauer with a company car and trained security driver and Mr. Cerutti with a company car. This convenience is provided primarily for business purposes and commuting. With limited exceptions, the named executives do not reimburse us for the cost of their personal use of these services. We provide Messrs. Geltzeiler, Halvey and Duranton with paid parking facilities and, for Mr. Duranton, tax planning services. Although we provide these benefits to enhance the security and efficiency of our key executives, SEC rules require that costs of personal use be disclosed as compensation to the executives.

Termination and Change in Control Arrangements. We have entered into an employment agreement with each of our named executives that provides termination benefits. Under the terms of the RSUs awarded to Messrs. Niederauer, Leibowitz, Geltzeiler, Halvey, Cerutti and Duranton in 2012 or earlier, the awards fully vest, and the shares underlying the awards are distributed, on a change in control or on termination of his employment due to his death or disability, by NYSE Euronext without cause or by him for good reason or in a qualifying retirement at or after a specified age. We believe that termination benefits are appropriate to attract and retain executive talent, to avoid costly and potentially protracted separation negotiations and to protect our named executives’ investment in the Company. In addition, such benefits are customary in the jurisdictions in which we do business and in which our named executives reside. Beginning with grants made in 2013, the RSUs do not provide for immediate vesting upon a change in control; instead, the awards will continue to vest as scheduled following a change in control. See 2012 Compensation—Potential Payments on Termination and Change in Control below for additional details on these arrangements, and see Subsequent Events below for a summary of the treatment of the RSUs in connection with the Merger.

Under his amended and restated employment agreement entered into on March 26, 2012, Mr. Niederauer agreed to waive his right to the golden parachute tax gross-up in his original employment agreement. This right required the Company to reimburse Mr. Niederauer for the 20% excise tax that would be imposed on him under Section 4999 of the Internal Revenue Code if the amount of the payments and benefits that he would receive in connection with a change in control exceeded a specified threshold. In addition, Mr. Niederauer agreed to a contingent cutback whereby the amount of these payments and benefits will be reduced to $1,000 less than his safe harbor amount (generally, 2.99 times his average total annual compensation for the five calendar years prior to the change in control) if it leaves him in a better after-tax position. The waiver of the excise tax and the contingent cutback will benefit the Company by eliminating the excise tax reimbursement and, if the cutback applies, by reducing the amount of the change in control payments and benefits, and also by reducing or eliminating the amount of the Company’s corresponding lost compensation deduction under Section 280G of the Internal Revenue Code.

In addition to this waiver and contingent cutback, the amended and restated employment agreement restores the severance amount that applied under his original employment agreement during the first three years of the term and simplifies the agreement by providing for the same severance amount to be paid in “change in control” terminations and non-“change in control” terminations. The amended and restated agreement provides that, on termination of his employment by the Company without cause or by him for good reason, Mr. Niederauer is entitled to severance in an amount equal to two times his annual base salary plus target bonus. Under his original agreement, from the third anniversary of the agreement, on May 29, 2011, this severance amount was reduced to one times his annual base salary plus target bonus (unless the termination occurred in connection with or anticipation of, or within two years after, a change in control, in which case the two times multiple applied). The definitions of “cause,” “good reason” and “change in control” for the amended and restated agreement are the same as for the original agreement (for summaries of these definitions, see 2012 Compensation—Potential Payments on Termination and Change in Control below).

Separation Agreement with Mr. Jones. On June 12, 2012, Mr. Jones entered into a separation agreement with LIFFE Administration and Management, a subsidiary of the Company, which sets forth the terms of the termination of his employment effective as of June 30, 2012. For a summary of these terms, see 2012 Compensation—Potential Payments on Termination and Change in Control below.

Clawbacks

We would seek to recover, under the relevant provisions of the Sarbanes-Oxley Act, previously awarded bonuses or equity-based compensation or profits in the event of a restatement of financial or other performance results. We will establish a policy to provide for the forfeiture or recovery of performance-based compensation in the event of such a restatement (i.e., a “clawback”), as the rules mandated by the Dodd-Frank Act are defined.

Policy Prohibiting Hedging Transactions

Our Personal Trading Policy prohibits Company employees, including our named executives, from having a financial interest in having Company securities decline in price or engaging in naked short selling of Company securities.

Other Factors Affecting 2012 Compensation

Deductibility

Section 162(m) of the Internal Revenue Code generally limits the federal income tax deduction for compensation paid to each of the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) of a publicly held corporation to $1 million per fiscal year, with exceptions for certain performance-based compensation. Although we consider deductibility under Section 162(m) when structuring our compensation arrangements for our named executives, depending upon the relevant circumstances at the time, the HR&CC may determine to award compensation that may not be deductible. In making this determination, the HR&CC balances the purposes and needs of our executive compensation program against potential tax cost.

In accordance with the terms of the NYSE Euronext Omnibus Incentive Plan, the HR&CC established performance goals for 2012 in a manner intended to ensure that the compensation paid to our named executives would not be subject to deductibility limits under Section 162(m). At its February 2012 meeting, the HR&CC determined that for 2012 Mr. Niederauer and Mr. Cerutti each was eligible for a maximum annual performance bonus and LTIP award in an aggregate amount equal to 1.2% of EBITDA (as defined above) and that the other named executives subject to the limits each were eligible for a maximum annual performance bonus and LTIP award in an aggregate amount equal to 0.6% of EBITDA. As EBITDA for 2012 was $1.003 billion, the maximum bonus and LTIP awards for these named executives were $12.036 million for each of Mr. Niederauer and Mr. Cerutti and $6.018 million for each of the other executives. The actual bonuses and LTIP awards granted to these named executives for 2012 were below these maximums (for these actual amounts, see the Annual Incentive Compensation table above).

Note Regarding Equity Grant Calculations

The equity portions of the named executives’ 2012 annual performance awards were granted at the HR&CC’s January 2013 meeting. Because these awards were granted in 2013, they do not appear in the 2012 Summary Compensation Table that follows this CD&A. The equity portion of the 2012 annual performance awards will first appear in the 2013 line of next year’s Summary Compensation Table.

Subsequent Events

Elimination of Single-Trigger Vesting of LTIP Awards and Treatment of Awards in the Merger

In a change from our prior practice, the award agreements for the RSUs granted to our named executives in 2013, including both the RSU component of the annual bonus and the RSUs granted under the LTIP, do not provide for immediate vesting upon a change in control.

The Merger Agreement provides that the named executives’ equity-based awards (and those of other employees) will be treated as follows in connection with the Merger:

•

Time-vesting RSUs granted under the bonus plan, including those granted in February 2013, and time-vesting RSUs granted under the LTIP prior to December 20, 2012, will fully vest on the closing of the Merger and be distributed in shares of ICE common stock (or, in certain circumstances, cash).

•	Time-vesting RSUs granted under the LTIP in February 2013 will convert into substantially equivalent RSU awards denominated in shares of ICE common stock.

•

The performance criteria applicable to the PSUs granted to Mr. Niederauer in May 2012 will be deemed attained based on the actual attainment of the relative TSR performance condition, as measured as of the closing date of the Merger. The performance criteria applicable to the PSUs granted to Mr. Niederauer in February 2013 will be deemed attained based on the greater of target (100%) or actual attainment of the relative TSR performance condition, as measured as of the last day of the month ending prior to the month of closing. The portions of the PSUs for which the performance conditions are deemed attained will convert into substantially equivalent RSUs denominated in shares of ICE common stock.

•	RSUs held by our non-employee directors, which are granted fully vested, will be distributed in shares of ICE common stock (or, in certain circumstances, cash) following the closing of the Merger; and

•

Following the Merger, the ICE RSUs from which the 2013 LTIP RSUs and the PSUs converted will continue to vest on the same schedule as the original RSUs and PSUs, subject to accelerated vesting on specified terminations of employment.

Proposal to Amend and Restate the NYSE Euronext Omnibus Incentive Plan

We are asking our stockholders to approve a proposed amendment and restatement of our Omnibus Incentive Plan, as described in Proposal No. 4 in this proxy statement. Due to the circumstances related to the proposed amendment to the plan, in February 2013 the HR&CC granted to our named executives and other employees RSUs and, for Mr. Niederauer, PSUs that may be settled in cash rather than shares. If our stockholders approve this proposal, outstanding equity-based awards will be settled in shares. If our stockholders do not approve this proposal, the awards will be settled in cash in an amount equal to the value of the shares that otherwise would have been delivered, unless, in connection with the Merger, ICE determines to settle them in ICE shares; provided that on the closing of the Merger, outstanding awards will be converted to awards based on ICE common stock and will settle in ICE common stock or cash at the discretion of ICE. See Proposal No. 4—Approval of Amended and Restated NYSE Euronext Omnibus Incentive Plan.

Our Board unanimously recommends that you vote FOR this proposal.

Conclusion

As described in this CD&A, our compensation philosophy and the policies and practices that support it are designed to retain our talented management team and incentivize them to create stockholder value. To achieve these objectives, compensation is directly linked to the achievement of corporate operational and strategic performance outcomes and the value of our stock, and is balanced between performance- and service-based awards. Compensation is tied directly to company performance, as demonstrated by the overall reduction in compensation paid to the named executives for 2012 as a result of the lower level of achievement of the EBITDA performance goal that funds the annual bonus pool, thereby reflecting a strong link between pay and performance. The HR&CC and management believe that the executive compensation actions taken in 2012 support our compensation philosophy, implemented our compensation policies effectively, were competitive within the overall market for talent, and were appropriate considering NYSE Euronext’s performance.

2012 Compensation

The following tables contain information about the compensation that we provided to our chief executive officer, president and deputy chief executive officer, chief financial officer, three other most highly compensated executive officers and one former executive officer in 2012.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(3)	All Other Compensation(4)	Total
Duncan L. Niederauer	2012	$1,000,000	$1,675,000	$8,750,002	$613,466	$12,038,468
Chief Executive Officer	2011	1,000,000	2,750,000	4,675,017	664,249	9,089,266
	2010	1,000,000	2,375,000	3,625,001	58,039	7,058,040

Dominique Cerutti(1)	2012	868,050	600,000	2,449,973	268,900	4,186,923
President and Deputy Chief	2011	938,250	943,213	2,350,000	274,280	4,505,743
Executive Officer	2010	897,750	850,000	1,785,007	54,926	3,587,683

Michael S. Geltzeiler	2012	750,000	500,000	1,750,002	247,393	3,247,395
Group Executive Vice President and	2011	750,000	750,000	1,549,989	312,264	3,362,253
Chief Financial Officer	2010	750,000	550,000	1,449,982	38,018	2,788,000

Lawrence E. Leibowitz	2012	750,000	750,000	2,450,002	301,286	4,251,288
Chief Operating Officer	2011	750,000	1,200,000	2,250,003	383,382	4,583,385
	2010	750,000	1,000,000	2,174,996	34,317	3,959,313

John K. Halvey	2012	750,000	750,000	2,500,010	294,605	4,294,615
Group Executive Vice President and	2011	750,000	1,250,000	2,000,010	347,728	4,347,738
General Counsel	2010	750,000	1,000,000	1,924,992	35,654	3,710,646

Philippe Duranton	2012	750,000	450,000	1,649,985	252,975	3,102,960
Group Executive Vice President and	2011	750,000	650,000	1,549,989	303,413	3,253,402
Global Head of Human Resources	2010	750,000	550,000	1,449,982	31,900	2,781,882

Garry P. Jones	2012	356,657	—	2,939,590	2,192,211	5,488,458
Group Executive Vice President and
Head of Global Derivatives(2)

(1)	For Mr. Cerutti, the amounts in this table represent the U.S. dollar equivalent of amounts earned in euros. For 2012, 2011 and 2010, the applicable average exchange rates were $1.286, $1.39 and $1.33 per euro, respectively.

(2)	Mr. Jones’ employment terminated effective as of June 30, 2012. The terms of his separation agreement are described under Potential Payments on Termination and Change in Control—Separation Payments to Mr. Jones below. The amounts reported in the Stock Awards column include $1,300,014 in RSUs granted in 2012 and $1,639,576 representing the value of acceleration of equity awards. For Mr. Jones, the awards in this table represent the U.S. dollar equivalent of amounts earned in pounds, based on $1.585 per pound, which was the average exchange rate for 2012.

(3)	This column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of RSUs granted to the named executives in 2010, 2011 and 2012 and of PSUs granted to Mr. Niederauer in 2012. The grant date fair value reported for the PSUs is $3,000,000, which is calculated based on the probable outcome of the applicable relative TSR performance condition, excluding the effect of estimated forfeitures. Assuming maximum performance is achieved, the aggregate value of the shares that would be issued at the end of the performance, based on the $25.75 closing price of a share on the day prior to the grant date, is $6,000,000. The PSU award is subject to a maximum payout such that the value of the distributed shares (valued as of the end of the performance period) is capped at $6,000,000. These RSUs and PSUs are subject to vesting and forfeiture provisions. The actual value realized by each named executive for these RSU and PSU awards is a function of the value of the shares underlying the awards on the date the shares are delivered and, in the case of the PSUs, the level of achievement of the performance condition. For further information on how we account for stock-based compensation, please see Notes 2 and 9 to the consolidated financial statements included in NYSE Euronext’s 2012 Annual Report on Form 10-K.

We granted RSUs as part of the 2012 annual incentive bonus awarded to each named executive. However, because these grants were not made until after the end of 2012, they are not reflected in this column in accordance with SEC rules.

These RSU grants are described in the Annual Performance Bonus section of the Compensation Discussion and Analysis that precedes this table.

(4)	This column includes the incremental cost of certain perquisites and other benefits provided to the named executives, including the following:

2012 All Other Compensation

Name	Perquisites and Other Personal Benefits(a)	Retirement Plan Contributions(b)	Dividend Equivalents on RSUs	Separation Payments	Payout of Accrued Vacation	Total
Duncan L. Niederauer	$59,957	$65,000	$488,509	—	—	$613,466
Dominique Cerutti(c)	16,615	47,338	204,947	—	—	268,900
Michael S. Geltzeiler	15,402	52,500	179,491	—	—	247,393
Lawrence E. Leibowitz	—	52,500	248,786	—	—	301,286
John K. Halvey	12,816	52,500	229,289	—	—	294,605
Philippe Duranton	25,131	52,500	175,344	—	—	252,975
Garry P. Jones(d)	13,039	202,883	92,258	1,803,097	80,934	2,192,211

(a)	For Mr. Niederauer, this represents pro-rated personal use of 10.44% of a company-provided car and driver. Although we provide this benefit to enhance the security and efficiency of Mr. Niederauer, SEC rules require that costs of commuting and other uses not directly and integrally related to our business be disclosed as compensation to the executive. For Messrs. Geltzeiler and Halvey, this represents the cost of parking facilities. For Mr. Duranton, this represents the cost of parking facilities ($10,870) and tax planning services ($14,261). For Mr. Cerutti, this represents personal use of car ($7,926), private medical coverage ($2,248) and disability insurance ($6,441). For Mr. Jones, this includes the amounts described in footnote (d) below.

(b)	For Messrs. Niederauer, Geltzeiler, Leibowitz, Halvey and Duranton, this represents company contributions to the executive’s accounts under our 401(k) plan and the Supplemental Executive Savings Plan (“SESP”). The 2012 company contribution to each executive’s account under the 401 (k) plan was $27,250. The 2012 company contributions to the executives’ accounts under the SESP are set forth in the “NYSE Euronext Contributions in 2012” column of the 2012 Nonqualified Deferred Compensation table below. For Mr. Cerutti, this represents contributions to a personal defined contribution scheme in lieu of pension benefits. For Mr. Jones, this includes the amounts described in footnote (d) below.

(c)	For Mr. Cerutti, the amounts in this table represent the U.S. dollar equivalent of amounts earned in euros, based on $1.286 per euro, which was the average exchange rate for 2012.

(d)	Mr. Jones’ employment terminated effective as of June 30, 2012. The “Perquisites and Other Personal Benefits” column includes amounts paid in 2012 for parking facilities during his employment with the Company ($1,981) and for private medical insurance, critical illness insurance, personal accident insurance, life insurance and income protection. Certain of these amounts were provided pursuant to his separation agreement, which is described further under Potential Payments on Termination and Change in Control—Separation Payments to Mr. Jones below. Amounts in the “Retirement Plan Contributions” column represent contributions to the NYSE Euronext Group Personal Pension Plan during his employment ($67,628) and following the termination of his employment in accordance with the terms of his separation agreement ($135,255). Amounts in the “Separation Payments” column include a severance payment ($1,089,784) and pay in lieu of notice ($713,313). For Mr. Jones, the amounts in this table represent the U.S. dollar equivalent of amounts earned in pounds, based on $1.585 per pound, which was the average exchange rate for 2012.

2012 Grants of Plan-Based Awards

Name	Grant Date	Date of Board Action	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
			Threshold (#)	Target (#)	Maximum (#)
Duncan L. Niederauer
2012 Annual Bonus RSU	2/11/12	2/1/12	—	—	—	95,024	$2,749,995
2012 LTIP RSU	2/11/12	2/1/12	—	—	—	103,663	3,000,007
2012 LTIP PSU	5/1/12	3/26/12	87,379	116,505	233,010	—	3,000,000	(2)
Dominique Cerutti
2012 Annual Bonus RSU	2/11/12	2/1/12	—	—	—	32,826	949,984
2012 LTIP RSU	2/11/12	2/1/12	—	—	—	51,831	1,499,989
Michael S. Geltzeiler
2012 Annual Bonus RSU	2/11/12	2/1/12	—	—	—	25,916	750,009
2012 LTIP RSU	2/11/12	2/1/12	—	—	—	34,554	999,993
Lawrence E. Leibowitz
2012 Annual Bonus RSU	2/11/12	2/1/12	—	—	—	41,465	1,199,997
2012 LTIP RSU	2/11/12	2/1/12	—	—	—	43,193	1,250,005
John K. Halvey
2012 Annual Bonus RSU	2/11/12	2/1/12	—	—	—	43,193	1,250,005
2012 LTIP RSU	2/11/12	2/1/12	—	—	—	43,193	1,250,005
Philippe Duranton
2012 Annual Bonus RSU	2/11/12	2/1/12	—	—	—	22,460	649,992
2012 LTIP RSU	2/11/12	2/1/12	—	—	—	34,554	999,993
Garry P. Jones
2012 Annual Bonus RSU	2/11/12	2/1/12	—	—	—	19,005	550,005
2012 LTIP RSU	2/11/12	2/1/12	—	—	—	25,916	750,009

(1)	The amounts in these columns represent the range of the number of shares that Mr. Niederauer could receive on settlement of his PSU award. The actual number of shares (if any) that he receives will depend on the Company’s achievement of the applicable relative TSR goal for the three-year performance period ending on December 31, 2014. For more on this PSU award, see the Long-Term Incentive Program section of the Compensation Discussion and Analysis that precedes this table.

(2)	Reflects the grant date fair value of Mr. Niederauer’s PSU award based on the probable outcome of the applicable relative TSR performance condition, excluding the effect of estimated forfeitures. Assuming maximum performance is achieved, the aggregate value of the shares that would be issued at the end of the performance, based on the $25.75 closing price of a share on the day prior to the grant date, is $6,000,000. The award is subject to a maximum payout such that the fair market value of the distributed shares (valued as of the end of the performance period on December 31, 2014) is capped at $6,000,000.

Named Executives’ Employment Agreements and Equity-Based Awards

We have entered into employment agreements with Messrs. Niederauer, Leibowitz, Geltzeiler, Halvey, Cerutti and Duranton that provide for the payment of base salaries, annual performance bonuses, long-term incentive awards and perquisites to the executives. The agreements also contain restrictions against competing and soliciting our employees and customers that apply during the executives’ employment and for one year after termination of their employment. The following is a summary of the terms of the employment agreements and the award agreements for the RSUs and PSUs granted to the named executives. The treatment of the named executives’ equity-based awards under the terms of the Merger Agreement is described in Elimination of Single-Trigger Vesting of LTIP Awards and Treatment of Awards in the Merger above and Effect of the Merger on NYSE Euronext Stock Options and Awards in the Form S-4 filed by ICE on January 28, 2013.

Base Salary

The employment agreements with Messrs. Niederauer, Leibowitz, Geltzeiler, Halvey and Duranton provide that their salaries are to be determined by the HR&CC and can be no less than $1,000,000 for Mr. Niederauer and $750,000 for each of Messrs. Leibowitz, Geltzeiler, Halvey and Duranton. The employment agreement with Mr. Cerutti provides for an initial base salary of €675,000.

Annual Performance Bonus Awards

Under the terms of their employment agreements, Messrs. Niederauer, Leibowitz, Geltzeiler, Halvey and Duranton are eligible for annual bonuses at the discretion of the HR&CC, paid in any combination of cash and equity. On termination of the executive’s employment by NYSE Euronext without “cause,” by the executive for “good reason” or due to the executive’s death or “disability” (for the definitions of such terms, see Potential Payments on Termination and Change in Control below), the employment agreements provide that each executive would be entitled to an annual bonus for the year of such termination in an amount based on the HR&CC’s determination of the achievement of the applicable performance metrics for such year, pro-rated to reflect the portion of such year that the executive was employed and paid at the time annual bonuses are paid by NYSE Euronext.

Under the terms of his employment agreement, Mr. Cerutti is eligible for an annual bonus at the discretion of the HR&CC, paid half in cash and half in RSUs. The maximum amount of Mr. Cerutti’s annual bonus will be determined each year by the Company.

Effective February 11, 2012, the HR&CC granted RSU awards to each of the named executives under the NYSE Euronext Omnibus Incentive Plan as part of the 2011 annual performance bonus. Although these awards correspond to the 2011 annual performance bonus, they appear in the above table because they were granted in 2012 (once the financial results for 2011 and annual performance awards had been determined). See the Annual Performance Bonus section of the Compensation Discussion and Analysis on pages 40 to 46 of last year’s proxy statement for a discussion of the factors considered in determining these award amounts. The RSUs are scheduled to vest, and the underlying shares are scheduled to be delivered, in substantially equal installments on each February 11 of 2013, 2014 and 2015. See the Annual Performance Bonus section of the Compensation Discussion and Analysis above for a discussion of these award amounts. For a discussion of the treatment of these RSUs in connection with the Merger and the circumstances under which these RSUs may be settled in cash, see the Subsequent Events section of the Compensation Discussion and Analysis above.

Long-Term Incentive Awards

Effective February 11, 2012, the HR&CC granted an additional annual award of RSUs pursuant to the LTIP to each of the named executives, in the amounts set forth in the table above. See the Long-Term Incentive Plan section of the Compensation Discussion and Analysis on pages 46 to 47 of last year’s proxy statement for a discussion of the factors considered in determining these award amounts. The RSUs were issued under and are governed by the NYSE Euronext Omnibus Incentive Plan. The RSUs are scheduled to vest, and the underlying shares are scheduled to be delivered, in their entirety on February 11, 2015.

Effective May 1, 2012, the HR&CC also granted an annual award of PSUs to Mr. Niederauer in accordance with the terms of his employment agreement. See the Long-Term Incentive Plan section of the Compensation Discussion and Analysis above for a discussion of the applicable performance period and performance metrics for the PSUs.

For a discussion of the treatment of these RSUs and PSUs in connection with the Merger and the circumstances under which these awards may be settled in cash, see the Subsequent Events section of the Compensation Discussion and Analysis above.

Perquisites

Messrs. Niederauer’s and Cerutti’s employment agreements provide for their use of a car and driver to be provided by the Company, provided that Mr. Cerutti’s use of a driver, if any, is to be for business purposes only. Mr. Cerutti is currently provided with the use of a car but does not have a driver. Pursuant to their employment agreements, we provide Messrs. Geltzeiler, Halvey and Duranton with paid parking facilities and Mr. Duranton with tax planning services.

Termination of Employment and Change in Control

The employment agreements of Messrs. Niederauer, Leibowitz, Geltzeiler, Halvey, Cerutti and Duranton provide that, on specified terminations of employment, the executives receive severance payments and acceleration of equity award vesting. In addition, the award agreements for the RSU awards held by our named executives (other than LTIP RSUs granted in February 2013) provide for accelerated vesting of the RSUs on a change in control. See Potential Payments on Termination and Change in Control below for the values of the accelerated vesting of the named executives’ equity-based awards that would have occurred had the executives’ employment terminated under specified circumstances or had a change in control of NYSE Euronext occurred on December 31, 2012.

Under his amended and restated employment agreement entered into on March 26, 2012, Mr. Niederauer agreed to waive his right to the golden parachute tax gross-up in his original employment agreement. Mr. Niederauer’s employment agreement provides for a contingent cutback whereby the amount of the payments and benefits that he otherwise would receive in connection with a change in control transaction will be reduced to $1,000 less than his safe harbor amount (generally, 2.99 times his average total annual compensation for the five calendar years prior to the change in control) if it leaves him in a better after-tax position. In exchange for this waiver and contingent cutback, the amended and restated employment agreement restores the severance amount that applied under his original employment agreement during the first three years of the term and simplifies the agreement by providing for the same severance amount to be paid in “change in control” terminations and non-“change in control” terminations. The amended and restated agreement provides that, on termination of his employment by the Company without cause or by him for good reason, Mr. Niederauer is entitled to severance in an amount equal to two times his annual base salary plus target bonus. Under his original agreement, from the third anniversary of the agreement, on May 29, 2011, this severance amount was reduced to one times his annual base salary plus target bonus (unless the termination occurred in connection with or anticipation of, or within two years after, a change in control, in which case the two times multiple applied). The definitions of “cause,” “good reason” and “change in control” for the amended and restated agreement are the same as for the original agreement (for summaries of these definitions, see Potential Payments on Termination and Change in Control below).

On June 12, 2012, Mr. Jones entered into a separation agreement with LIFFE, which sets forth the terms of the termination of his employment effective as of June 30, 2012. The terms of his separation agreement are described under Potential Payments on Termination and Change in Control—Separation Agreement with Mr. Jones below.

Outstanding Equity Awards at December 31, 2012

	Stock Awards
Name	Number of Shares That Have Not Vested	Market Value of Shares That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	($)(1)	(#)	($)(1)
Duncan L. Niederauer(2)	407,091	$12,839,651	130,486	$4,115,528
Dominique Cerutti(3)	220,364	6,950,281	—	—
Michael S. Geltzeiler(4)	149,576	4,717,627	—	—
Lawrence E. Leibowitz(5)	207,322	6,538,935	—	—
John K. Halvey(6)	191,074	6,026,473	—	—
Philippe Duranton(7)	146,120	4,608,625	—	—
Garry P. Jones(8)	—	—	—	—

(1)	For the purposes of this table, we have determined the market value of RSUs and PSUs based on $31.54 per share, the closing price of NYSE Euronext common stock on December 31, 2012.

(2)	The first two columns represent 29,951 RSUs ($944,655) granted to Mr. Niederauer as an annual bonus for 2009, 63,425 RSUs ($2,000,425) granted under the LTIP in 2010, 46,900 RSUs ($1,479,226) granted as an annual bonus for 2010, 68,128 RSUs ($2,148,757) granted under the LTIP in 2011, 95,024 RSUs ($2,997,057) granted as an annual bonus for 2011 and 103,663 RSUs ($3,269,531) granted under the LTIP in 2012. The “Equity Incentive Plan Awards” columns reflect the PSU award granted to Mr. Niederauer under the LTIP in 2012. Annual bonus RSUs vest ratably over a period of three years from the date of grant. The LTIP RSUs vest fully three years from the date of grant. The PSU award is subject to a relative TSR goal for the three-year performance period ending on December 31, 2014. The number of shares and the value reported in the table for the PSU award assume that performance will be attained at the performance level as of December 31, 2012 (112% of the target level). The actual number of shares (if any) that Mr. Niederauer receives could range from 87,379 to 233,010, depending on the level of achievement of the relative TSR goal. The award is subject to a maximum payout such that the fair market value of the distributed shares (valued as of the end of the performance period) is capped at $6,000,000.

(3)	Represents 494 RSUs ($15,581) granted to Mr. Cerutti as an annual bonus for 2009, 73,996 RSUs ($2,333,834) granted under the LTIP in 2010, 16,786 RSUs ($529,430) granted as an annual bonus for 2010, 44,431 RSUs ($1,401,354) granted under the LTIP in 2011, 32,826 RSUs ($1,035,332) granted as an annual bonus for 2011 and 51,831 RSUs ($1,634,750) granted under the LTIP in 2012. Annual bonus RSUs vest ratably over a period of three years from the date of grant. The LTIP RSUs vest fully three years from the date of grant.

(4)	Represents 6,342 RSUs ($200,027) granted to Mr. Geltzeiler as an annual bonus for 2009, 42,283 RSUs ($1,333,606) granted under the LTIP in 2010, 10,860 RSUs ($342,524) granted as an annual bonus for 2010, 29,621 RSUs ($934,246) granted under the LTIP in 2011, 25,916 RSUs ($817,391) granted as an annual bonus for 2011 and 34,554 RSUs ($1,089,833) granted under the LTIP in 2012. Annual bonus RSUs vest ratably over a period of three years from the date of grant. The LTIP RSUs vest fully three years from the date of grant.

(5)	Represents 13,037 RSUs ($411,187) granted to Mr. Leibowitz as an annual bonus for 2009, 52,854 RSUs ($1,667,015) granted under the LTIP in 2010, 19,747 RSUs ($622,820) as an annual bonus for 2010, 37,026 RSUs ($1,167,800) granted under the LTIP in 2011, 41,465 RSUs ($1,307,806) as an annual bonus for 2011 and 43,193 RSUs ($1,362,307) granted under the LTIP in 2012. Annual bonus RSUs vest ratably over a period of three years from the date of grant. The LTIP RSUs vest fully three years from the date of grant.

(6)	Represents 13,037 RSUs ($411,187) granted to Mr. Halvey as an annual bonus for 2009, 42,283 RSUs ($1,333,606) granted under the LTIP in 2010, 19,747 RSUs ($622,820) granted as an annual bonus for 2010, 29,621 RSUs ($934,246) granted under the LTIP in 2011, 43,193 RSUs ($1,362,307) granted as an annual bonus for 2011 and 43,193 RSUs ($1,362,307) granted under the LTIP in 2012. Annual bonus RSUs vest ratably over a period of three years from the date of grant. The LTIP RSUs vest fully three years from the date of grant.

(7)	Represents 6,342 RSUs ($200,027) granted to Mr. Duranton as an annual bonus for 2009, 42,283 RSUs ($1,333,606) granted under the LTIP in 2010, 10,860 RSUs ($342,524) granted as an annual bonus for 2010, 29,621 RSUs ($934,246) granted under the LTIP in 2011, 22,460 RSUs ($708,388) granted as an annual bonus for 2011 and 34,554 RSUs ($1,089,833) granted under the LTIP in 2012. Annual bonus RSUs vest ratably over a period of three years from the date of grant. The LTIP RSUs vest fully three years from the date of grant.

(8)	Mr. Jones’ employment terminated effective as of June 30, 2012. Pursuant to the terms of his RSU award agreements and separation agreement, all of his outstanding RSUs vested in full on the effective date of his termination.

Stock Vested During 2012

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
	(#)	($)
Duncan L. Niederauer(2)	176,231	4,882,885
Dominique Cerutti(3)	16,239	418,625
Michael S. Geltzeiler(4)	75,108	2,080,447
Lawrence E. Leibowitz(5)	105,439	2,920,890
John K. Halvey(6)	93,923	2,602,011
Philippe Duranton(7)	75,108	2,080,447
Garry P. Jones(8)	130,325	3,356,514

(1)	The values shown are calculated based on the closing prices of NYSE Euronext common stock on the applicable vesting dates. These prices ranged from $23.45 to $27.82.

(2)	Represents 30,708 RSUs granted to Mr. Niederauer as an annual bonus for 2008, 92,123 RSUs granted under the LTIP in 2009, 29,950 RSUs granted as an annual bonus for 2009 and 23,450 RSUs granted as an annual bonus for 2010.

(3)	Represents 7,354 RSUs granted to Mr. Cerutti as a sign-on equity award in 2009, 493 RSUs granted as an annual bonus for 2009, and 8,392 RSUs granted as an annual bonus for 2010.

(4)	Represents 5,758 RSUs granted to Mr. Geltzeiler as an annual bonus for 2008, 57,577 RSUs granted under the LTIP for 2009, 6,342 RSUs granted as an annual bonus for 2009, and 5,431 RSUs granted as an annual bonus for 2010.

(5)	Represents 13,435 RSUs granted to Mr. Leibowitz as an annual bonus for 2008, 69,093 RSUs granted under the LTIP for 2009, 13,037 RSUs granted as an annual bonus for 2009, and 9,874 RSUs granted as an annual bonus for 2010.

(6)	Represents 13,435 RSUs granted to Mr. Halvey as an annual bonus for 2008, 57,577 RSUs granted under the LTIP for 2009, 13,037 RSUs granted as an annual bonus for 2009, and 9,874 RSUs granted as an annual bonus for 2010.

(7)	Represents 5,758 RSUs granted to Mr. Duranton as an annual bonus for 2008, 57,577 RSUs granted under the LTIP for 2009, 6,342 RSUs granted as an annual bonus for 2009, and 5,431 RSUs granted as an annual bonus for 2010.

(8)	Represents 2,678 RSUs granted to Mr. Jones as an annual bonus for 2008, 9,212 RSUs granted under the LTIP for 2009, 10,148 RSUs granted as an annual bonus for 2009, 29,598 RSUs granted under the LTIP for 2010, 13,033 RSUs granted as an annual bonus for 2010, 20,735 RSUs granted under the LTIP for 2011, 19,005 RSUs granted as an annual bonus for 2011, and 25,916 RSUs granted under the LTIP for 2012. Mr. Jones’ employment terminated effective as of June 30, 2012. Pursuant to the terms of his RSU award agreements and separation agreement, all of his outstanding RSUs vested in full on the effective date of his termination.

2012 Pension Benefits

None of our named executives participates in any defined benefit pension plan.

2012 Nonqualified Deferred Compensation

Name	Executive Contributions in 2012(1)	NYSE Euronext Contributions in 2012(2)	Aggregate Earnings in 2012(3)	Aggregate Withdrawals/ Distributions in 2012	Aggregate Balance at 12/31/12
Duncan L. Niederauer	$44,996	$37,750	$186	—	$512,343
Dominique Cerutti	—	—	—	—	—
Michael S. Geltzeiler	—	25,250	7,083	—	236,962
Lawrence E. Leibowitz	120,000	25,250	34,876	—	1,356,279
John K. Halvey	30,000	25,250	13,506	—	346,645
Philippe Duranton	—	25,250	9,236	—	228,866
Garry P. Jones	—	—	—	—	—

(1)	Represents salary deferred under the Supplemental Executive Savings Plan (“SESP”). All of these amounts appeared in the Summary Compensation Table as “Salary” in the year in which they were earned.

(2)	Represents Retirement Accumulation Program (“RAP”) contributions. Each eligible employee receives an annual RAP contribution to his or her account under our 401 (k) plan in an amount determined based on age and base earnings (ranging from 3% of base earnings if under age 35 to 6% of base earnings if age 55 or over). Amounts that cannot be contributed to the executives’ accounts under the 401 (k) plan due to applicable Internal Revenue Code limits are contributed to the executives’ accounts under the SESP.

(3)	These earnings consist primarily of market gains and losses as well as dividends paid on equity investments. These earnings did not appear as compensation in the Summary Compensation Table.

We maintain the SESP to provide deferred compensation opportunities to U.S. employees who earn compensation over the limit set by the Internal Revenue Code for our U.S. tax qualified plans. Generally, U.S. employees with the title “officer” and U.S. non-officers whose salaries and cash bonuses for the prior year exceed the IRS limit on pensionable earnings for that prior year ($250,000 for 2012) may participate. A participant’s account is credited with earnings until distribution based on a measurement alternative selected by the participant from among generally available, publicly traded funds offered by several providers. Participants are not limited in terms of how often they may move their investments between funds, but they cannot change the contribution amount during the year. Participants may elect to receive their account balances in a lump sum distribution or in annual installments following termination of employment.

Participants employed prior to 2006 were immediately vested in employer matching contributions to their accounts under the SESP and any earnings or losses thereon. Participants hired on or after January 1, 2006 vest in the matching contributions and any earnings or losses thereon 20% per year for the first five years of recognized service. Effective January 1, 2010, we eliminated the matching contributions under the SESP.

Potential Payments on Termination and Change in Control

The following narrative and table summarize and quantify the payments and benefits that each of our named executives would have received had his employment terminated or had a change in control of NYSE Euronext occurred, in each case on December 31, 2012 under the specified circumstances described below. The following is a summary of the terms of the employment agreements and the award agreements for the RSUs granted to the named executives and the PSUs granted to Mr. Niederauer. For summaries of the treatment of the named executives’ equity-based awards under the terms of the Merger Agreement, see Subsequent Events—Elimination of Single-Trigger Vesting of LTIP Awards and Treatment of Awards in the Merger above and Interests of NYSE Euronext Directors and Executive Officers in the Merger—Treatment of Equity Awards in the Form S-4 filed by ICE on January 28, 2013.

Messrs. Niederauer, Leibowitz, Geltzeiler, Halvey and Duranton

Employment agreements. In 2008 we entered into employment agreements with Messrs. Leibowitz, Geltzeiler, Halvey and Duranton, and in 2012 we entered into an amended and restated employment agreement with Mr. Niederauer. The agreements provide for the following payments and benefits on termination of the executive’s employment by NYSE Euronext without “cause” or by the executive for “good reason” (as such terms are defined below):

•

an annual bonus for the year of such termination in an amount based on the HR&CC’s determination of the achievement of the applicable performance metrics for such year, pro-rated to reflect the portion of such year that the executive was employed and paid at the time annual bonuses are paid by NYSE Euronext;

•	a severance payment in an amount equal to:

•	for Mr. Niederauer, 200% of his base salary plus target bonus;

•	for Messrs. Leibowitz, Geltzeiler, Halvey and Duranton,

•	200% of the executive’s base salary plus target bonus, if such termination occurs in connection with or anticipation of, or within two years after, a “change in control” (as defined below); or

•	100% of the executive’s base salary plus target bonus, if such termination occurs not in connection with or anticipation of, or within two years after, a change in control;

•	any equity-based compensation awards granted with respect to an annual bonus will fully vest, and any shares underlying any such awards will be distributed;

•	any equity-based compensation awards granted under the LTIP that are subject to:

•	time-based vesting conditions will vest, and any shares underlying such awards will be distributed, as if the executive had remained employed through the next scheduled vesting date; and

•

performance vesting conditions will vest, and any shares underlying such awards will be distributed, in an amount based on the achievement of the applicable performance metrics for the applicable performance period, which vesting and distribution will be pro-rated to reflect the portion of such period that the executive was employed and which will occur at the time applicable to awards generally;

•	continued health and life insurance benefits for the following period:

•	for Mr. Niederauer, two years;

•	for Messrs. Leibowitz, Geltzeiler, Halvey and Duranton,

•	two years, if such termination occurs in connection with or anticipation of, or within two years after, a change in control; or

•	one year, if such termination occurs not in connection with or anticipation of, or within two years after, a change in control.

Under the terms of each executive’s employment agreement, these payments and benefits are conditioned on the executive executing a release of claims against NYSE Euronext and its affiliates. Each of the employment agreements provides that, on termination of the executive’s employment due to his death or “disability” (as defined below), he is entitled to a pro-rated annual bonus and accelerated vesting and distribution with respect to his equity compensation awards on the same terms as on termination of his employment by NYSE Euronext without cause or by him for good reason, as described above.

Under the terms of the employment agreements, “cause” generally means the executive’s:

•	conviction of, or plea of nolo contendere to, a felony involving moral turpitude;

•	willful misconduct or gross neglect, in either case resulting in material harm to NYSE Euronext;

•	willful continued failure to carry out reasonable and lawful directions of the Board or, in Mr. Geltzeiler’s case, the chief executive officer;

•	fraud, embezzlement, theft or dishonesty of a material nature against NYSE Euronext or willful violation of a company policy or procedure, in each case resulting in material harm to NYSE Euronext; or

•

willful material breach of the restrictions against competition and solicitation contained in the employment agreement that is not cured by the executive within 30 days after the Board provides written notice.

Under the terms of the employment agreements, “good reason” generally means the occurrence of any of the following events or actions that remains uncured by NYSE Euronext for 30 days after the executive’s written notice:

•	a material reduction in the executive’s base salary or target bonus;

•	a relocation of the executive’s principal office to more than 50 miles from New York, New York (or, for Mr. Duranton, London or Paris);

•	a material reduction in the executive’s titles, authority, duties or responsibilities;

•

a change in reporting so that the executive no longer reports to the Board, in the case of Mr. Niederauer, or to the chief executive officer, in the cases of Messrs. Leibowitz, Geltzeiler, Halvey and Duranton;

•

the failure by NYSE Euronext to obtain an assumption of its obligations under the employment agreement by any successor to NYSE Euronext within 15 days after a merger, consolidation, sale or similar transaction;

•	a material breach by NYSE Euronext of the employment agreement; or

•

for Mr. Niederauer, the failure to nominate him as a director in the first election following his removal from the Board; for Mr. Halvey, his no longer being the sole and top legal officer of NYSE Euronext and its affiliates; and for Mr. Duranton, his no longer being the most senior human resources officer of NYSE Euronext and its affiliates.

Under the terms of the employment agreements, “change in control” generally means:

•	a change in the majority control of NYSE Euronext;

•	a change in the majority control of the Board;

•

the consummation of one of several specified business combinations, such as a reorganization, merger, share exchange or sale of all or substantially all of the assets of NYSE Euronext, if our stockholders before the combination do not hold the majority of the shares of the resulting company and the members of the Board do not hold the majority of seats on the board of the resulting company; or

•	the approval of a liquidation or dissolution of NYSE Euronext by our stockholders.

Under the terms of the employment agreements, “disability” generally means that the executive has been unable, for 120 or more days out of 180 consecutive days, to perform his duties as a result of physical or mental injury, illness, injury or incapacity.

RSU award agreements. Under the terms of each of the award agreements for the RSUs granted to Messrs. Niederauer, Leibowitz, Geltzeiler, Halvey and Duranton that were outstanding as of December 31, 2012, the awards fully vest, and the shares underlying the awards are distributed, on a change in control or on termination of his employment due to his death or disability, by NYSE Euronext without cause or by the executive for good reason or in a qualifying retirement at or after a specified age. As of December 31, 2012, none of the executives qualified for retirement, and, therefore, had any of the executives resigned his employment without good reason on that date, he would have forfeited his unvested RSUs.

PSU award agreement. Under the terms of the award agreement for the PSUs granted to Mr. Niederauer in 2012, in the event of a change in control the HR&CC will determine in its discretion whether the PSUs will fully or partially vest or will be continued, assumed or cancelled. The award agreement specifies that in the event of termination of Mr. Niederauer’s employment due to his death or disability, by NYSE Euronext without cause or by Mr. Niederauer for good reason, the service condition will be deemed satisfied on a pro rata basis, and in the event of his retirement (defined as a voluntary termination at or after age 55), the service condition will be deemed satisfied in its entirety. Under the terms of the award agreement, PSUs for which the service condition has been deemed satisfied will remain subject to the applicable performance condition, which will be measured at the end of the three-year performance period on December 31, 2014; in the event of a termination of Mr. Niederauer’s employment by NYSE Euronext without cause or by Mr. Niederauer for good reason, his receipt of any shares will be contingent upon execution of a release of claims as required by his employment agreement.

Mr. Cerutti

Employment agreement. In September 2009, we entered into an employment agreement with Mr. Cerutti that provides for the following payments and benefits on termination of his employment by NYSE Euronext for any reason other than gross or willful misconduct or an agreed-upon termination:

•	a severance payment in an amount equal to:

•	150% of his base salary plus maximum annual bonus, if such termination occurs:

•	during the first three years after the effective date of the agreement; or

•	in connection with or anticipation of, or within two years after, a change in control; or

•	50% of his base salary plus maximum annual bonus, if such termination occurs:

•	more than three years after the effective date of the agreement; and

•	not in connection with or anticipation of, or within two years after, a change in control:

•

any equity-based compensation awards granted as part of his annual bonus or the special 2009 bonus paid to Mr. Cerutti in order to compensate him for the loss of the bonus he would have received from his previous employer, prior to such termination will fully vest; and

•	any RSUs granted under the LTIP will vest, and any shares underlying such RSUs will be distributed, in the same manner as described above for Messrs. Niederauer, Leibowitz, Geltzeiler and Halvey.

The agreement provides that, on Mr. Cerutti’s resignation, his special 2009 bonus and annual bonus RSUs vest under the following circumstances:

•

if he complies with the restrictions against competition and solicitation contained in his employment agreement through the first anniversary of such resignation, such RSUs will vest on such anniversary; and

•	if NYSE Euronext releases him from such restrictions against competition and solicitation, such RSUs will vest on the dates specified in the applicable award agreements.

The agreement also provides that, subject to Mr. Cerutti’s compliance with such restrictions against competition and solicitation, he will receive an amount equal to 50% of the sum of his base salary and maximum annual bonus, paid in 12 equal monthly installments during the restricted period.

RSU award agreements. Under the terms of Mr. Cerutti’s special 2009 bonus RSU award agreement, the RSUs fully vest, and the shares underlying the awards are distributed, on a change in control or on termination of his employment due to his death or “disability,” by NYSE Euronext without “cause” or due to a reduction in force, or by him for any reason in a qualifying retirement at or after a specified age (as such terms are defined in our Omnibus Incentive Plan). Under the terms of Mr. Cerutti’s annual bonus and LTIP RSU award agreements, the RSUs fully vest and are distributed under the same circumstances as are described above for the RSU award agreements of Messrs. Niederauer, Leibowitz, Geltzeiler. Halvey and Duranton (i.e., on a change in control or on termination of his employment due to his death or disability, by NYSE Euronext without cause or by him for good reason or in a qualifying retirement at or after a specified age). Although Mr. Cerutti did not qualify for retirement as of December 31, 2012, had he resigned his employment without good reason on that date, his RSUs would have vested under the terms of his employment agreement, as described above.

Termination for Cause by NYSE Euronext or Engagement in Detrimental Activities

Under the terms of each named executive’s award agreements, the RSUs and PSUs are subject to forfeiture on termination of the executive’s employment by NYSE Euronext for cause.

Golden Parachute Excise Tax Gross-Up

Each of the employment agreements with Messrs. Leibowitz, Geltzeiler, Halvey and Duranton provides that the executive will be entitled to a “gross-up” of any golden parachute excise tax imposed under Internal Revenue Code Section 4999 on any payments or benefits that he receives in connection with a change in control (as defined for purposes of Internal Revenue Code Section 280G). However, if the amount of these payments and benefits does not exceed 110% of the executive’s safe harbor amount (generally, 2.99 times his average total annual compensation for the five calendar years prior to the change in control), then these payments and benefits will be reduced to an amount that is $5,000 less than the amount that would subject the executive to the excise tax.

Mr. Niederauer’s original employment agreement included the same golden parachute excise tax gross-up right as is included in the agreements with the other named executives. Under his amended and restated employment agreement entered into on March 26, 2012, Mr. Niederauer agreed to waive his right to the golden parachute tax gross-up in his original employment agreement. Mr. Niederauer’s employment agreement provides for a contingent cutback whereby the amount of the payments and benefits that he otherwise would receive in connection with a change in control transaction will be reduced to $1,000 less than his safe harbor amount if it leaves him in a better after-tax position.

We have also committed to limit such gross-up provisions in future employment agreements, and no such provisions have been included in agreements entered into since 2008.

Separation Payments to Mr. Jones

On June 12, 2012, Mr. Jones entered into a separation agreement with LIFFE Administration and Management, which, along with his RSU award agreements, sets forth the terms of the termination of his employment effective as of June 30, 2012. In connection with his separation from employment, Mr. Jones received the following:

•	a lump sum cash payment of £687,500 ($1,089,784);

•	a lump sum cash payment of £450,000 ($713,313) in lieu of the 12-month notice period that would otherwise be required;

•	full vesting of his RSUs ($2,788,655, based on the $25.58 closing price of a share of NYSE Euronext common stock on June 29, 2012);

•	retirement plan contributions for 12 months in an aggregate amount of £85,327 ($135,255);

•	private medical insurance through the earlier of June 30, 2013 or the date that he receives medical coverage with a new employer (valued at £1,828, or $2,898); and

•	up to £750 ($1,189), plus value added tax (£150, or $238), for payment of legal expenses in connection with advice regarding his termination.

The dollar values provided above are based on the 2012 average exchange rate of $1.585 per pound.

The separation agreement includes confidentiality provisions and requires Mr. Jones to avoid making untrue or damaging statements regarding LIFFE or certain of its affiliates. In addition, Mr. Jones was subject to non-competition and non-solicitation covenants for six months after his termination date.

2012 Termination and Change in Control Payments and Benefits

The following table summarizes and quantifies the payments and benefits that each of our named executives would have received had his employment terminated or had a change in control of NYSE Euronext occurred, in each case on December 31, 2012 under the specified circumstances described below.

	2012 Bonus	Severance	Vesting of Equity Awards(1)	Health and Life Insurance Benefits(2)	Excise Tax Protection(3)	Non-Compete / Non-Solicit Consideration(4)	Legal Fees	Total
Duncan L. Niederauer
By NYSE Euronext with Cause or by Mr. Niederauer without Good Reason	$—	$—	$—	$—	$—	$—	$—	$—
By NYSE Euronext without Cause or by Mr. Niederauer with Good Reason (Not in Connection with a Change in Control)	3,350,000	13,000,000	14,211,493	44,266	—	—	—	30,605,759
By NYSE Euronext without Cause or by Mr. Niederauer with Good Reason (In Connection with a Change in Control)(5)	3,350,000	10,289,497	14,211,493	44,266	—	—	—	27,895,256
Death or Disability	3,350,000	—	14,211,493	—	—	—	—	17,561,493
Change in Control (No Termination)	—	—	14,211,493	—	—	—	—	14,211,493
Dominique Cerutti(6)
By NYSE Euronext with Cause	—	—	—	—	—	—	—	—
By Mr. Cerutti without Good Reason	—	—	1,580,343	—	—	1,306,666	—	2,887,009
By NYSE Euronext without Cause (Not in Connection with a Change in Control)	1,200,000	1,306,666	6,950,281	—	—	1,306,666	—	10,763,613
By NYSE Euronext without Cause (In Connection with a Change in Control)	1,200,000	3,919,998	6,950,281	—	—	1,306,666	—	13,376,945
By Mr. Cerutti with Good Reason (Whether or Not in Connection with a Change in Control)	—	—	6,950,281	—	—	1,306,666	—	8,256,947
Death or Disability	1,200,000	—	6,950,281	—	—	—	—	8,150,281
Change in Control (No Termination)	—	—	6,950,281	—	—	—	—	6,950,281
Michael S. Geltzeiler
By NYSE Euronext with Cause or by Mr. Geltzeiler without Good Reason	—	—	—	—	—	—	—	—
By NYSE Euronext without Cause or by Mr. Geltzeiler with Good Reason (Not in Connection with a Change in Control)	1,000,000	2,250,000	4,717,627	21,419	—	—	—	7,989,046
By NYSE Euronext without Cause or by Mr. Geltzeiler with Good Reason (In Connection with a Change in Control)	1,000,000	4,500,000	4,717,627	42,838	—	—	—	10,260,465
Death or Disability	1,000,000	—	4,717,627	—	—	—	—	5,717,627
Change in Control (No Termination)	—	—	4,717,627	—	—	—	—	4,717,627
Lawrence E. Leibowitz
By NYSE Euronext with Cause or by Mr. Leibowitz without Good Reason	—	—	—	—	—	—	—	—
By NYSE Euronext without Cause or by Mr. Leibowitz with Good Reason (Not in Connection with a Change in Control)	1,500,000	3,150,000	6,538,936	17,021	—	—	—	11,205,957
By NYSE Euronext without Cause or by Mr. Leibowitz with Good Reason (In Connection with a Change in Control)	1,500,000	6,300,000	6,538,936	34,042	2,896,029	—	—	17,269,007
Death or Disability	1,500,000	—	6,538,936	—	—	—	—	8,038,936
Change in Control (No Termination)	—	—	6,538,936	—	—	—	—	6,538,936

	2012 Bonus	Severance	Vesting of Equity Awards(1)	Health and Life Insurance Benefits(2)	Excise Tax Protection(3)	Non-Compete / Non-Solicit Consideration(4)	Legal Fees	Total
John K. Halvey
By NYSE Euronext with Cause or by Mr. Halvey without Good Reason	$—	$—	$—	$—	$—	$—	$—	$—
By NYSE Euronext without Cause or by Mr. Halvey with Good Reason (Not in Connection with a Change in Control)	1,500,000	3,250,000	6,026,474	21,419	—	—	—	10,797,893
By NYSE Euronext without Cause or by Mr. Halvey with Good Reason (In Connection with a Change in Control)(7)	1,500,000	6,356,360	6,026,474	42,838	—	—	—	13,925,672
Death or Disability	1,500,000	—	6,026,474	—	—	—	—	7,526,474
Change in Control (No Termination)	—	—	6,026,474	—	—	—	—	6,026,474
Philippe Duranton
By NYSE Euronext with Cause or by Mr. Duranton without Good Reason	—	—	—	—	—	—	—	—
By NYSE Euronext without Cause or by Mr. Duranton with Good Reason (Not in Connection with a Change in Control)	900,000	2,050,000	4,608,625	21,419	—	—	—	7,580,044
By NYSE Euronext without Cause or by Mr. Duranton with Good Reason (In Connection with a Change in Control)	900,000	4,100,000	4,608,625	42,838	—	—	—	9,651,463
Death or Disability	900,000	—	4,608,625	—	—	—	—	5,508,625
Change in Control (No Termination)	—	—	4,608,625	—	—	—	—	4,608,625
Garry P. Jones(8)
Separation effective as of June 30, 2012	—	1,938,352	2,788,655	2,896	—	—	1,427	4,731,330

(1)	The values for the accelerated vesting of the current named executives’ RSU awards, and Mr. Niederauer’s PSU award, are calculated based on the $31.54 closing price of a share of NYSE Euronext common stock on December 31, 2012. Pursuant to the terms of Mr. Niederauer’s PSU award agreement, on a qualifying termination, the award will be paid out at the end of the performance period based on actual performance and will be pro-rated for the portion of the performance period during which Mr. Niederauer was employed. The values reported in the table for the PSU award assume that performance will be attained at the performance level as of December 31, 2012 (112% of the target performance level). These values would be $1,224,856 if actual performance were attained at the target level or $2,449,712 if maximum performance were attained.

(2)	The amounts in the termination by NYSE Euronext without cause or by the executive with good reason rows represent continued health care and life insurance benefits and assume that the executive would not have become re-employed with another employer, thereby making him eligible for such benefits under such other employer’s benefit plans. The amounts in the death or disability rows represent accelerated vesting of unvested employer matching contributions to the executives’ accounts under the SESP, our U.S. nonqualified deferred compensation plan. On any termination of the executives’ employment, the executives are entitled to receive distribution of their vested amounts deferred under the SESP. These amounts (vested and unvested) as of December 31, 2012 are set forth above in the “Aggregate Balance at 12/31/12” column of the Nonqualified Deferred Compensation table.

(3)	The amount set forth for Mr. Leibowitz reflects the estimated amount required to gross him up for the golden parachute excise tax that could have been imposed on the value of the payments and benefits that he would have received if on December 31, 2012 his employment had been terminated in connection with a change in control by NYSE Euronext without cause or by Mr. Leibowitz with good reason. This estimated amount does not reflect the non-competition restrictions to which he would have been subject for one year following such termination. For purposes of the applicable tax rules, it may have been possible to deduct from the value of the payments and benefits that he would have received the value attributable to such restrictions. To the extent that value would have been attributable to such restrictions, the amount of the excise tax that would have been imposed on (and therefore the amount of the gross-up that would have been payable to) Mr. Leibowitz could have been reduced or perhaps eliminated.

(4)	Represents compensation provided under Mr. Cerutti’s employment agreement in consideration of non-compete and non-solicit obligations for a period of one year following termination of his employment.

(5)	Under his amended and restated employment agreement entered into on March 26, 2012, Mr. Niederauer agreed to waive his right to the golden parachute tax gross-up in his original employment agreement. In addition, Mr. Niederauer agreed to a contingent cutback whereby the amount of his change in control payments and benefits will be reduced to $1,000 less than his safe harbor amount if it leaves him in a better after-tax position. The severance payment of $10,289,497 reflects the impact of this contingent cutback. Absent the cutback, Mr. Niederauer would have received a severance payment of $13,000,000, and he would have been subject to an excise tax in an amount that would have exceeded the amount of the cutback.

(6)	The amounts for Mr. Cerutti in the “2012 Bonus” column reflect the U.S. dollar amount of his 2012 bonus, and the amounts for Mr. Cerutti in the “Severance” and “Non-Compete/Non-Solicit Consideration” columns reflect the U.S. dollar amounts of his 2012 salary and bonus (which are used to determine the amounts of his severance and non-compete/non-solicit consideration), in each case as converted from the local currency, the euro, based on the 2012 average exchange rate of $1.286 per euro. The amounts of Mr. Cerutti’s 2012 salary and bonus in euros are €675,000 and €600,000, respectively.

(7)	Under the terms of his employment agreement, if the amount of the payments and benefits that Mr. Halvey receives in connection with a change in control do not exceed 110% of his safe harbor amount, then these payments and benefits will be reduced to an amount that is $5,000 less than such amount so that he will not be subject to the golden parachute excise tax. The severance payment of $6,356,360 reflects the impact of this cutback. Absent the cutback, Mr. Halvey would have received a severance payment of $6,500,000, and he would have been subject to an excise tax in an amount that would have exceeded the amount of the cutback.

(8)	The amounts for Mr. Jones reflect the actual payments and benefits that he received in connection with his separation from employment effective June 30, 2012, based on the 2012 average exchange rate of $1.585 per pound. These payments and benefits are described above under Separation Payments to Mr. Jones. The amounts in the “Severance” column include a severance payment, pay in lieu of notice and employer contributions to Mr. Jones’ retirement plan for one year following the date of his separation. The values for the accelerated vesting of Mr. Jones’ RSU awards are calculated based on the $25.58 closing price of a share of NYSE Euronext common stock on June 29, 2012. Mr. Jones was also offered outplacement services, which he did not utilize, valued at £2,100 ($3,329).

Absence of Material Risks Arising from Compensation Policies

The SEC has asked companies to report on the connection between pay and risk if they determine that their compensation policies are reasonably likely to have a material adverse impact on them. We consider the right short- and long-term behaviors that we want to motivate when designing our compensation plans. We are comfortable with our compensation designs and believe that they include several features that mitigate the incentive to take on excessive risk. See Compensation Discussion and Analysis—Compensation Process and Market Companies—Compensation Decision Process—Risk assessment.

REPORT OF AUDIT COMMITTEE AND RATIFICATION OF SELECTION

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee is responsible for assisting the Board of Directors in its oversight of the integrity of NYSE Euronext’s financial statements and the financial reporting process.

In performing its oversight role, the Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP, our independent auditors, the audited financial statements of NYSE Euronext for the fiscal year ended December 31, 2012. The Audit Committee also discussed with our independent auditors the matters required under Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee, and discussed with our auditors the auditors’ independence. On the basis of the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements of NYSE Euronext for the fiscal year ended December 31, 2012 be included in our annual report on Form 10-K for such fiscal year.

Members of the Audit Committee:

Robert G. Scott, Chair

André Bergen

Patricia Cloherty

Luís Maria Viana Palha da Silva

Jackson P. Tai

Rijnhard van Tets

Ratification and Selection of PricewaterhouseCoopers LLP (Proposal No. 2)

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as NYSE Euronext’s independent auditors for the fiscal year ending December 31, 2013. We are submitting the selection of independent auditors for stockholder ratification at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative will be available to respond to appropriate questions from stockholders.

Our organizational documents do not require that our stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditors. We are doing so because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of NYSE Euronext and its stockholders.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2013. Unless a contrary choice is specified, your proxy will be voted FOR ratification of the appointment.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows information about fees paid by NYSE Euronext and its consolidated subsidiaries to PricewaterhouseCoopers LLP for the periods indicated.

	2012	2011
	($ in millions)	($ in millions)
Audit fees	$6.0	$6.9
Audit-related fees	$0.9	$1.8
Tax fees	$0.4	$0.4
All other fees	$0.2	—

Audit services included the audit of NYSE Euronext’s annual financial statements and the effectiveness of our internal control over financial reporting as of fiscal year-end and the review of financial statements included in our quarterly reports on Form 10-Q. Audit services also included statutory audits of certain U.S. and foreign subsidiaries and services that were provided in connection with other statutory and regulatory filings—including with the SEC and the AMF—or engagements.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of NYSE Euronext’s financial statements. These services included financial, tax and accounting due diligence related to potential mergers and acquisitions, as well as audits of employee benefit plans.

Tax services consisted of the preparation and/or review of, and consultations with respect to, NYSE Euronext’s federal, state and local tax returns.

Pre-Approval Procedures

In accordance with the SEC’s auditor independence rules, the Audit Committee has procedures by which it approves in advance any audit or permissible non-audit services to be provided to NYSE Euronext by its independent registered public accounting firm. All of the services listed above were pre-approved through these procedures.

The Audit Committee annually pre-approves the recurring audit, audit-related, tax and other services we expect the independent registered public accounting firm to provide during the fiscal year. The chairman of the Audit Committee may grant any required pre-approval of specific services as required, provided that the full committee is advised of such approval at the next regularly scheduled Committee meeting. In addition, between Audit Committee meetings, the Audit Committee delegated to the Company’s chief financial officer and controller the authority to hire the independent registered public accounting firm for certain audit, audit-related and tax engagements up to a predetermined individual fee amount for each type of service. Unless a service to be provided by the independent registered public accounting firm falls within a type of approved service, it requires separate pre-approval by the Audit Committee or its chairman. Any proposed services that exceed pre-approved fee levels require additional pre-approval by the Audit Committee.

The Audit Committee is informed on a timely basis, and in any event by the next scheduled meeting, of all services rendered by the independent registered public accounting firm and the related fees.

COMPANY PROPOSALS

Proposal No. 3—Advisory Vote to Approve the Company’s Executive Compensation (“Say-on-Pay” Proposal)

In accordance with the requirements of Section 14A of the Exchange Act, we are providing an advisory stockholder vote to approve the 2012 compensation of the Company’s named executives, as such compensation is disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and the other narrative executive compensation disclosures.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders hereby approve the compensation of NYSE Euronext’s executive officers named in the Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).”

We seek your support and think that it is appropriate because we have a comprehensive executive compensation program that is designed to link our executives’ compensation as closely as possible with the Company’s performance and to align the executives’ interests with yours as stockholders. We continually monitor our executive compensation program and modify it as needed to strengthen this link between compensation and performance and to reflect the dynamic, global marketplace in which we compete for executive talent.

We believe that our compensation actions for 2012 demonstrate a solid link between compensation and stockholder interest. In particular, in 2012:

•

Compensation approved in 2013 was 29% less for our CEO and an average of 21% less for our other named executives as compared to their compensation approved in 2012 prior to the say-on-pay vote at last year’s annual meeting;

•

The bonuses awarded to our named executives in February 2013 (for 2012 performance) were an average of 35% lower than their bonuses awarded in February 2012 (for 2011 performance), resulting from the lower level of achievement of the EBITDA performance goal that funds the annual bonus pool, thereby reflecting a strong link between pay and performance;

•	LTIP awards granted to our named executives no longer provide for immediate vesting upon a change in control and so the awards granted in 2013 will not vest on the closing of the Merger;

•	We amended our CEO’s employment agreement to eliminate the golden parachute tax gross-up;

•

Our CEO receives a portion of his equity-based compensation in the form of PSUs, the vesting of which depends on the Company’s total shareholder return (“TSR”) relative to the TSR of the S&P 500 over a three-year period; and

•

Our fixed compensation, in the form of annual base salaries, was frozen for the fifth year in a row in recognition of the challenging economic environment in which we and our stockholders continue to operate.

These actions link a significant portion of total compensation to 2012 company and individual performance, while at the same time tying our executives’ compensation and incentives to longer-term company performance.

This vote is not intended to address any specific item of compensation, but rather the Company’s overall compensation principles, policies and practices and the fiscal 2012 compensation of our named executives, which are described in detail in the section of this proxy statement entitled “Compensation of Executive Officers.”

Although, as an advisory vote, this proposal is not binding upon the Company or the Board, the Human Resources and Compensation Committee, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to the Company’s executive officers, will carefully consider the stockholder vote on this matter, along with all other expressions of stockholder views it receives on specific policies and desirable actions, when making future compensation decisions for our named executives.

The Company intends to conduct an advisory vote to approve the Company’s executive compensation annually. The next such vote will be conducted at our 2014 Annual Meeting of Stockholders. To help ensure that all stockholder views are well understood by the Board, the Company also encourages stockholders to use any of a number of direct communication mechanisms to effectively raise specific issues or concerns with regard to our executive compensation principles, policies and practices.

Our Board unanimously recommends a vote FOR this proposal.

Proposal No. 4—Approval of the Amended and Restated NYSE Euronext Omnibus Incentive Plan

We are asking our stockholders to approve a proposed amendment and restatement of our Omnibus Incentive Plan (the “Omnibus Plan” and as amended, the “Amended and Restated Omnibus Plan”). The Board approved the proposed amendment to the Omnibus Plan on January 31, 2013, subject to stockholder approval at the 2013 annual meeting. If approved by our stockholders, the Amended and Restated Omnibus Plan would eliminate from the Omnibus Plan the three for one share-counting provision applicable to “full-value awards” (which are our time-vested restricted stock units (“RSUs”) and performance-contingent performance stock units (“PSUs”)) from the nine million shares authorized to be granted under the Omnibus Plan following its adoption in 2008.

We do not propose to increase the nine million shares authorized under the Omnibus Plan. The removal of the share-counting provision would make six million previously authorized shares available to settle any award type, including outstanding full-value awards. The table below summarizes the authorized shares before and after this proposed amendment.

	Upon Adoption (2008)	Share-Counting Eliminated
Authorized Share Reserve*	9,000,000	No Change
Share-Counting Ratio	3 full-value to 1 option	Removed
Full-Value Awards Authorized	3,000,000	All Authorized Shares (9,000,000)

*	Plus shares recaptured by forfeitures under the predecessor plan.

We seek stockholder approval in a separate proposal related to the tax treatment under Section 162(m) of the Internal Revenue Code of awards granted under the Omnibus Plan in Proposal No. 5.

Overview—Reasons to Support Our Proposal

Equity as Important Compensation Tool. Equity-based awards have been a critical component of our compensation program since we became a public company. They are the primary long-term incentive instrument that we use for our key employees, including our named executives. We have found them to be extremely important to our efforts in attracting and retaining talented management and other key employees and aligning their interests with the interests of our stockholders to maximize long-term stockholder value.

Consistent with Historical Practices and Expectations. Since 2008, we have granted equity-based incentives under the Omnibus Plan exclusively in the form of RSUs and PSUs. Each RSU entitles the holder to receive one share of NYSE Euronext common stock following vesting, and each PSU entitles our chief executive officer to receive between zero and two shares of NYSE Euronext common stock based on the level of attainment of a specified relative total shareholder return goal. For a detailed description of our equity-based incentive program, see the Annual Bonus Program and Long-Term Incentive Program sections of the Compensation Discussion and Analysis section of this proxy statement.

Approval of this Proposal No. 4 would enable us to stock-settle outstanding awards granted to our employees and directors that have been disclosed in our Annual Reports on Form 10-K (and, in the case of our named executives, were supported by a majority of our stockholders in 2011 and 2012 through the say-on-pay vote), and to stock-settle awards that were granted as part of this past February’s compensation cycle, which the HR&CC approved with the form of payment contingent upon stockholder approval of this Proposal No. 4, as well as any potential future awards.

Little Dilutive Impact; Low Burn Rate. The elimination of the share-counting provision would result in relatively low dilution to stockholders. The six million shares that would become available represent approximately 2.47% of the total number of NYSE Euronext common shares outstanding as of December 31, 2012. By way of comparison, we repurchased approximately 17 million shares in 2012 at an average price of $26.55 per share, which represents approximately 6.5% of the total number of NYSE Euronext shares outstanding at the beginning of 2012. In addition, our practice has been to grant equity-based awards at a rate that is significantly below market for companies in our industry. Following the publicly disclosed methodology used by the proxy advisory firm Institutional Shareholder Services (“ISS”), our average adjusted “burn rate” (which measures the annual dilutive effect of equity-based awards) for the period from 2010 to 2012 was 1.69%. The ISS cap for our industry group (the Russell 3000 companies in the Diversified Financials Global Industry Classification Standard) is 9.53% for 2013, which is significantly higher.

The Board of Directors unanimously recommends that you vote FOR this Proposal No. 4 to approve the Amended and Restated Omnibus Plan.

Background on the Share-Counting Provision

We seek your approval to remove the three for one share-counting provision contained in the Omnibus Plan in 2008 so that we will have enough shares of common stock available for issuance under the Plan to continue operating our equity compensation program.

2008 Plan Amendment

On May 15, 2008, our stockholders approved (the “2008 Stockholder Approval”) the Omnibus Plan as an amendment and restatement of our 2006 Stock Incentive Plan (“SIP”), which was adopted at the time we became a publicly traded company. The 2008 proxy proposal sought approval to increase the remaining shares available under the SIP. As a result of the 2008 Stockholder Approval, the SIP was renamed the “Omnibus Incentive Plan,” and the pool of remaining shares available under the Omnibus Plan was increased to nine million (subject to increase by the recapture of award forfeitures under the predecessor plan, the SIP). Consistent with our equity compensation program, our 2008 proxy statement noted our Board’s belief that “it is desirable to increase the total number of shares available under the Omnibus Plan in order to attract, motivate and retain employees and non-employee directors of, and consultants to, NYSE Euronext.” The intent of the 2008 proxy proposal, as expressed, was to increase the number of shares authorized for issuance.

The Share-Counting Provision

Among other changes made and approved as part of the 2008 Stockholder Approval was the inclusion of a “share-counting” provision, which requires us to deduct from the Omnibus Plan’s share capacity three shares of stock for every one share granted pursuant to a full-value award, such as an RSU or PSU. As we grant only RSUs and PSUs under the Omnibus Plan, the unintended impact of the 2008 Stockholder Approval, despite disclosure that stated otherwise, was to decrease the shares available for issuance to three million shares (nine million divided by three, as required under the share-counting provision).

In late 2012, during a review of the Omnibus Plan in connection with preparing to request stockholder reapproval of the plan’s performance goals for purposes of Section 162(m) of the Internal Revenue Code (see Proposal No. 5), it was brought to our and the HR&CC’s attention that the number of shares underlying RSUs and PSUs outstanding under the plan exceeded the total number of shares available for issuance when the share-counting provision was applied.

After a comprehensive review of the history of and our share-usage under the Omnibus Plan, we confirmed that the total number of awards granted under the plan had not exceeded the nine million share cap. Furthermore, the total number of shares issued to settle awards under the Omnibus Plan had not exceeded the three million shares available for issuance, giving effect to share-counting provision. See Share Usage and Remaining Capacity below.

In order to ensure that we did not issue more shares than permitted and to maintain compliance with NYSE Listing Rules, certain RSU awards that vested this February were settled in cash rather than stock. In February, RSUs representing approximately 1.35 million shares were scheduled to vest. Employees holding 685,790 of these RSUs received cash for their awards in lieu of stock, based on the closing price of our stock on the applicable vesting dates (which ranged from $36.24 to $36.27 per share).

We did not permit our named executives or, due to local tax considerations, employees residing in France and Belgium to receive cash for their RSUs that vested in February. Each of our named executives received shares for their RSUs, but in the case of our U.S.-based named executives, certain shares underlying their awards were not delivered in order to satisfy applicable tax withholding requirements. The stock settlement of RSUs held by our named executives and French and Belgian employees resulted in the issuance of approximately 450,000 shares of our stock.

If the share-counting provision is not removed, the Omnibus Plan will have approximately 166,000 shares available for issuance, which is less than the number of shares we will need to settle outstanding awards and which will result in no availability of shares for future grants.

Effect of Approving the Amendment

Accordingly, we seek your vote to approve this Proposal No. 4, which would allow us to stock-settle the following categories of outstanding awards:

•

Awards Granted Prior to 2013. As of March 1, 2013, outstanding RSUs and PSUs for up to a maximum of approximately three million shares were held by approximately 410 employees (including named executives) and directors that had been granted prior to this year. These awards include bonus and LTIP RSUs granted to our employees in 2011 and 2012, a PSU granted to our CEO in 2012 and RSUs granted to our directors as part of the non-employee director compensation program. These awards are the “Pre-2013 Awards.” Absent approval of this Proposal No. 4, the vast majority or all of these awards will be cash-settled unless, in connection with the Merger, ICE determines to settle them in ICE shares. For a description of the treatment of the awards in connection with the Merger, see the Subsequent Events section in the Compensation Discussion and Analysis section of this proxy statement.

•

2013 Awards. In January 2013, the HR&CC approved the grant of equity-based awards, effective on February 6, 2013, to approximately 375 employees (including named executives), as part of our bonus RSU and LTIP programs, which are described in the Annual Bonus Program and Long-Term Incentive Program sections of the Compensation Discussion and Analysis section of this proxy statement. The number of shares covered by awards granted in 2013 was 38% less than the number of shares covered by awards granted in 2012. These RSU and PSU awards, which we refer to as the “2013 Awards,” cover up to approximately 1.4 million shares. Because these awards were granted after the share-counting issue came to our attention, these awards were granted with the form of payment (cash or stock) contingent. Absent approval of this Proposal No. 4, all of these awards will be cash-settled after satisfaction of the applicable vesting conditions unless, in connection with the Merger, ICE determines to settle them in ICE shares. For a description of the treatment of the awards in connection with the Merger, see the Subsequent Events section in the Compensation Discussion and Analysis section of this proxy statement.

If the approval is not obtained, the cost of cashing out these awards would be approximately $161 million based on a stock price of $37.16 on March 1, 2013.

Share Usage and Capacity Table and Available Shares

The table below sets forth share usage under the Omnibus Plan and the impact of the removal of the share-counting provision on the shares available under the Plan.

	Share Usage		Share Capacity if Proposal is Approved
Authorized Shares under the Omnibus Plan*	9,252,536	Shares Available	165,876
Authorized Shares under Omnibus Plan with Share-Counting Provision	3,252,536	Shares Needed to Settle Outstanding Awards and February 2013 Grants	(4,424,737)
Awards Settled Prior to 2013	(2,642,012)	Shares to Become Available if Proposal No. 4 is Approved	6,000,000

Shares Used to Settle Awards in 2013	(444,648)	Shares Available for Grant	1,741,139

Shares Available to be Issued After February 2013	165,876

*	Includes shares that are available under the Omnibus Plan due to forfeiture of awards originally granted under the predecessor SIP as of January 30, 2013.

As shown in the table above, the approval of this Proposal No. 4 would also allow us the share capacity to make limited new grants as and if needed over the next 12 months, including director grants following this stockholder meeting that could be settled in shares. For more information about these grants, see below under New Plan Benefits—2013 Director Awards.

New Plan Benefits

Pre-2013 Awards and 2013 Awards. The table below shows the number of Pre-2013 Awards and 2013 Awards held by each of our named executives, executives as a group (including the named executives), all other employees as a group, and non-employee directors as a group. The value of the shares underlying awards is calculated using the NYSE Euronext stock price on March 1, 2013 of $37.16.

	Shares Underlying Pre-2013 Awards		Shares Underlying 2013 Awards
Name and Position	Dollar Value	Share Number	Dollar Value	Share Number
Mr. Niederauer, Chief Executive Officer
RSUs	$9,609,204	258,590	$3,349,863	90,147
PSUs (at maximum)	6,000,000	233,010	6,000,000	170,358

Total	15,609,204	491,600	9,349,863	260,505
Mr. Cerutti, President and Deputy Chief Executive Officer	4,702,189	126,539	2,057,401	55,366
Mr. Geltzeiler, Group Executive Vice President and Chief Financial Officer	3,228,535	86,882	1,477,110	39,750
Mr. Leibowitz, Chief Operating Officer	4,375,070	117,736	1,951,903	52,527
Mr. Halvey, Group Executive Vice President and General Counsel	4,142,708	111,483	2,057,438	55,367
Mr. Duranton, Group Executive Vice President and Global Head of Human Resources	3,142,918	84,578	1,424,380	38,331
All Executives, as a Group	36,256,712	1,047,238	18,906,300	517,675
Non-Executive Officer Employee Group	65,734,368	1,768,955	32,880,617	884,839
Non-Employee Directors, as a Group	7,656,075	206,030	0	0

Please see the Compensation of Executive Officers section of the Compensation Discussion and Analysis section of this proxy statement for the material terms of the awards held by our named executives.

2013 Director Grants. Pursuant to our existing director compensation program, our Nominating and Governance Committee and Board would typically approve equity-based awards for our continuing non-employee directors immediately following our 2013 annual meeting. We anticipate that our Nominating and Governance Committee and Board will approve RSUs after the 2013 stockholders’ meeting for continuing non-employee directors in line with the grants made in 2012. Assuming that our Nominating and Governance Committee and Board do so, that each current non-employee director standing for re-election is re-elected and a NYSE Euronext stock price on March 1, 2013 of $37.16, we would expect our non-employee directors to be granted fully vested RSUs that provide for delayed settlement (share issuance) upon retirement from our Board (or later settlement, depending upon the individual director’s election) of approximately 31,620 shares for the group having a total value of approximately $1,175,000.

If our stockholders do not approve this Proposal No. 4, we will not have sufficient shares to settle any equity-based awards that might be granted in 2013 to our continuing non-employee directors and our Board will likely approve the grant of cash-settled equity-based awards at a level similar to the RSUs granted to directors in 2012.

Treatment of Awards in Connection with the Merger

The awards that are affected by this vote would be impacted by our proposed Merger with ICE. For a discussion of the treatment of awards in connection with the Merger, please see the Subsequent Events section in the Compensation Discussion and Analysis section of this proxy statement.

Board Recommendation

The Board of Directors unanimously recommends that you vote FOR this Proposal No. 4 to approve the Amended and Restated Omnibus Plan.

Summary of the Material Terms of the Amended and Restated Omnibus Plan

The following is a summary of the material terms of the Amended and Restated Omnibus Plan which for purposes of this section, will be called the Plan. It is not complete, and stockholders should refer to Annex C for full details. Please also see certain terms of the Plan summarized in Proposal No. 5.

Purpose

The purpose of the Plan is to enhance the profitability and value of NYSE Euronext for the benefit of its stockholders by enabling NYSE Euronext to offer eligible employees, consultants, and non-employee directors stock-based incentives in NYSE Euronext, thereby creating a means to raise the level of equity ownership by such individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and our stockholders. The Plan also allows us to grant performance-based cash awards.

Administration

The Plan is administered by a committee, which is intended to consist of two or more nonemployee directors, each of whom will be, to the extent required, a non-employee director as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, an outside director as defined under Section 162(m) of the Internal Revenue Code and an independent director as defined under Section 303A.02 of the NYSE Listed Company Manual (the “Committee”); provided that with respect to the application of the Plan to non-employee directors, the Plan will be administered by the Board (and references to the Committee include the Board for this purpose). Currently, the HR&CC serves as the Committee under the Plan, except where it exercises its authority to designated employees of the Company and professional advisors to assist in the administration of the Plan.

The Committee has full authority to administer and interpret the Plan, to grant awards under the Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award and to make all other determinations in connection with the Plan and the awards thereunder as the Committee, in its sole discretion, deems necessary or desirable. The terms and conditions of individual awards are set forth in written agreements that are consistent with the terms of the Plan. Awards under the Plan may not be made on or after the tenth anniversary of the approval by our stockholders except that awards that are intended to be “performance-based” under Section 162(m) of the Internal Revenue Code will not be made after the fifth anniversary of the approval of the amendment and restatement of this Plan unless the performance goals are reapproved (or other designated performance goals are approved) by the stockholders.

Eligibility and Types of Awards

All of our employees, consultants and non-employee directors are eligible to be granted nonqualified stock options, restricted stock, restricted stock units, performance shares, other stock-based awards and performance-based cash awards under the Plan. In addition, our employees and employees of our affiliates that qualify as subsidiaries (as defined under Section 424 of the Internal Revenue Code) are eligible to be granted incentive stock options under the Plan. Unless otherwise determined by the Committee at grant, awards granted under the Plan are subject to termination or forfeiture if the recipient engages in certain conduct considered to be detrimental to company interests under the terms of the Plan prior to, or during the one year period after, any vesting or exercise of the award.

Available Shares

For a discussion of the number of shares available for the issuance of awards under the Omnibus Plan, see Background on the Share-Counting Provision Proposal No. 4 above. Such shares may be either authorized and unissued shares of common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the Plan are for any reason cancelled, forfeited, or expire or terminate unexercised, the shares covered by such awards will again be available for the grant of awards under the Plan. The share limits under the Omnibus Plan do not restrict the Company’s ability to cash-settle awards, grant cash-based awards or make awards outside of the Plan. For a description of specific individual limits under the Omnibus Plan, see Proposal No. 5—Material Terms of the Performance Goals.

Awards Under the Plan

The following types of awards are available under the Plan, although not all such types of awards have been issued:

Stock Options. The Committee may grant nonqualified stock options and incentive stock options (the latter only to eligible employees) to purchase shares of common stock. As noted above, we have not granted options since the Plan was approved in 2008. The Committee will determine the number of shares of common stock subject to each option, the term of each option (which may not exceed ten years (or five years in the case of an incentive stock option granted to a 10% stockholder)), the exercise price, the vesting schedule (if any), and the other material terms of each option. No stock option may have an exercise price less than the fair market value of the common stock at the time of grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of fair market value).

Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Committee at grant and the exercisability of such options may be accelerated by the Committee in its sole discretion. Upon the exercise of an option, the participant must make payment of the full exercise price, either (i) in cash, check, bank draft or money order; (ii) solely to the extent permitted by law, through the delivery of irrevocable instructions to a broker reasonably acceptable to us to deliver promptly to us an amount equal to the purchase price or (iii) on such other terms and conditions as a may be acceptable to the Committee.

Stock Appreciation Rights. The Committee may grant stock appreciation rights (“SARs”) either with a stock option which may be exercised only at such times and to the extent the related option is exercisable (“Tandem SAR”) or independent of a stock option (“Non-Tandem SARs”). A SAR is a right to receive a payment in common stock or cash (as determined by the Committee) equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The exercise price per share of common stock subject to a SAR may not be less than fair market value at the time of grant. The Committee may also grant “limited SARs,” either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control (as defined in the Plan) or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter.

Restricted Stock. The Committee may award shares of restricted stock. Except as otherwise provided by the Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends and the right to vote the shares of restricted stock, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement.

Recipients of restricted stock are required to enter into a restricted stock agreement with NYSE Euronext which states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulas or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar events or circumstances. Section 162(m) of the Internal Revenue Code requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth below in Proposal No. 5—Material Terms of the Performance Goals.

Performance Shares. The Committee may award performance shares. A performance share is the equivalent of one share of common stock. The recipient of a grant of performance shares will specify one or more performance criteria to meet within a specified period determined by the Committee at the time of grant. The performance goals for performance shares will be based on one or more of the objective criteria set forth below in Proposal No. 5—Material Terms of the Performance Goals. A minimum level of acceptable achievement will also be established by the Committee. If, by the end of the performance period, the recipient has achieved the specified performance goals, he or she will be deemed to have fully earned the performance shares. To the extent earned, the performance shares will be paid to the recipient at the time and in the manner determined by the Committee in cash, shares of common stock or any combination thereof.

Other Stock-Based Awards. The Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards (including, without limitation, stock equivalent units, restricted stock units and awards valued by reference to book value of shares of common stock) under the Plan that are payable in cash or denominated or payable in or valued by shares of common stock or factors that influence the value of such shares. The Committee will determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Internal Revenue Code and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth below in Proposal No. 5—Material Terms of the Performance Goals. To date, all awards issued under the Omnibus Plan have been RSUs and, only in the case of our Chief Executive Officer, PSUs.

Performance-Based Cash Awards. The Committee may, subject to limitations under applicable law, make a grant of individual target awards either alone or in tandem with stock options, SARs or restricted stock under this Plan that are contingent upon the satisfaction of certain pre-established performance goals that are reached within a specified performance period, each of which, together with any other terms and conditions, shall be determined by the Committee in its sole discretion at the time of grant. At the time the performance goals are established, the Committee will prescribe a formula to determine the percentages (which may be greater than 100%) of the individual target award which may be payable based upon the degree of attainment of the performance goals during the calendar year. The Committee may, in its sole discretion, elect to pay a participant an amount that is less than the participant’s individual target award regardless of the degree of attainment of the performance goals; provided that no such discretion to reduce an award earned based on achievement of the applicable performance goals will be permitted for the calendar year in which a change in control of the Company occurs, or during such calendar year with regard to the prior calendar year if the awards for the prior calendar year have not been made by the time of such change in control, with regard to individuals who were participants at the time of such change in control. The performance goals are described in Proposal No. 5.

Dividend Equivalents. If any cash dividends (whether regular or extraordinary) are paid on shares of common stock during the period in which a participant’s award of performance shares or another stock-based award is outstanding, the Committee (or its delegate) will determine, in accordance with Section 409A of the Internal Revenue Code and the terms of the Plan and the applicable award agreement, whether the participant will be eligible to receive any payments with respect to such dividends and, if so, the terms of such payments, including without limitation (i) the amounts of such payments, (ii) any vesting or forfeiture conditions to such payments and (iii) whether such payments will be made (x) currently or on a deferred basis, (y) in cash or shares of common stock and (z) with respect to the period prior to the vesting of such award. The Committee (or its delegate) may make such determination at the time of grant of such award or at any time thereafter (but in all events not later than December 31 of the year prior to the year for which any such payments are made); provided that, if such determination is made after the time of grant, the participant will be provided with written notice of such determination, which notice will constitute an amendment to the applicable award agreement.

Amendment and Termination

Notwithstanding any other provision of the Plan, the Board may at any time amend any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that the approval of our stockholders will be obtained to the extent required by applicable law.

Change in Control

Unless otherwise determined by the Committee at the time of grant or in a written employment agreement, awards granted under the Plan subject to vesting and/or restrictions will not accelerate and vest or cause the lapse of restrictions upon a change in control (as defined in the Plan) of NYSE Euronext. Instead, such awards will be, in the discretion of the Committee, (i) assumed and continued or substituted in accordance with applicable law, (ii) purchased by an acquirer for an amount equal to the excess of the price of our common stock paid in a change in control over the exercise price of the award(s), or (iii) cancelled if the price of our common stock paid in a change in control is less than the exercise price of the award. The Committee may also, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an award at any time. For a description of the treatment of outstanding awards in connection with the Merger, see above under Treatment of Awards in Connection with the Merger and the Subsequent Events section in the Compensation Discussion and Analysis section of this proxy statement.

Miscellaneous

Awards granted under the Plan are generally nontransferable (other than by will or the laws of descent and distribution), except that the Committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Certain U.S. Federal Income Tax Consequences

As noted, the Company has not granted stock options since stockholder approval of the Omnibus Plan. If it were to do so, the following is a summary of federal income tax consequences. The rules concerning the federal income tax consequences with respect to options granted and to be granted pursuant to the Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences. In addition, the following discussion does not set forth any gift, estate, employment or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options. In general, an employee will not realize taxable income upon either the grant or the exercise of an incentive stock option and NYSE Euronext will not realize an income tax deduction at either such time. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of common stock acquired upon exercise of an incentive stock option (determined at the time of exercise) over the exercise price of the incentive stock option will be considered income. If the recipient was continuously employed on the date of grant until the date three months prior to the date of exercise and such recipient does not sell the common stock received pursuant to the exercise of the incentive stock option within either (i) two years after the date of the grant of the incentive stock option or (ii) one year after the date of exercise, a subsequent sale of the common stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to NYSE Euronext.

If the recipient is not continuously employed on the date of grant until the date three months prior to the date of exercise or such recipient disposes of the common stock acquired upon exercise of the incentive stock option within either of the above mentioned time periods, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of the common stock on the date of exercise over the exercise price, or (ii) the amount realized upon disposition over the exercise price. In such event, we generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

Nonqualified Stock Options. A recipient will not realize any taxable income upon the grant of a nonqualified stock option and NYSE Euronext will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. Upon a subsequent sale of the common stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon the holding period for the common stock. We will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income.

All Options. With regard to both incentive stock options and nonqualified stock options, the following also apply: (i) any of our officers and directors subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their stock options, (ii) any entitlement to a tax deduction on the part of NYSE Euronext is subject to the applicable tax rules (including, without limitation, Section 162(m) of the Internal Revenue Code regarding the $1,000,000 limitation on deductible compensation), and (iii) in the event that the exercisability or vesting of any award is accelerated because of a change in control, payments relating to the awards (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Internal Revenue Code, which excess amounts may be subject to excise taxes and may be nondeductible by NYSE Euronext.

In general, Section 162(m) of the Internal Revenue Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer or its three other most highly compensated executive officers, other than the chief financial officer, whose compensation is disclosed in its proxy statement, subject to certain exceptions. Options will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any recipient during a specified period of the plan under which the options are granted is approved by stockholders and is administered by a committee comprised of outside directors. The Plan is intended to satisfy these requirements with respect to options.

The Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code.

Outstanding Options and Restricted Stock as of December 31, 2012

As required by Item S-K 201(d), the following table sets forth information regarding the outstanding options, restricted stock units and performance stock units on our common stock as of December 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a)) (c)
Equity compensation plans approved by security holders	4,467,628	(1)	$10.14	(2)	0
Equity compensation plans not approved by security holders	0		N/A		0

Total	4,467,628		$10.14		0

(1)	Represents shares of common stock to be issued upon exercise of options or vesting of restricted stock units and performance stock units outstanding as of December 31, 2012, including approximately 3.8 million restricted stock units and performance stock units outstanding under the Omnibus Plan in excess of the total capacity of the Omnibus Plan, which will not be settled in stock unless Proposal No. 4 is approved.

(2)	Corresponds to the weighted-average exercise price of approximately 0.1 million stock options outstanding as of December 31, 2012. This does not include outstanding rights to receive shares underlying restricted stock units or performance stock units, for which there is no exercise price.

Our Board unanimously recommends a vote FOR this proposal.

Proposal No. 5—Reapproval of the Performance Goals under the NYSE Euronext Omnibus Incentive Plan

We are asking our stockholders to reapprove the performance goals under the NYSE Euronext Omnibus Incentive Plan (the “Omnibus Plan”) and any amendments thereto (including the Amended and Restated Omnibus Incentive Plan (the “Amended and Restated Omnibus Plan”) if our stockholders approve Proposal No. 4) to preserve our ability to grant awards that meet the requirements to avoid the disallowance of tax deductibility under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The performance goals under the Omnibus Plan are the same as the performance goals under the Amended and Restated Omnibus Plan.

Overview

Section 162(m) generally limits the federal income tax deduction for compensation paid to any person who serves as chief executive officer or who is one of the three other most highly compensated executive officers, other than the chief financial officer, of a publicly held corporation (each such person, a “Covered Employee”) to $1 million per fiscal year, with an exception for qualified performance-based compensation.

One of the requirements of the qualified performance-based compensation exception under Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by stockholders at least once every five years. For purposes of Section 162(m), the material terms of the performance goals are:

•	the employees eligible to receive compensation;

•	a description of the business criteria on which the performance goals are based; and

•

either the maximum amount of compensation that could be paid to an employee if the performance goals are attained or the formula used to calculate the amount of compensation to be paid to the employee if the performance goals are attained.

We believe that it is important to retain the qualified performance-based compensation exception under Section 162(m). Accordingly, because five years have elapsed since the material terms of the performance goals under the Omnibus Plan were approved by our stockholders when they approved the plan in 2008, we are asking our stockholders to reapprove the material terms pursuant to this Proposal No. 5.

If our stockholders do not approve the material terms of the performance goals under the Omnibus Plan, then due to the application of Section 162(m), the cash and equity-based incentive compensation awarded under the plan to our Covered Employees may not be fully deductible on a prospective basis. Note that, although we consider deductibility under Section 162(m) when structuring our compensation arrangements for our Covered Employees, depending upon the relevant circumstances at the time, the HR&CC may determine to award compensation that may not be deductible. In making this determination, the HR&CC balances the purposes and needs of our executive compensation program against potential tax cost.

The material terms of the performance goals under the Omnibus Plan are set forth in the Amended and Restated Omnibus Plan attached as Annex C and are described below under Material Terms of the Performance Goals. For a description of the other material terms of the Amended and Restated Omnibus Plan, see Proposal No. 4—Summary of the Material Terms of the Amended and Restated Omnibus Plan.

Relationship of this Proposal No. 5 and Proposal No. 4

In Proposal No. 4, we are asking our stockholders to approve the Amended and Restated Omnibus Plan, which will eliminate from the Omnibus Plan the three for one share-counting provision applicable to full value awards (such as RSUs and PSUs) for the nine million shares authorized to be granted under the Omnibus Plan following its adoption in 2008.

If both Proposal No. 4 and this Proposal No. 5 are approved by our stockholders, we will be able to grant awards under the Amended and Restated Omnibus Plan that may be settled in either cash or shares and that, for our Covered Employees, will be eligible to be deductible as performance-based compensation.

If Proposal No. 4 is approved by our stockholders but this Proposal No. 5 is not approved, we will be able to grant cash- and share-settled awards under the Amended and Restated Omnibus Plan, but the awards granted to our Covered Employees may not be fully deductible.

If this Proposal No. 5 is approved by our stockholders but Proposal No. 4 is not approved, awards may continue to be granted under the Omnibus Plan to our Covered Employees, and such awards will be eligible to be deductible as performance-based compensation. However, the awards will be required to be settled in cash.

Board Recommendation

The Board of Directors unanimously recommends that you vote FOR this Proposal No. 5 to reapprove the performance goals under the Omnibus Plan.

Material Terms of the Performance Goals

Eligible Employees

All of our employees, including our Covered Employees, along with our non-employee directors and consultants, are eligible to be granted nonqualified stock options, restricted stock, RSUs, performance shares, other stock-based awards and performance-based cash awards under the Omnibus Plan. In addition, our employees and employees of our affiliates that qualify as subsidiaries (as defined under Section 424 of the Internal Revenue Code) are eligible to be granted incentive stock options under the plan. All of our approximately 3,230 employees are eligible to participate in the plan, although generally we grant awards under the plan only to a subset of our employees (in February 2013, 375 employees received awards under the plan, including annual bonus and/or LTIP awards).

Performance Goals

The HR&CC may grant awards of restricted stock, performance shares, performance-based cash awards and other stock-based awards under the Omnibus Plan that are intended to qualify as performance-based compensation for purposes of Section 162(m). These awards may be granted, vest and be paid based on the attainment of specified performance goals established by the HR&CC. These performance goals will be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following criteria selected by the HR&CC:

•	enterprise value or value creation targets;

•	pre-tax or after-tax income (whether on a gross or net basis or pro forma non-GAAP or US GAAP basis);

•	earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization or extraordinary or special items;

•	net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets;

•	return on assets (gross or net), return on investment, return on capital or return on equity;

•	revenue (net or gross), revenue growth or return on revenue;

•	cash flow;

•	operating margin or margin profit;

•	gross profit or gross profit return on investment;

•	gross margin or gross margin on investment;

•	working capital;

•

specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the HR&CC in its sole discretion;

•	earnings per share (basic or diluted) or earnings per share from continuing operations;

•

stock price, total stockholder return, fair market value of the shares of our common stock or the growth in the value of an investment in shares of our common stock assuming reinvestment of dividends; or

•	a transaction that results in the sale of our stock or assets.

To the extent permitted by law, the HR&CC may also exclude the impact of an event or occurrence that the HR&CC determines should be appropriately excluded, including:

•	restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges;

•	an event either not directly related to our operations or not within the reasonable control of our management; or

•	a change in accounting standards required by generally accepted accounting principles.

Performance goals may also be based on individual participant performance goals, as determined by the HR&CC, in its sole discretion.

In addition, all performance goals may be based upon the attainment of specified levels of NYSE Euronext (or subsidiary, division or other operational unit of NYSE Euronext) performance under one or more of the measures described above relative to the performance of other corporations. The HR&CC may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

To date, we have granted annual cash bonuses and RSUs (both as a component of the annual bonus and as LTIP awards) to our Covered Employees based on the attainment of a specified EBITDA performance goal. We have also granted PSUs to our CEO that vest based on the attainment of a specified relative total shareholder return goal. If stockholders approve this Proposal No. 5, we may continue to grant such awards based on such performance goals, and we may grant other awards based on any of the other performance goals described above.

Individual Award Limits

The maximum number of shares of common stock with respect to which any award of stock options, stock appreciation rights or shares of restricted stock, performance shares (including PSUs) and other stock-based awards (including RSUs) that are subject to the attainment of specified performance goals and intended to satisfy Section 162(m) and may be granted under the Omnibus Plan during any fiscal year to any eligible employee or consultant will be 600,000 shares (per type of award). The total number of shares of common stock with respect to all awards that may be granted under the Plan during any fiscal year to any eligible employee or consultant will be 600,000 shares.

The maximum value at grant of shares of common stock with respect to any award of performance shares to an eligible employee or consultant during any fiscal year will be $15,000,000. The maximum payment that may be made to an eligible employee or consultant under any performance-based cash award with respect to any fiscal year and subject to the attainment of specified performance goals will be $15,000,000.

The Omnibus Plan requires that the HR&CC appropriately adjust the individual maximum share limitations described above to reflect any change in our capital structure or business by reason of certain corporate transactions or events.

Our Board unanimously recommends a vote FOR this Proposal No. 5.

Proposal No. 6—Company Proposal to Amend the Charter to Allow Stockholders to Call Special Meetings

The Board recommends that the Company’s stockholders adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation (“Charter”) that would add a right permitting holders of record of at least 10% of the voting power of the Company’s outstanding capital stock to call a special meeting of stockholders by written request filed with the Secretary of the Company and otherwise in accordance with the Second Amended and Restated Bylaws (“Bylaws”) of the Company. If stockholders duly approve this proposal, the Board intends to make a corresponding amendment to the Bylaws. The complete text of the proposed Charter amendment and the corresponding Bylaw amendment is set forth in Annex D.

This proposal responds to the vote of stockholders at the 2012 annual meeting in favor of a stockholder proposal requesting the right of holders of 10% of our outstanding common stock to call a special meeting of stockholders.

Currently, only the Board, the Chairman of the Board and the CEO of the Company may call a special meeting of stockholders. If adopted, the proposal would amend the Charter to afford holders of record of at least 10% of the voting power of the Company’s outstanding capital stock to call a special meeting of stockholders, in accordance with the Bylaws. If this proposal is adopted, the Board intends to approve a corresponding amendment to the Bylaws that contains the procedure and information that would be required for stockholders to call a special meeting, including that: (i) no business may be conducted at the special meeting except as set forth in the Company’s notice of meeting; (ii) no stockholder special meeting request may be made during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (iii) a special meeting request cannot cover business substantially similar to what was covered at an annual or special meeting (“Similar Business”) held not more than 120 days before the special meeting request was received by the Secretary; (iv) a special meeting will not be held if Similar Business is to be covered at an annual or special meeting called by the Board to be held within 90 days after the special meeting request is received by the Secretary; (v) any shares beneficially owned or held of record as of the date of the request and sold by the requesting holder prior to the meeting will be treated as a revocation of the request to the extent of the shares sold; (vi) in determining whether the 10% threshold has been satisfied where multiple requests are submitted, only requests submitted within 60 days of the first such request and covering substantially the same matter to be acted on at the meeting will be considered together and aggregated; and (vii) the requesting stockholder’s notice must include information (as specified in the Bylaws) as to the business proposed to be conducted, as to each nominee (if applicable), and as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made. For purposes of this paragraph, the nomination, election or removal of directors shall be deemed to be Similar Business with respect to all actions involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors. The Board of Directors shall determine in good faith whether the requirements for a special meeting request set forth in this paragraph have been met.

The amendment to our Charter under this proposal requires the affirmative vote of at least 80% of the votes entitled to be cast by stockholders entitled to vote at the 2013 Annual Meeting. In accordance with the requirements of our Charter and Bylaws, upon due approval, the proposed Charter amendment and the corresponding Bylaw amendment will be filed for regulatory approval. The Board intends to pursue such regulatory approval if the proposed Charter amendment is duly approved by our stockholders. If the proposed amendments are then approved by our regulators, the Charter amendment will become effective upon the filing of a certificate of amendment to our Charter with the Secretary of State of the State of Delaware, and the Board will cause the corresponding Bylaw amendment to become effective simultaneously with such filing.

Our Board unanimously recommends a vote FOR this proposal.

Proposal No. 7—Company Proposal to Amend the Charter to Allow Stockholders to Act by Written Consent

The Board recommends that the Company’s stockholders adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation (“Charter”) that would eliminate the provision of the Company’s Charter prohibiting stockholder action by written consent, and instead would permit stockholders to act by written consent so long as stockholders holding at least 10% of the voting power of the outstanding capital stock request that the Board set a record date for the action by written consent. If stockholders duly approve this proposal, the Board intends to make a corresponding amendment to the Second Amended and Restated Bylaws (“Bylaws”) of the Company. The complete text of the proposed Charter amendment and the corresponding Bylaw amendment is set forth in Annex E.

This proposal responds to the vote of stockholders at the 2011 annual meeting in favor of a stockholder proposal requesting the right to act by written consent.

The Charter amendment allows stockholders holding at least 10% of the voting power of the outstanding capital stock entitled to vote on an action the right to request that the Board set a record date for determining the stockholders entitled to express consent on such action. Once such a record date is set and the appropriate procedures contained in the Charter and the Bylaws are satisfied, stockholders would be able to act by written consent. The Board chose 10% as the threshold of ownership for stockholder action by written consent to strike an appropriate balance between enhancing the ability of stockholders to initiate stockholder action that is not recommended by the Board and the risk that a lower threshold would subject stockholders to numerous consent solicitations that may only be relevant to particular constituencies. The 10% threshold that the Board has proposed (for stockholders to initiate the process for action by written consent by requesting that the Board set a record date) is consistent with the 10% threshold to call a special meeting that is being recommended by the Board to the Company’s stockholders under Proposal No. 6. The Board believes that the procedures for acting by consent and calling a special meeting should be similar, since the two are essentially analogs of each other, and so there should be no advantage to proceeding in one way versus the other. The Board believes that action by written consent is not a matter to be taken lightly and therefore procedural and other safeguards are necessary in the interests of all stockholders. This is especially so since stockholders would not have the same opportunity to discuss the proposed action and listen to all viewpoints that they would have if the action were taken at a meeting. Moreover, overseeing the solicitation, delivery and examination of written consents and ensuring effective communication of information among stockholders about the relevant subject matter also involves significant management commitment of time and focus and imposes substantial legal and administrative cost.

In the interest of promoting fairness and inclusiveness, and to maintain a consistent procedure for stockholders to take actions not approved by the Board, the Charter amendment also contains certain other procedures that would be applicable if stockholders seek to take action by written consent, including (i) a requirement that stockholders must solicit consents in accordance with Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”) (without reliance on the exemption contained in Rule 14a-2(b)(2) under the Exchange Act), in order to ensure that a proxy statement will be publicly filed and all stockholders are fully informed about the action, (ii) a requirement that no stockholder may submit his or her consent until 50 days after the applicable record date, so that all stockholders are given time to fully consider and discuss the action before it becomes effective, and (iii) procedures and timing requirements to enable the Board to call a special meeting to vote on the action if it believes that such a meeting would best facilitate stockholder discussion and participation with respect to the matter.

Under the Charter amendment, the Board will not be obligated to set a record date for an action by written consent if (i) the record date request does not comply with the Charter and Bylaws, (ii) such action is not a proper subject for stockholder action under applicable law, (iii) the request for a record date for such action is received by the Company during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) an annual or special meeting of stockholders that included an item of business substantially the same as or substantially similar to such action (“Similar Business”) was held not more than 120 days before such request for a record date was received by the Secretary, (v) Similar Business is to be included in the Company’s notice as an item of business to be brought before a meeting of the stockholders that is to be called within 40 days after the request for a record date is received and held as soon as practicable thereafter or (vi) such record date request or any solicitation of consents to such action was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law. For purposes of this paragraph, the nomination, election or removal of directors shall be deemed to be Similar Business with respect to all actions involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors. The Board of Directors shall determine in good faith whether a record date is required to be set under the provisions of the Charter and Bylaws.

For an action by written consent to be effective, consents signed by a sufficient number of stockholders to take such action must be delivered to the Corporation within 60 days of the earliest dated consent delivered in the manner required by the Charter and Bylaws and not later than 120 days after the record date. Additionally, stockholders requesting the establishment of a record date must provide certain information, make certain representations and comply with certain requirements relating to the proposed action and their ownership of Company stock. If this proposal is adopted, the Board intends to approve a corresponding amendment to the Bylaws that would provide for the appointment of Inspectors of Election to perform a ministerial review of the validity of consents and revocations.

The amendment to our Charter under this proposal requires the affirmative vote of at least 80% of the votes entitled to be cast by stockholders entitled to vote at the 2013 Annual Meeting. In accordance with the requirements of our Charter and Bylaws, upon due approval, the proposed Charter amendment and the corresponding Bylaw amendment will be filed for regulatory approval. The Board intends to pursue such regulatory approval if the proposed Charter amendment is duly approved by our stockholders. If the proposed amendments are then approved by our regulators, the Charter amendment will become effective upon the filing of a certificate of amendment to our Charter with the Secretary of State of the State of Delaware, and the Board will cause the corresponding Bylaw amendment to become effective simultaneously with such filing.

Our Board unanimously recommends a vote FOR this proposal.

OTHER MATTERS

Certain Relationships and Related Transactions

Related-Party Transaction Approval Policy

Our Code of Ethics and Business Conduct, which applies to all of our employees and directors, our subsidiaries and certain persons performing services for us, prohibits all conflicts of interest, unless they have been approved by our Board of Directors (or an authorized committee of the Board). The Board has delegated to the Nominating and Governance Committee the review of potential conflicts of interest, as well as the review and approval of related-party transactions involving more than $120,000. In March 2008, upon the recommendation of the Nominating and Governance Committee, our Board adopted a formal, written related-party transactions approval policy. Under this policy, transactions between us and any executive officer, director or holder of more than 5% of our common stock, or any immediate family member of such person, must be approved or ratified by the Nominating and Governance Committee or our Board in accordance with the terms of the policy. In determining whether to approve or ratify a transaction with related persons, the Nominating and Governance Committee or our Board may consider, among other things: (i) whether the terms of the transaction are fair to NYSE Euronext and would apply on the same basis if the other party to the transaction did not involve a related person; (ii) whether there are compelling business reasons for NYSE Euronext to enter into the transaction; (iii) whether the transaction would impair the independence of an otherwise independent director; and (iv) whether the transaction presents an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of his or her interest in the transaction and the ongoing nature of any proposed relationship and any other factors the Nominating and Governance Committee deems relevant.

Other Matters

As of the date of this proxy statement, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with the recommendation of the Board or in their best judgment with respect to such matters.

Stockholder Proposals for the 2014 Annual Meeting

Stockholders who, in accordance with Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials that we will distribute in connection with our 2014 annual meeting, must submit their proposals to the corporate secretary, NYSE Euronext, 11 Wall Street, New York, New York 10005, so that they are received no later than November 22, 2013. Such proposals must also comply with the requirements of Rule 14a-8. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

If the date of our 2014 annual meeting is more than 30 days from April 25, 2014, we may publicly announce a different submission deadline from that set forth above, in compliance with the rules of the SEC.

Director Nominations and Other Business

Under our Bylaws, for director nominations or other business to be brought before our 2014 annual meeting, other than Rule 14a-8 proposals described under Stockholder Proposals for the 2014 Annual Meeting above, written notice must be delivered to the corporate secretary, NYSE Euronext, 11 Wall Street, New York, New York 10005, no earlier than the close of business on December 26, 2013 and no later than the close of business on January 25, 2014. Such notices must also comply with the other requirements of our Bylaws.

If the date of our 2014 annual meeting is more than 30 days before or more than 60 days after April 25, 2014, the submission deadlines set forth above will be changed in accordance with our Bylaws. In that case, our Bylaws provide that to be timely, notice must be delivered as provided above not earlier than the close of business on the 120th day prior to our annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which we first make a public announcement of the meeting date.

By Order of the Board of Directors:

By:
	Name:	Jan-Michiel Hessels
	Title:	Chairman of the Board of Directors

New York, New York

Dated: March 22, 2013

Annex A

DEFINITIONS

“Person” shall mean any natural person, company, corporation or similar entity, government, or political subdivision, agency, or instrumentality of a government.

“Related Persons” shall mean with respect to any Person:

(1) any “affiliate” of such Person (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”));

(2) any other Person(s) with which such first Person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the stock of the Corporation;

(3) in the case of a Person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such Person and, in the case of a Person that is a partnership or a limited liability company, any general partner, managing member or manager of such Person, as applicable;

(4) in the case of a Person that is a “member organization” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time), any “member” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time) that is associated with such Person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

(5) in the case of a Person that is an OTP Firm, any OTP Holder that is associated with such Person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

(6) in the case of a Person that is a natural person, any relative or spouse of such natural Person, or any relative of such spouse who has the same home as such natural Person or who is a director or officer of the Corporation or any of its parents or subsidiaries;

(7) in the case of a Person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable;

(8) in the case of a Person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable;

(9) in the case of a Person that is a “member” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time), the “member organization” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time) with which such Person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act); and

(10) in the case of a Person that is an OTP Holder, the OTP Firm with which such Person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act).

A-1

Annex B

INDEPENDENCE POLICY OF THE

NYSE EURONEXT BOARD OF DIRECTORS

Purpose

The purpose of this Policy is to set forth the independence requirements that shall apply to the members of the Board of Directors (the “Board”) of NYSE Euronext.

Independence Requirements

1. At least a majority of the Directors shall be independent within the meaning of this Policy. A list of the Directors shall be maintained on NYSE Euronext’s web site.

2. A Director shall be independent only if the Board determines that the Director does not have any material relationships with NYSE Euronext and its subsidiaries. When assessing a Director’s relationships and interests, the Board shall consider the issue not merely from the standpoint of the Director, but also from the standpoint of persons or organizations with which the Director is affiliated1 or associated.

3. In making independence determinations, the Board shall consider the special responsibilities of a Director in light of the fact that NYSE Euronext controls entities that are U.S. self-regulatory organizations and U.S. national securities exchanges subject to the supervision of the U.S. Securities and Exchange Commission, and entities that are European securities exchanges subject to the supervision of the College of Euronext Regulators and its respective members, including the French Financial Markets Authority (Autorité des Marchés Financiers), the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten), the Belgian Financial Services and Markets Authority (Autorité des Services et Marchés Financiers/Autoriteit Financiële Diensten en Markten), the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários—CMVM), and the U.K. Financial Services Authority (FSA), as well as other European regulatory authorities including the Dutch Minister of Finance, the French Minister of the Economy and the French Prudential Supervisory Authority (Autorité de Contrôle Prudentiel), in each case only to the extent that it has authority and jurisdiction in the particular context.

4. The Board shall make an independence determination with respect to each Director required to be independent hereunder upon the Director’s nomination or appointment to the Board and thereafter at such times as the Board considers advisable in light of the Director’s circumstances and any changes to this Policy, but in any event not less frequently than annually.

5. It shall be the responsibility of each Director to inform the Chairman of the Board and the Chairman of the Nominating & Governance Committee promptly and otherwise as requested of the existence of such relationships and interests which might reasonably be considered to bear on the Director’s independence.

6. Any Director required to be independent hereunder whom the Board otherwise determines not to be independent under this Policy shall be deemed to have tendered his or her resignation for consideration by the Board, and such resignation shall not be effective unless and until accepted by the Board.

[1]	An “affiliate” of, or a person “affiliated” with, a specific person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

Independence Qualifications

1. In making an independence determination with respect to any Director or Director candidate, the Board shall consider the standards below with respect to relationships or interests of the Director or Director candidate with or in:

(a) NYSE Euronext and its subsidiaries;

(b) “members” (as defined in Section 3(a)(A)(3)(i) of the Securities Exchange Act of 1934, as amended) of New York Stock Exchange LLC, NYSE Arca, Inc. and NYSE MKT LLC (collectively, “Members”), “allied members” (as defined in paragraph (c) of Rule 2 of New York Stock Exchange LLC and Rule 23 of NYSE MKT LLC) and “allied persons” (as defined in Rule 1.1(b) of NYSE Arca, Inc. and Rule 1.1(c) of NYSE Arca Equities, Inc.); and

(c) “members” (as defined in Section 3(a)(A)(3)(ii), 3(a)(A)(3)(iii) and 3(a)(A)(3)(iv) of the Securities Exchange Act of 1934, as amended) of New York Stock Exchange LLC, NYSE Arca, Inc. and NYSE MKT LLC (collectively, “Member Organizations”).

The standards relating to category (a) are the same as those that New York Stock Exchange LLC applies to its own listed companies. The standards relating to categories (b) and (c) stem from the differing regulatory responsibilities and roles that New York Stock Exchange LLC, and NYSE Arca, Inc. and NYSE MKT LLC exercise in overseeing the organizations and companies included in those categories.

2. The term “approved person” used herein has the meanings set forth in the Rules of New York Stock Exchange LLC, NYSE Arca, Inc., NYSE Arca Equities, Inc. and NYSE MKT LLC.

3. The term “immediate family member” with respect to any Director has the meaning set forth in the NYSE Listed Company Manual.

4. The term “U.S. Listed Company” means a company (other than a Member Organization) whose securities are listed on New York Stock Exchange LLC, on NYSE Arca, Inc. or on NYSE MKT LLC.

5. All references to New York Stock Exchange LLC, NYSE Arca, Inc., NYSE Arca Equities, Inc. and NYSE MKT LLC shall mean each of those entities or its successor.

6. The following independence criteria shall apply:

Independence from NYSE Euronext and its Subsidiaries

A Director is not independent if the Director or an immediate family member of the Director has or had a relationship or interest with or in NYSE Euronext or its subsidiaries that, if such relationship or interest existed with respect to a U.S. Listed Company on the New York Stock Exchange LLC, would preclude a Director of the U.S. Listed Company from being considered an independent Director of the U.S. Listed Company pursuant to Section 303A.02(a) or (b) of the NYSE Listed Company Manual.2

Members, Allied Members, Allied Persons and Approved Persons

A Director is not independent if he or she is, or within the last year was, or has an immediate family member who is, or within the last year was a Member, allied member or allied person or approved person (in each case as defined above).

[2]	The relevant sections of the NYSE Listed Company Manual and commentary are available on the website at www.nyse.com/pdfs/finalcorpgovrules.pdf.

Member Organizations

A Director is not independent if the Director (a) is, or within the last year was, employed by a Member Organization, (b) has an immediate family member who is, or within the last year was, an executive officer of a Member Organization, (c) has within the last year received from any Member Organization more than $100,000 per year in direct compensation, or received from Member Organizations in the aggregate an amount of direct compensation which in any one year is more than 10 percent of the Director’s annual gross income for such year, excluding in each case Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or (d) is affiliated, directly or indirectly, with a Member Organization; provided, however, that a director of an affiliate of a Member Organization shall not per se fail to be independent. A director of an affiliate of a Member Organization, however, cannot qualify as an independent director of New York Stock Exchange LLC, NYSE Market, Inc., NYSE Regulation, Inc. or NYSE MKT LLC.

Disclosure of Charitable Relationships

NYSE Euronext shall make disclosure of any charitable relationship that a U.S. Listed Company would be required to disclose pursuant to NYSE Listed Company Manual Section 303A.02(b)(v) and commentary. Gifts by NYSE Euronext shall not favor charities on which any Director serves as an executive officer or member of the board of trustees or directors or comparable governing body.

Annex C

NYSE EURONEXT OMNIBUS INCENTIVE PLAN

(As Amended and Restated Effective April 25, 2013)

ARTICLE I

PURPOSE

The purpose of this Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer Eligible Employees, Consultants and Non-Employee Directors stock-based and cash incentives in the Company to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders.

The Plan, which was originally adopted by the Company and approved by its stockholders effective March 8, 2006 and amended and restated effective May 15, 2008, and October 27, 2010, is hereby further amended and restated effective April 25, 2013.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following terms shall have the following meanings:

2.1    “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company; (d) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that the Common Stock subject to any Award constitutes “service recipient” stock for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.

2.2    “Appreciation Award” means any Award under the Plan of any Stock Option, Stock Appreciation Right or Other Stock-Based Award, provided that such Other Stock-Based Award is based on the appreciation in value of a share of Common Stock in excess of an amount equal to at least the Fair Market Value of the Common Stock on the date such Other Stock-Based Award is granted.

2.3    “Award” means any award under this Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Performance Share, Other Stock-Based Award, or Performance-Based Cash Award. All Awards shall be confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Cause” means with respect to a Participant’s Termination of Employment or Termination of Consultancy, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to: (i) a Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (ii) perpetration by a Participant of an illegal act, dishonesty, or fraud which could cause significant economic injury to the Company; (iii) a Participant’s insubordination, refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of his or her duties for the Company; (iv) continuing willful and deliberate failure by the Participant to perform the Participant’s duties in any material respect, provided that the Participant is given notice and an opportunity to effectuate a cure as determined by the Committee; or (v) a Participant’s willful misconduct with regard to the Company that could have a material adverse effect on the Company; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under the Certificate of Incorporation and By-Laws of the Company or applicable Delaware law.

2.6    “Change in Control” has the meaning set forth in Section 13.2.

2.7    “Change in Control Price” has the meaning set forth in Section 13.1.

2.8    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

2.9    “Committee” means: (a) with respect to the application of this Plan to Eligible Employees and Consultants, a committee or subcommittee of the Board appointed from time to time by the Board, which committee or subcommittee shall consist of two or more non-employee directors, each of whom shall be (i) a “non-employee director” as defined in Rule 16b-3, (ii) to the extent required Section 162(m) of the Code, an “outside director” as defined in Section 162(m) of the Code; and (iii) an “independent director” as defined under Section 303A.02 of the NYSE Listed Company Manual or such other applicable stock exchange rule and (b) with respect to the application of this Plan to Non-Employee Directors, (i) the Board or (ii) a committee or subcommittee (which may differ from the committee or subcommittee established for the grant of Awards to employees) comprised of two or more non-employee directors each of whom qualify as a “non-employee director” as defined in Rule 16b-3 and an “independent director” as defined under Section 303A.02 of the NYSE Listed Company Manual. To the extent that no Committee exists that has the authority to administer this Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

2.10    “Common Stock” means the Common Stock, $0.01 par value per share, of the Company.

2.11    “Company” means NYSE Euronext, a Delaware corporation, and its successors by operation of law.

2.12    “Consultant” means any natural person who provides bona fide consulting or advisory services to the Company or its Affiliates pursuant to a written agreement, which services are not in connection with the offer and sale of securities in a capital raising transaction.

2.13    “Corporate Transaction” has the meaning set forth in Section 4.2(a).

2.14    “Detrimental Activity” means: (a) the disclosure to anyone outside the Company or its Affiliates, or the use in any manner other than in the furtherance of the Company’s or its Affiliate’s business, without written authorization from the Company, of any confidential information or proprietary information, relating to the business of the Company or its Affiliates that is acquired by a Participant prior to the Participant’s Termination; (b) activity while employed or performing services that results, or if known could result, in the Participant’s Termination that is classified by the Company as a termination for Cause; (c) the Participant’s Disparagement, or

inducement of others to do so, of the Company or its Affiliates or their past and present officers, directors, employees or products; or (d) material breach of any agreement between the Participant and the Company or an Affiliate (including, without limitation, any employment agreement or noncompetition or nonsolicitation agreement). Unless otherwise determined by the Committee at grant, Detrimental Activity shall not be deemed to occur after the end of the one-year period following the Participant’s Termination. For purposes of subsections (a), (c) and (d) above, the Chief Executive Officer and the General Counsel of the Company shall each have authority to provide the Participant with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide the Participant with such authorization.

2.15    “Disability” means with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.16    “Disparagement” means making comments or statements to the press, the Company’s or its Affiliates’ employees, consultants or any individual or entity with whom the Company or its Affiliates has a business relationship which could reasonably be expected to adversely affect in any manner: (a) the conduct of the business of the Company or its Affiliates (including, without limitation, any products or business plans or prospects); or (b) the business reputation of the Company or its Affiliates, or any of their products, or their past or present officers, directors or employees.

2.17    “Effective Date” means the effective date of this Plan as defined in Article XVII.

2.18    “Eligible Employees” means each employee of the Company or an Affiliate.

2.19    “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any references to any section of the Exchange Act shall also be a reference to any successor provision.

2.20    “Fair Market Value” means, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded; or (b) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the Financial Industry Regulatory Authority or if the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Common Stock was reported or quoted. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a day on which the applicable market is open, the next day that it is open.

2.21    “Family Member” means “family member” as defined in Section A.1.(5) of the general instructions of Form S-8, as may be amended from time to time.

2.22    “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parent (if any) under this Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.23    “Merger Agreement” means the Agreement and Plan of Merger, dated as of April 20, 2005, as amended and restated as of July 20, 2005 and as amended as of October 20, 2005 and November 2, 2005, by and among the New York Stock Exchange, Inc., Archipelago Holdings, Inc., the Company, NYSE Merger Sub LLC, NYSE Merger Corporation Sub, Inc. and Archipelago Merger Sub, Inc.

2.24    “Merger Transaction” means the consummation of the merger transactions contemplated in the Agreement and Plan of Merger, dated as of April 20, 2005, as amended and restated as of July 20, 2005 and as amended as of October 20, 2005 and November 2, 2005, by and among the New York Stock Exchange, Inc., Archipelago Holdings, Inc., the Company, NYSE Merger Sub LLC, NYSE Merger Corporation Sub, Inc. and Archipelago Merger Sub, Inc., pursuant to which, among other things, the NYSE and Archipelago Holdings, Inc. each agreed to combine and become wholly-owned subsidiaries of the Company.

2.25    “Merger Transaction Grant Date” means the date described in Section 10.3(a) of the Plan.

2.26    “Merger Transaction RSUs” means the restricted stock units granted to Eligible Employees on the terms and conditions set forth in Section 10.3 hereof.

2.27    “Non-Employee Director” means a director of the Company who is not an active employee of the Company or an Affiliate.

2.28    “Non-Qualified Stock Option” means any Stock Option awarded under this Plan that is not an Incentive Stock Option.

2.29    “Other Stock-Based Award” means an Award under Article X of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock, including, without limitation, a restricted stock unit, a Merger Transaction RSU, or an Award valued by reference to an Affiliate.

2.30    “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.31    “Participant” means an Eligible Employee, Non-Employee Director or Consultant to whom an Award has been granted pursuant to this Plan.

2.32    “Performance-Based Cash Award” means a cash Award under Article XI of this Plan that is payable or otherwise based on the attainment of certain pre-established performance goals during a Performance Period.

2.33    “Performance Period” has the meaning set forth in Section 9.1.

2.34    “Performance Share” means an Award made pursuant to Article IX of this Plan of the right to receive Common Stock or cash of an equivalent value at the end of a specified Performance Period.

2.35    “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, incorporated organization, governmental or regulatory or other entity.

2.36    “Plan” means this NYSE Euronext Omnibus Incentive Plan, as amended from time to time.

2.37    “Reference Stock Option” has the meaning set forth in Section 7.1.

2.38    “Registration Date” means the first date on which any class of common equity securities of the Company is required to be registered under Section 12 of the Exchange Act.

2.39    “Restricted Stock” means an Award of shares of Common Stock under this Plan that is subject to restrictions under Article VIII.

2.40    “Restriction Period” has the meaning set forth in Section 8.3(a).

2.41    “Retirement” means a voluntary Termination of Employment at or after age 55, except that in no event shall Retirement result from the involuntary termination of a Participant’s employment by the Company or an Affiliate for any reason whether for Cause or without Cause. With respect to a Participant’s Termination of Directorship, Retirement means the failure to stand for reelection or the failure to be reelected on or after the Participant’s attainment of age 65.

2.42    “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.43    “Section 162(m) of the Code” means the exception for performance-based compensation under Section 162(m) of the Code and any applicable Treasury regulations thereunder.

2.44    “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable Treasury regulations thereunder.

2.45    “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Any reference to any section of the Securities Act shall also be a reference to any successor provision.

2.46    “Severance Eligible Termination” means an involuntary Termination of Employment without Cause due to organizational changes and reduction in personnel implemented by the Employer through the elimination or modification of job function and reduction in headcount or such other involuntary Termination of Employment without Cause for which severance is payable by the Employer.

2.47    “Stock Appreciation Right” means the right pursuant to an Award granted under Article VII. A Tandem Stock Appreciation Right shall mean the right to surrender to the Company all (or a portion) of a Stock Option in exchange for a number of shares of Common Stock equal to the difference between (a) the Fair Market Value on the date such Stock Option (or such portion thereof) is surrendered, of the Common Stock covered by such Stock Option (or such portion thereof), and (b) the aggregate exercise price of such Stock Option (or such portion thereof). A Non-Tandem Stock Appreciation Right shall mean the right to receive a number of shares of Common Stock equal to the difference between (i) the Fair Market Value of a share of Common Stock on the date such right is exercised, and (ii) the aggregate exercise price of such right, otherwise than on surrender of a Stock Option.

2.48    “Stock Option” or “Option” means any option to purchase shares of Common Stock pursuant to Article VI.

2.49    “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.50    “Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.51    “Termination” means a Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable.

2.52    “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of his or her consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may, in its sole discretion, otherwise define Termination of Consultancy in the Award agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter.

2.53    “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of his or her directorship, his or her ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.

2.54    Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of his or her employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, or a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may, in its sole discretion, otherwise define Termination of Employment in the Award agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter.

2.55    “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in a Person), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in a Person) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

ARTICLE III

ADMINISTRATION

3.1    The Committee. The Plan shall be administered and interpreted by the Committee.

3.2    Grants of Awards. The Committee shall have full authority to grant, pursuant to the terms of this Plan, to Eligible Employees, Consultants and Non-Employee Directors (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Performance Shares; (v) Other Stock-Based Awards; and (vi) Performance-Based Cash Awards, although Non-Employee Directors are not eligible to receive Performance-Based Cash Awards. In particular, the Committee shall have the authority:

(a)	to select the Eligible Employees, Consultants and Non-Employee Directors to whom Awards may from time to time be granted hereunder;

(b)	to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Employees, Consultants and Non-Employee Directors;

(c)	to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(d)	to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(e)	to determine whether, to what extent and under what circumstances grants of Options and other Awards under this Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of this Plan;

(f)	to determine whether and under what circumstances an Award may be settled in cash, Common Stock and/or Restricted Stock under Section 6.3(d);

(g)	to determine whether, to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant in any case, in a manner intended to comply with Section 409A of the Code;

(h)	to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(i)	to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award;

(j)	to determine whether a Restricted Stock Unit shall automatically vest in full on the date of the Participant’s Termination of Employment if the result of a Severance Eligible Termination; and

(k)	to determine whether a Restricted Stock Unit shall continue to vest during the period that the Participant receives enhanced severance from the Employer following the Participant’s Termination of Employment due to a Severance Eligible Termination; provided, however, that if such continued vesting is to be provided, the Restricted Stock Unit to be granted shall be designed in a manner that is intended to comply with the requirements of Section 409A.

3.3    Guidelines. Subject to Article XIV hereof, the Committee shall, in its sole discretion, have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of this Plan and any Award issued under this Plan (and any agreements relating thereto); and to otherwise supervise the administration of this Plan. The Committee may authorize the Chief Executive Officer of the Company to grant Awards, other than Awards intended to be “performance-based” under Section 162(m) of the Code, to Eligible Employees, other than employees subject to Section 16 of the Exchange Act, subject to applicable law and such limitations as the Committee may determine from time to time in its discretion. The Committee may, in its sole discretion, correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of this Plan. The Committee may, in its sole discretion, adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. This Plan is intended to comply with the applicable requirements of Rule 16b-3 and with respect to Awards intended to be “performance-based,” the applicable provisions of Section 162(m) of the Code and this Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

3.4    Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with this Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5    Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the By-Laws of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone conference or by written consent to the extent permitted by applicable law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all the Committee members in accordance with the By-Laws of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.6    Designation of Consultants/Liability.

(a)	The Committee may, in its sole discretion, designate employees of the Company and professional advisors to assist the Committee in the administration of this Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers to grant Awards and/or execute agreements or other documents on behalf of the Committee.

(b)	The Committee may, in its sole discretion, employ such legal counsel, consultants and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to subsection (a) above shall not be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it.

3.7    Indemnification. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of this Plan, except to the extent arising out of such officer’s, employee’s, member’s or former member’s fraud. Such indemnification shall be in addition to any rights of indemnification the officers, employees, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her under this Plan.

ARTICLE IV

SHARE LIMITATION

4.1    Shares.

(a)	General Limitations. The aggregate number of shares of Common Stock, following the approval of this Plan by the stockholders of the Company in 2008, that may be issued (including as dividends or dividend equivalents with respect to Awards granted under this Plan) or used for reference purposes or with respect to which Awards may be granted under this Plan shall not exceed 9,000,000 shares (subject to any increase or decrease pursuant to Section 4.2) which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. If any Option, Stock Appreciation Right or Other Stock-Based Award that is an Appreciation

Award granted under this Plan (including any predecessor to this Plan) expires, terminates or is canceled, forfeited or otherwise not issued, for any reason without having been exercised in full, the number of shares of Common Stock underlying any unexercised Award shall again be available for the purpose of Awards under the Plan. If any shares of Restricted Stock, Performance Shares or Other Stock-Based Awards that are not Appreciation Awards granted under this Plan (including any predecessor to this Plan) terminate or are canceled, forfeited or otherwise not issued, for any reason, the number of terminated, canceled or forfeited shares of Restricted Stock, Performance Shares or Other Stock-Based Awards that are not Appreciation Awards shall again be available for purposes of Awards under the Plan, as provided in this Section 4.1(a). If a Tandem Stock Appreciation Right or a Limited Stock Appreciation Right is granted in tandem with an Option, such grant shall only apply once against the maximum number of shares of Common Stock which may be issued under this Plan.

(b)	Individual Participant Limitations. (i) The maximum number of shares of Common Stock subject to any Award of Stock Options, Stock Appreciation Rights, Performance Shares, Other Stock-Based Awards, shares of Restricted Stock for which the grant of such Award or the lapse of the relevant Restriction Period is subject to the attainment of Performance Goals in accordance with Section 8.3(a)(ii) herein which may be granted under this Plan during any fiscal year of the Company to each Participant shall be 600,000 shares per type of Award (which shall be subject to any further increase or decrease pursuant to Section 4.2), provided that the maximum number of shares of Common Stock for all types of Awards does not exceed 600,000 (which shall be subject to any further increase or decrease pursuant to Section 4.2) during any fiscal year of the Company. If a Tandem Stock Appreciation Right is granted or a Limited Stock Appreciation Right is granted in tandem with a Stock Option, it shall apply against the Eligible Employee’s or Consultant’s individual share limitations for both Stock Appreciation Rights and Stock Options; (ii) there are no annual individual Eligible Employee or Consultant share limitations on Restricted Stock for which the grant of such Award or the lapse of the relevant Restriction Period is not subject to attainment of Performance Goals in accordance with Section 8.3(a)(ii) hereof; and (iii) the maximum value at grant of Performance Shares which may be granted under this Plan during any fiscal year of the Company to each Eligible Employee or Consultant shall be $15,000,000. Each Performance Share shall be referenced to one share of Common Stock and shall be charged against the available shares under this Plan at the time the unit value measurement is converted to a referenced number of shares of Common Stock in accordance with Section 10.1. The maximum payment under any Performance-Based Cash Award payable with respect to any fiscal year of the Company and for which the grant of such Award is subject to the attainment of Performance Goals in accordance with Section 11.2(c) herein which may be granted under this Plan with respect to any fiscal year of the Company to each Eligible Employee or Consultant shall be $15,000,000.

4.2    Changes.

(a)

The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reclassification, reorganization or other change in the Company’s capital structure or its business, including without limitation, any stock split, reverse stock split, stock dividend, cash dividend or dividend or distribution of cash, stock or other property, share combination or similar event affecting the capital structure of the Company; (ii) any merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, disaffiliation or similar event affecting the Company or any of its Affiliates (a “Corporate Transaction”); (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate; or (vi) any other corporate act or proceeding (a “Capital Change”).

(b)	Subject to the provisions of Section 4.2(d) and compliance with applicable legal and regulatory requirements, in the event of a Capital Change or Corporate Transaction (each, a “Section 4.2 Event”), the Committee or the Board shall make appropriate and equitable substitutions or adjustments to: (i) the aggregate number and/or kind of shares of Common Stock or other securities reserved for issuance and delivery under the Plan; (ii) the various maximum limitations set forth in Section 4.1 upon certain types of Awards (other than the cash based award limits) and upon the grants to individuals of certain types of Awards; (iii) the number and kind of shares of Common Stock or other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Options and Stock Appreciation Rights. and grants to individuals of certain types of Awards. In addition, if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), including by reason of any extraordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all the Company’s assets or business, then the Committee, in its sole discretion, may adjust any Award and make such other adjustments to the Plan. Any adjustment pursuant to this Section 4.2 shall be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 4.2 or in the applicable Award agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event.

(c)	Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or (b) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of this Plan.

(d)

In the case of a Corporate Transaction, the Committee may, in its discretion, (i) cancel all outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which shareholders of Common Stock receive consideration other than publicly-traded equity securities of the ultimate surviving entity, any such determination by the Committee or the Board that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (ii) substitute other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Common Stock subject to outstanding Awards; and (iii) in connection with any disaffiliation, arrange for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such

Subsidiary, Affiliate, or division following such disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). If a Corporate Transaction occurs but the Committee does not take the actions specified in this Section 4.2(d), then the provisions of Section 4.2(b) and Article VIII shall apply. Any action or adjustment authorized under this Section 4.2(d) and taken by the Committee or the Board shall be final, binding and conclusive on the Company, the Board and all Participants and their respective heirs, executors, administrators, successors and permitted assigns.

4.3    Minimum Purchase Price. Notwithstanding any provision of this Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under this Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

ARTICLE V

ELIGIBILITY — GENERAL REQUIREMENTS FOR AWARDS

5.1    General Eligibility. All Eligible Employees, Consultants, Non-Employee Directors and prospective employees and consultants are eligible to be granted Awards, subject to the terms and conditions of this Plan. Eligibility for the grant of Awards and actual participation in this Plan shall be determined by the Committee in its sole discretion.

5.2    Incentive Stock Options. Notwithstanding anything herein to the contrary, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under this Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in this Plan shall be determined by the Committee in its sole discretion.

5.3    General Requirement. The vesting and exercise of Awards granted to a prospective employee or consultant are conditioned upon such individual actually becoming an Eligible Employee or Consultant.

5.4    Special Rules — NYSE Regulation, Inc. Unless the Board determines otherwise, all Awards granted under the Plan shall be subject to the special rules set forth in Article XX hereof which govern the treatment of Awards held by Participants who transfer to employment with NYSE Regulation, Inc.

ARTICLE VI

STOCK OPTIONS

6.1    Options. Stock Options may be granted alone or in addition to other Awards granted under this Plan. Each Stock Option granted under this Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.

6.2    Grants. The Committee shall, in its sole discretion, have the authority to grant to any Eligible Employee (subject to Section 5.2) Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall, in its sole discretion, have the authority to grant Non-Qualified Stock Options to any Consultant or Non-Employee Director. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not qualify shall constitute a separate Non-Qualified Stock Option.

6.3    Terms of Options. Options granted under this Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee, in its sole discretion, shall deem desirable:

(a)	Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock

Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the time of grant.

(b)	Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than 10 years after the date the Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Stockholder shall not exceed five years.

(c)	Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion. Unless otherwise determined by the Committee at grant, the Option agreement shall provide that (i) in the event the Participant engages in Detrimental Activity prior to any exercise of the Stock Option, all Stock Options held by the Participant shall thereupon terminate and expire, (ii) as a condition of the exercise of a Stock Option, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (iii) in the event the Participant engages in Detrimental Activity during the one-year period commencing on the later of the date the Stock Option is exercised or becomes vested, the Company shall be entitled to recover from the Participant at any time within one year after such exercise or vesting, and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter).

(d)	Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (c) above, to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange or quoted on a national quotation system sponsored by the Financial Industry Regulatory Authority, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee, including, without limitation, the relinquishment of Stock Options or by payment in full or in part in the form of Common Stock owned by the Participant based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee, in its sole discretion. No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.

(e)

Non-Transferability of Options. No Stock Option shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as determined by the Committee, in its sole discretion, except that an Option may not be transferred to a third party for value. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred otherwise than by will or by the laws of descent and distribution and (ii) remains subject to the terms of this Plan and the applicable Award agreement. Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of this Plan and the applicable Award agreement.

(f)	Termination by Death or Disability. Unless otherwise determined by the Committee at grant, or if no rights of the Participant are reduced, thereafter, if Participant’s Termination is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or, in the case of death, by the legal representative of the Participant’s estate) at any time within a period of one year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(g)	Termination due to Retirement. Unless otherwise determined by the Committee at grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is by Retirement, all unvested Stock Options held by such Participant that would have vested on the first scheduled vesting date next following the Participant’s Retirement shall immediately vest and become exercisable on the last day of the month immediately preceding the Participant’s Retirement and all unvested Stock Options shall be forfeited. All Stock Options that are vested and exercisable at the time of the Participant’s Termination due to Retirement may be exercised by the Participant at any time within a period of one year from the date of such Termination due to Retirement, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.

(h)	Involuntary Termination Without Cause. Unless otherwise determined by the Committee at grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is by involuntary termination without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(i)	Voluntary Termination. Unless otherwise determined by the Committee at grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is voluntary (other than a voluntary termination described in subsection (j)(y) below), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 30 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(j)	Termination for Cause. Unless otherwise determined by the Committee at grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination (x) is for Cause or (y) is a voluntary Termination (as provided in subsection (i) above) after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.

(k)	Unvested Stock Options. Except as provided in Section 6.3(g) or as otherwise determined by the Committee at grant, or if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

(l)

Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under this Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. Should any provision of this Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may, in its sole discretion, amend this Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(m)	Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of this Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may, in its sole discretion modify, extend or renew outstanding Stock Options granted under this Plan (provided that the rights of a Participant are not reduced without his or her consent and provided further that such action does not subject the Stock Option to Section 409A of the Code). Notwithstanding the foregoing, except in accordance with Section 4.2, the terms of an outstanding Option may not be amended to reduce the exercise price of such outstanding Option or cancel, convert, exchange, replace, buyout or surrender such outstanding Option in exchange for cash, other awards or an Option with an exercise price that is less than the exercise price of the original Option, without stockholder approval.

(n)	Other Terms and Conditions. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of this Plan, as the Committee shall, in its sole discretion, deem appropriate.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1    Tandem Stock Appreciation Rights. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option (a “Reference Stock Option”) granted under this Plan (“Tandem Stock Appreciation Rights”). In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Reference Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Reference Stock Option.

7.2    Terms and Conditions of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of this Plan, as shall be determined from time to time by the Committee in its sole discretion, and the following:

(a)	Exercise Price. The exercise price per share of Common Stock subject to a Tandem Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b)	Term. A Tandem Stock Appreciation Right or applicable portion thereof granted with respect to a Reference Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Stock Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of shares covered by the Reference Stock Option shall not be reduced until and then only to the extent the exercise or termination of the Reference Stock Option causes the number of shares covered by the Tandem Stock Appreciation Right to exceed the number of shares remaining available and unexercised under the Reference Stock Option.

(c)	Exercisability. Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of Article VI, and shall be subject to the provisions of Section 6.3(c).

(d)	Method of Exercise. A Tandem Stock Appreciation Right may be exercised by the Participant by surrendering the applicable portion of the Reference Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 7.2. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Tandem Stock Appreciation Rights have been exercised.

(e)	Payment. Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion at grant, or thereafter if no rights of a Participant are reduced) equal in value to the excess of the Fair Market Value of one share of Common Stock over the Option exercise price per share specified in the Reference Stock Option agreement, multiplied by the number of shares in respect of which the Tandem Stock Appreciation Right shall have been exercised.

(f)	Deemed Exercise of Reference Stock Option. Upon the exercise of a Tandem Stock Appreciation Right, the Reference Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Article IV of the Plan on the number of shares of Common Stock to be issued under the Plan.

(g)	Non-Transferability. Tandem Stock Appreciation Rights shall be Transferable only when and to the extent that the underlying Stock Option would be Transferable under Section 6.3(e) of the Plan.

(h)	Modification of Stock Appreciation Rights. Except in accordance with Section 4.2, the terms of an outstanding Stock Appreciation Right may not be amended to reduce the exercise price of such outstanding Stock Appreciation Right or cancel, convert, exchange, replace, buyout or surrender such outstanding Stock Appreciation Right in exchange for cash, other awards or a Stock Appreciation Right with an exercise price that is less than the exercise price of the original Stock Appreciation Right, without stockholder approval.

7.3    Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights may also be granted without reference to any Stock Options granted under this Plan.

7.4    Terms and Conditions of Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of this Plan, as shall be determined from time to time by the Committee in its sole discretion, and the following:

(a)	Exercise Price. The exercise price per share of Common Stock subject to a Non-Tandem Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Non-Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b)	Term. The term of each Non-Tandem Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than 7 years after the date the right is granted.

(c)	Exercisability. Non-Tandem Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion. Unless otherwise determined by the Committee at grant, the Award agreement shall provide that (i) in the event the Participant engages in Detrimental Activity prior to any exercise of the Non-Tandem Stock Appreciation Right, all Non-Tandem Stock Appreciation Rights held by the Participant shall thereupon terminate and expire, (ii) as a condition of the exercise of a Non-Tandem Stock Appreciation Right, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (iii) in the event the Participant engages in Detrimental Activity during the one-year period commencing on the later of the date the Non-Tandem Stock Appreciation Right is exercised or becomes vested, the Company shall be entitled to recover from the Participant at any time within one year after such exercise or vesting, and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter).

(d)	Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (b) above, Non-Tandem Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award agreement, by giving written notice of exercise to the Company specifying the number of Non-Tandem Stock Appreciation Rights to be exercised.

(e)	Payment. Upon the exercise of a Non-Tandem Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion at grant, or thereafter if no rights of a Participant are reduced) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date the right is exercised over the Fair Market Value of one share of Common Stock on the date the right was awarded to the Participant.

(f)	Non-Transferability. No Non-Tandem Stock Appreciation Rights shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant.

(g)	Termination. Unless otherwise provided in an Award agreement, upon Termination, Non-Tandem Stock Appreciation Rights shall be exercised in accordance with the provisions of Section 6.3 (f) through (k) of the Plan.

7.5    Limited Stock Appreciation Rights. The Committee may, in its sole discretion, grant Tandem and Non-Tandem Stock Appreciation Rights either as a general Stock Appreciation Right or as a Limited Stock Appreciation Right. Limited Stock Appreciation Rights may be exercised only upon the occurrence of a Change in Control or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter. Upon the exercise of Limited Stock Appreciation Rights, except as otherwise provided in an Award agreement, the Participant shall receive in cash or Common Stock, as determined by the Committee, an amount equal to the amount (a) set forth in Section 7.2(e) with respect to Tandem Stock Appreciation Rights, or (b) set forth in Section 7.4(e) with respect to Non-Tandem Stock Appreciation Rights, as applicable.

ARTICLE VIII

RESTRICTED STOCK

8.1    Awards of Restricted Stock. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall, in its sole discretion, determine the Eligible Employees, Consultants and Non-Employee Directors, to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including, the Performance Goals specified in Exhibit A attached hereto) or such other factors as the Committee may determine, in its sole discretion, including to comply with the requirements of Section 162(m) of the Code.

Unless otherwise determined by the Committee at grant, each Award of Restricted Stock shall provide that in the event the Participant engages in Detrimental Activity prior to, or during the one-year period after, any vesting of Restricted Stock, the Committee may direct that all unvested Restricted Stock shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to the Fair Market Value at the time of vesting of any Restricted Stock which had vested in the period referred to above.

8.2    Awards and Certificates. Eligible Employees, Consultants and Non-Employee Directors selected to receive Restricted Stock shall not have any rights with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a)	Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

(b)	Acceptance. Awards of Restricted Stock must be accepted within a period of 60 days (or such other period as the Committee may specify) after the grant date, by executing a Restricted Stock agreement and by paying whatever price (if any) the Committee has designated thereunder.

(c)	Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the NYSE Euronext (the “Company”) Omnibus Incentive Plan (the “Plan”) and an Agreement entered into between the registered owner and the Company evidencing the award under the Plan. Copies of such Plan and Agreement are on file at the principal office of the Company.”

(d)	Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.

8.3    Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to this Plan shall be subject to the following restrictions and conditions:

(a)	Restriction Period. (i) The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under this Plan during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the Restricted Stock Award agreement and such agreement shall set forth a vesting schedule and any events which would accelerate vesting of the shares of Restricted Stock. Within these limits, based on service, attainment of Performance Goals pursuant to Section 8.3(a)(ii) below and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of any Restricted Stock Award.

(ii) Objective Performance Goals, Formulae or Standards. If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of Performance Goals, the Committee shall establish the Performance Goals and the applicable vesting percentage of the Restricted Stock Award applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to a Restricted Stock Award that is intended to comply with Section 162(m) of the Code, to the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect. The applicable Performance Goals shall be based on one or more of the performance criteria set forth in Exhibit A hereto.

(b)	Rights as a Stockholder. Except as provided in this subsection (b) and subsection (a) above and as otherwise determined by the Committee, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period.

(c)	Termination. Unless otherwise specified in the applicable Restricted Stock Award agreement, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will be forfeited.

(d)	Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

ARTICLE IX PERFORMANCE SHARES

9.1    Award of Performance Shares. Performance Shares may be awarded either alone or in addition to other Awards granted under this Plan. The Committee shall, in its sole discretion, determine the Eligible Employees, Consultants and Non-Employee Directors, to whom, and the time or times at which, Performance Shares shall be awarded, the number of Performance Shares to be awarded to any person, the duration of the period (the “Performance Period”) during which, and the conditions under which, receipt of the Shares will be deferred, and the other terms and conditions of the Award in addition to those set forth in Section 9.2.

Unless otherwise determined by the Committee at grant, each Award of Performance Shares shall provide that in the event the Participant engages in Detrimental Activity prior to, or during the one-year period after, any vesting of Performance Shares, the Committee may direct (at any time within one year thereafter) that all unvested Performance Shares shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to any gain the Participant realized from any Performance Shares which had vested in the period referred to above.

Except as otherwise provided herein, the Committee shall condition the right to payment of any Performance Share upon the attainment of objective performance goals established pursuant to Section 9.2(c) below.

9.2    Terms and Conditions. Performance Shares awarded pursuant to this Article IX shall be subject to the following terms and conditions:

(a)	Earning of Performance Share Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the performance goals established pursuant to Section 9.2(c) are achieved and the percentage of each Performance Share Award that has been earned.

(b)	Non-Transferability. Subject to the applicable provisions of the Award agreement and this Plan, Performance Shares may not be Transferred during the Performance Period.

(c)

Objective Performance Goals, Formulae or Standards. The Committee shall establish the objective Performance Goals for the earning of Performance Shares based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance

Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect. The applicable Performance Goals shall be based on one or more of the performance criteria set forth in Exhibit A hereto.

(d)	Dividend Equivalents. If any cash dividends (whether regular or extraordinary) are paid on shares of Common Stock during the Performance Period applicable to a Participant’s Award of Performance Shares, the Committee (or its delegate) shall determine, in accordance with Section 409A of the Code and the terms of this Plan and the applicable Award agreement, whether such Participant shall be eligible to receive any payments with respect to such dividends and, if so, the terms of such payments, including without limitation (i) the amounts of such payments, (ii) any vesting or forfeiture conditions to such payments and (iii) whether such payments shall be made (x) currently or on a deferred basis, (y) in cash or shares of Common Stock and (z) with respect to the period prior to the vesting of such Award. The Committee (or its delegate) may make such determination at the time of grant of such Award or at any time thereafter (but in all events not later than December 31 of the year prior to the year for which any such payments are made); provided that, if such determination is made after the time of grant, the Participant shall be provided with written notice of such determination, which notice shall constitute an amendment to the applicable Award agreement.

(e)	Payment. Following the Committee’s determination in accordance with subsection (a) above, shares of Common Stock or, as determined by the Committee in its sole discretion, the cash equivalent of such shares shall be delivered to the Eligible Employee, Consultant or Non-Employee Director, or his legal representative, in an amount equal to such individual’s earned Performance Share. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Share and/or subject the payment of all or part of any Performance Share to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(f)	Termination. Subject to the applicable provisions of the Award agreement, upon a Participant’s Termination for any reason during the Performance Period for a given Award, the Performance Shares in question will be forfeited.

(g)	Accelerated Vesting. Based on service, performance and/or such other factors or criteria, if any, as the Committee may determine, the Committee may, in its sole discretion, at or after grant, accelerate the vesting of all or any part of any Performance Share Award and/or waive the deferral limitations for all or any part of such Award.

ARTICLE X OTHER STOCK-BASED AWARDS

10.1    Other Awards. The Committee, in its sole discretion, is authorized to grant to Eligible Employees, Consultants and Non-Employee Directors Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to any restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, performance units, dividend equivalent units, stock equivalent units, restricted stock units and deferred stock units. To the extent permitted by law, the Committee may, in its sole discretion, permit Eligible Employees and/or Non-Employee Directors to defer all or a portion of their cash compensation in the form of Other Stock-Based Awards granted under this Plan, subject to the terms and conditions of any deferred compensation arrangement established by the Company, which shall be in a manner intended to comply with Section 409A of the Code. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.

Subject to the provisions of this Plan, the Committee shall, in its sole discretion, have authority to determine the Eligible Employees, Consultants and Non-Employee Directors to whom, and the time or times at which, such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified performance period.

The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals set forth on Exhibit A as the Committee may determine, in its sole discretion; provided that to the extent that such Other Stock-Based Awards are intended to comply with Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the vesting of such Other Stock-Based Awards based on a performance period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable performance period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect. The applicable Performance Goals shall be based on one or more of the performance criteria set forth in Exhibit A hereto.

10.2    Terms and Conditions. Other Stock-Based Awards made pursuant to this Article X shall be subject to the following terms and conditions:

(a)	Non-Transferability. Subject to the applicable provisions of the Award agreement and this Plan, shares of Common Stock subject to Awards made under this Article X may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b)	Dividend Equivalents. If any cash dividends (whether regular or extraordinary) are paid on shares of Common Stock during the period in which a Participant’s Award is outstanding, the Committee (or its delegate) shall determine, in accordance with Section 409A of the Code and the terms of this Plan and the applicable Award agreement, whether such Participant shall be eligible to receive any payments with respect to such dividends and, if so, the terms of such payments, including without limitation (i) the amounts of such payments, (ii) any vesting or forfeiture conditions to such payments and (iii) whether such payments shall be made (x) currently or on a deferred basis, (y) in cash or shares of Common Stock and (z) with respect to the period prior to the vesting of such Award. The Committee (or its delegate) may make such determination at the time of grant of such Award or at any time thereafter (but in all events not later than December 31 of the year prior to the year for which any such payments are made); provided that, if such determination is made after the time of grant, the Participant shall be provided with written notice of such determination, which notice shall constitute an amendment to the applicable Award agreement.

(c)	Vesting. Any Award under this Article X and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award agreement, as determined by the Committee, in its sole discretion.

(d)	Price. Common Stock issued on a bonus basis under this Article X may be issued for no cash consideration; Common Stock purchased pursuant to a purchase right awarded under this Article X shall be priced, as determined by the Committee in its sole discretion.

(e)	Payment. Form of payment for the Other Stock-Based Award shall be specified in the Award agreement.

10.3    Grant of Restricted Stock Units in Connection with the Merger Transaction.

(a)	Grant of RSUs. In connection with the Merger Transaction, the Committee, in its sole discretion, shall authorize the grant of restricted stock units to Eligible Employees on the terms and conditions set forth in this Section 10.3. All such restricted stock units (hereinafter, “Merger Transaction RSUs”) will be granted on the closing date of the Merger Transaction or as soon as practicable thereafter (the “Merger Transaction Grant Date”). All Merger Transaction RSUs will be granted subject to the terms and conditions of the Plan and each Award will be memorialized in a separate agreement between the Company and the Participant.

(b)	Vesting. All Merger Transaction RSUs shall vest on a cumulative basis, as follows: (i) 50% shall vest immediately on the Merger Transaction Grant Date; (ii) an additional 25% shall vest on the first anniversary of the Merger Transaction Grant Date; and (iii) the balance of each Award (25%) shall vest on the second anniversary of the Merger Transaction Grant Date.

(c)	Distribution. Subject to the provisions of Section 10.3(d), on or as soon as reasonably practicable following the applicable vesting date, the Company shall distribute one share of Common Stock with respect to each Merger Transaction RSU that vests on such date (subject to share adjustment pursuant to Article IV of the Plan, as applicable.) Upon delivery of such shares of Common Stock, all obligations of the Company with respect to each such Merger Transaction RSU shall be satisfied.

(d)	Lock-Up Period. In no event shall any shares of Common Stock subject to a Merger Transaction RSU be distributed prior to the expiration of the Lock-Up Period, as defined in Section 5.1 of the Merger Agreement, which period shall end on the third anniversary of the Merger Transaction Grant Date.

(e)	Employment Termination. Upon a Participant’s Termination, other than for Cause, all un-vested Merger Transaction RSUs shall automatically be forfeited and all vested Merger Transaction RSUs shall be distributed as soon as practicable following the expiration of the Lock-Up Period in the manner described in Section 10.3(c) or 10.3(f), as applicable. In the event of a Participant’s Termination for Cause, all Merger Transaction RSUs, whether or not vested and whether or not payable in Common Stock or cash, shall be forfeited.

(f)	Transfer to NYSE Regulation, Inc. Notwithstanding any contrary provision contained in this Article X, if a Participant transfers employment to NYSE Regulation, Inc., any Merger Transaction RSUs granted to such Participant prior to such employment transfer shall automatically be converted from a deferred stock award to a deferred cash award (“Cash Award”) but shall otherwise continue to be subject to the terms and conditions of the Plan, including this Article X and the vesting schedule set forth in Section 10.3(b) above and the forfeiture provisions in Section 10.3(e). The value of the Cash Award shall be calculated on the basis of 90% of the Fair Market Value of a share of Common Stock on the effective date of the Participant’s transfer of employment from the Company or Affiliate to NYSE Regulation, Inc. The Cash Award, which shall be payable from the general assets of the Company, subject to its creditors, shall be paid to the Participant as soon as practicable following the expiration of the Lock-Up Period. The Cash Award payable under this Section 10.3(f) shall be adjusted annually for earnings at a money market fund rate, or at the rate of return on another stable value investment vehicle designed for the preservation of principal, as determined by the Company. Upon payment of the Cash Award to the Participant, all obligations of the Company with respect to the Merger Transaction RSUs granted to such Participant shall be satisfied.

(g)	Other Terms and Conditions. Merger Transaction RSUs may contain such other provisions, which shall not be inconsistent with any of the terms of this Plan, as the Committee shall, in its sole discretion, deem appropriate. Merger Transaction RSUs shall be memorialized in a written agreement between the Company and the Participant.

ARTICLE XI

PERFORMANCE-BASED CASH AWARDS

11.1    Performance-Based Cash Awards. Performance-Based Cash Awards may be granted either alone or in addition to or in tandem with Stock Options, Stock Appreciation Rights, or Restricted Stock. Subject to the provisions of this Plan, the Committee shall, in its sole discretion, have authority to determine the Eligible Employees and Consultants to whom, and the time or times at which, such Awards shall be made, the dollar amount to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the payment of dollar amount under such Awards upon the completion of a specified Performance Period.

For each Participant, the Committee may specify a targeted performance award. The individual target award may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under the Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an individual target award for a Participant for a calendar year shall not imply or require that the same level individual target award (if any such award is established by the Committee for the relevant Participant) be set for any subsequent calendar year. At the time the Performance Goals are established, the Committee shall prescribe a formula to determine the percentages (which may be greater than 100%) of the individual target award which may be payable based upon the degree of attainment of the Performance Goals during the calendar year. Notwithstanding anything else herein, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than the Participant’s individual target award (or attained percentage thereof) regardless of the degree of attainment of the Performance Goals; provided that no such discretion to reduce an Award earned based on achievement of the applicable Performance Goals shall be permitted for the calendar year in which a Change in Control of the Company occurs, or during such calendar year with regard to the prior calendar year if the Awards for the prior calendar year have not been made by the time of the Change in Control of the Company, with regard to individuals who were Participants at the time of the Change in Control of the Company.

11.2    Terms and Conditions. Performance-Based Awards made pursuant to this Article XI shall be subject to the following terms and conditions:

(a)	Vesting of Performance-Based Cash Award. At the expiration of the applicable Performance Period, the Committee shall determine and certify in writing the extent to which the Performance Goals established pursuant to Section 11.2(c) are achieved and the percentage of the Participant’s individual target award has been vested and earned.

(b)	Waiver of Limitation. In the event of the Participant’s Retirement, Disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Article XI.

(c)	Objective Performance Goals, Formulae or Standards.

(i)	The Committee shall establish the objective Performance Goals and the individual target award (if any) applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any Performance-Based Award is intended to comply with the provisions of Section 162(m) of the Code, if any provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect. The applicable Performance Goals shall be based on one or more of the performance criteria set forth in Exhibit A hereto.

(ii)	The measurements used in Performance Goals set under the Plan shall be determined in accordance with Generally Accepted Accounting Principles (“GAAP”), except, to the extent that any objective Performance Goals are used, if any measurements require deviation from GAAP, such deviation shall be at the discretion of the Committee at the time the Performance Goals are set or at such later time to the extent permitted under Section 162(m) of the Code.

(d)	Payment. Following the Committee’s determination and certification in accordance with subsection (a) above, the Performance-Based Cash Award amount shall be delivered to the Eligible Employee or his legal representative, in accordance with the terms and conditions of the Award agreement.

ARTICLE XII

NON-EMPLOYEE DIRECTOR AWARDS

12.1    Discretionary Awards to Non-Employee Directors. A Non-Employee Director shall be eligible to receive Awards under the Plan in accordance with its terms, including those set forth in this Article XII and such other terms and conditions as may be established by the Board consistent with the terms of the Plan and set forth in an Award agreement at grant or thereafter.

12.2    Acceleration of Exercisability. All Awards granted to a Non-Employee Director and not previously vested or exercisable shall become fully vested and exercisable upon such director’s death or, in the case of all Awards other than Restricted Stock, the Non-Employee Director’s Retirement, and all Awards granted to Non-Employee Directors and not previously vested or exercisable shall become fully vested and exercisable immediately upon a Change in Control (as defined in Section 13.2).

12.3    Changes.

(a)	The Awards to a Non-Employee Director shall be subject to Sections 4.2(a), (b) and (c) of the Plan and this Section 12.3.

(b)	If the Company shall not be the surviving corporation in any merger or consolidation, or if the Company is to be dissolved or liquidated, then, unless the surviving corporation assumes the Stock Options or substitutes new Stock Options which are determined by the Board in its sole discretion to be substantially similar in nature and equivalent in terms and value for Stock Options then outstanding, upon the effective date of such merger, consolidation, liquidation or dissolution, any unexercised Stock Options shall expire without additional compensation to the holder thereof; provided, that, the Board shall deliver notice to each Non-Employee Director at least 30 days prior to the date of consummation of such merger, consolidation, dissolution or liquidation which would result in the expiration of the Stock Options and during the period from the date on which such notice of termination is delivered to the consummation of the merger, consolidation, dissolution or liquidation, such Participant shall have the right to exercise in full, effective as of such consummation, all Stock Options that are then outstanding (without regard to limitations on exercise otherwise contained in the Stock Options) but contingent on occurrence of the merger, consolidation, dissolution or liquidation, and, provided that, if the contemplated transaction does not take place within a 90-day period after giving such notice for any reason whatsoever, the notice, accelerated vesting and exercise shall be null and void and, if and when appropriate, new notice shall be given as aforesaid.

ARTICLE XIII

CHANGE IN CONTROL PROVISIONS

13.1    Benefits. In the event of a Change in Control of the Company and except as otherwise provided by the Committee in any Award agreement, a Participant’s unvested Award shall not vest and a Participant’s Award shall be treated in accordance with one of the following methods determined by the Committee, in its sole discretion:

(a)	Awards, whether or not then vested, shall be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 4.2(d) hereof, as determined by the Committee in its sole discretion, and restrictions to which any shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that, the Committee may, in its sole discretion, decide to award additional Restricted Stock or other Award in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendments thereto).

(b)	The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash equal to the excess of the Change in Control Price (as defined below) of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards. For purposes of this Section 13.1, “Change in Control Price” shall mean the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company.

(c)	The Committee may, in its sole discretion, provide for the cancellation of any Awards without payment, if the Change in Control Price is less than the Fair Market Value of such Award on the date of grant.

(d)	Notwithstanding anything else herein, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at the time of grant or at any time thereafter.

13.2    Change in Control. Unless otherwise determined by the Committee, a “Change in Control” shall be deemed to occur following any transaction if:

(a)	Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50.1% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 13.2(a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 13.2(c)(i), (ii) and (iii);

(b)	Any time at which individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50.1% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall not occur for purposes of the Plan unless it constitutes a “change in control” for purposes of Section 409A of the Code; provided, further, however, that the foregoing proviso shall not apply to an Award that is granted after May 15, 2008 unless the Award is intended to comply with Section 409A of the Code and payment under the Award is triggered by a Change in Control.

ARTICLE XIV

TERMINATION OR AMENDMENT OF PLAN

14.1    Termination or Amendment. Notwithstanding any other provision of this Plan, the Board or the Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of this Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XVI), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant and, provided further, without the approval of the stockholders of the Company in accordance with the laws of the State of Delaware, to the extent required by the applicable provisions of Rule 16b-3, or Section 162(m) of the Code, pursuant to the requirements of the NYSE Listed Company Manual, or, to the extent applicable to Incentive Stock Options, Section 422 of the Code, no amendment may be made which would:

(a)	increase the aggregate number of shares of Common Stock that may be issued under this Plan pursuant to Section 4.1 (except by operation of Section 4.2);

(b)	increase the maximum individual Participant limitations for a fiscal year under Section 4.1(b) (except by operation of Section 4.2);

(c)	change the classification of Eligible Employees or Consultants eligible to receive Awards under this Plan;

(d)	decrease the minimum option price of any Stock Option or Stock Appreciation Right;

(e)	extend the maximum option period under Section 6.3;

(f)	alter the Performance Goals for the Award of Restricted Stock, Performance Shares or Other Stock-Based Awards subject to satisfaction of Performance Goals as set forth in Exhibit A;

(g)	award any Stock Option or Stock Appreciation Right in replacement of a canceled Stock Option or Stock Appreciation Right with a higher exercise price, except in accordance with Section 6.3(m); or

(h)	require stockholder approval in order for this Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to Incentive Stock Options, Section 422 of the Code. In no event may this Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws of the State of Delaware to increase the aggregate number of shares of Common Stock that may be issued under this Plan, decrease the minimum exercise price of any Stock Option or Stock Appreciation Right, or to make any other amendment that would require stockholder approval under the NYSE Listed Company Manual, or the rules of any other exchange or system on which the Company’s securities are listed or traded at the request of the Company.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV above or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent.

ARTICLE XV

UNFUNDED PLAN

15.1    Unfunded Status of Plan. This Plan is an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but that are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

ARTICLE XVI

GENERAL PROVISIONS

16.1    Legend. The Committee may require each person receiving shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by this Plan, the certificates for such shares may include any legend that the Committee, in its sole discretion, deems appropriate to reflect any restrictions on Transfer.

All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may, in its sole discretion, deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

16.2    Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

16.3    No Right to Employment/Directorship/Consultancy. Neither this Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non- Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall they be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate his or her employment, consultancy or directorship at any time.

16.4    Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the prior consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

16.5    No Assignment of Benefits. No Award or other benefit payable under this Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

16.6    Listing and Other Conditions.

(a)	Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issue of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b)	If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c)	Upon termination of any period of suspension under this Section 16.6, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d)	A Participant shall be required to supply the Company with any certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

16.7    Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

16.8    Construction. Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

16.9    Other Benefits. No Award granted or paid out under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

16.10    Costs. The Company shall bear all expenses associated with administering this Plan, including expenses of issuing Common Stock pursuant to any Awards hereunder.

16.11    No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

16.12    Death/Disability. The Committee may in its sole discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may, in its discretion, also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

16.13    Section 16(b) of the Exchange Act. All elections and transactions under this Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may, in its sole discretion, establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of this Plan and the transaction of business thereunder.

16.14    Section 409A of the Code. Awards under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.

16.15    Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

16.16    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

16.17    Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

16.18    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

ARTICLE XVII

EFFECTIVE DATE OF PLAN

The Plan will become effective on April 25, 2013 subject to the approval of the Company’s stockholders on such date.

ARTICLE XVIII

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after April 25, 2023, but awards granted prior to such date may extend beyond that date. Notwithstanding the foregoing provisions, provided that no Award (other than a Stock Option or Stock Appreciation Right) that is intended to be “performance-based” under Section 162(m) of the Code shall be granted on or after the fifth anniversary of the date of stockholder approval of the Plan as amended and restated effective April 25, 2013, unless the Performance Goals set forth on Exhibit A are reapproved (or other designated performance goals are approved) by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders approve the Performance Goals set forth on Exhibit A.

ARTICLE XIX

NAME OF PLAN

This Plan shall be known as the “NYSE Euronext Omnibus Incentive Plan.”

ARTICLE XX

SPECIAL PROVISIONS APPLICABLE TO

PARTICIPANTS TRANSFERRED TO

EMPLOYMENT WITH NYSE REGULATION, INC.

20.1    Applicability of Article. Unless the Board determines otherwise, all Awards granted under this Plan shall be subject to, and governed by, the provisions of this Article XX

20.2    Affected Participants. In the event that a Participant transfers from employment with the Company or an Affiliate to employment with NYSE Regulation, Inc., also an Affiliate, any Awards held by such Participant shall be subject to the forfeiture and/or mandated divestiture provisions set forth in Section 20.3 below. For purposes of this Article XX, a Participant who transfers to employment with NYSE Regulation, Inc. shall be referred to as an “Affected Participant.” Notwithstanding any contrary provision contained in this Plan, Merger Transaction RSUs granted prior to the Affected Participant’s transfer of employment to NYSE Regulation, Inc. shall be handled in accordance with the provisions of Section 10.3(f) of the Plan and the individual Award agreement.

20.3    Forfeiture/Required Divestiture. Any Award held by an Affected Participant shall be subject to the forfeiture and required divestiture requirements set forth in this Section 20.3.

(a)

Forfeiture. The portion of any Award that is not vested at the time of the Affected Participant’s transfer of employment to NYSE Regulation, Inc. shall automatically be forfeited effective as of such date of transfer. As soon as practicable following the Participant’s transfer of employment, NYSE Regulation, Inc. shall grant the Participant an award under its cash bonus plan (or other comparable plan then in effect) equal in value to 90% of the Fair Market Value of the forfeited portion of the Award determined as of the date of forfeiture. NYSE Regulation, Inc. shall set the terms and conditions of the new award; provided, however, that the vesting schedule applicable to the new award shall be the same as the vesting schedule that had been applicable to the Award (or portion thereof) required to be forfeited under this Section 20.3.

(b)	Divestiture. An Affected Participant holding vested shares of Common Stock and/or vested but unexercised Awards acquired under the Plan shall be required to take either or both of the following actions, to the extent applicable, within the time periods prescribed herein: (i) the Participant shall sell all vested shares of Common Stock within six months following the effective date of the Participant’s transfer of employment to NYSE Regulation, Inc. and (ii) the Participant shall exercise the vested portion of all Awards and sell the underlying shares of Common Stock within six months following the effective date of the Participant’s transfer of employment to NYSE Regulation, Inc. Notwithstanding any contrary provision contained herein, any Participant required to exercise and/or divest shares of Common Stock pursuant to this Article XX shall not be subject to the transfer and related restrictions in effect during the Lock-Up Period.

(c)	Other Terms and Conditions. Individual Award agreements shall specify such other terms and conditions as the Committee may deem to be necessary to implement the provisions of this Article XX.

EXHIBIT A PERFORMANCE GOALS

Performance goals established for purposes of the grant or vesting of Awards of Restricted Stock, Other Stock-Based Awards, Performance Shares and/or Performance-Based Cash Awards, each intended to be “performance-based” under Section 162(m) of the Code shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals determined in accordance with generally accepted accounting principles (GAAP) or International Financial Reporting Standards (IFRS) (“Performance Goals”):

(a)	enterprise value or value creation targets;

(b)	pre-tax or after-tax income (whether on a gross or net basis or pro forma Non-GAAP or US GAAP basis);

(c)	earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization or extraordinary or special items;

(d)	net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets;

(e)	return on assets (gross or net), return on investment, return on capital or return on equity;

(f)	revenue (net or gross), revenue growth or return on revenue;

(g)	cash flow;

(h)	operating margin or margin profit;

(i)	gross profit or gross profit return on investment;

(j)	gross margin or gross margin on investment;

(k)	working capital;

(l)	specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

(m)	earnings per share (basic or diluted) or earnings per share from continuing operations;

(n)	stock price, total stockholder return, fair market value of the shares of the Company’s Common Stock or the growth in the value of an investment in shares of the Company’s Common Stock assuming the reinvestment of dividends;

(o)	a transaction that results in the sale of stock or assets of the Company; or

(p)	reduction in expenses.

To the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence which the Committee determines should be appropriately excluded or adjusted, including:

(a)	restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 such as merger-related expenses and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b)	an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c)	a change in tax law or accounting standards required by generally accepted accounting principles.

Performance Goals may also be based upon individual Participant performance goals, as determined by the Committee, in its sole discretion.

In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may:

(a)	designate additional business criteria on which the performance goals may be based; or

(b)	adjust, modify or amend the aforementioned business criteria.

Annex D

PROPOSED SPECIAL MEETING AMENDMENT TO CHARTER

(AND CORRESPONDING AMENDMENT TO BYLAWS)

(new language underlined; removed language ~~struck through)~~

[Charter]

ARTICLE VI

BOARD OF DIRECTORS

Section 2. Power to Call and Postpone Stockholder Meetings.

(A)    Special meetings of stockholders of the Corporation may be called at any time by, but only by, (1) the Board acting pursuant to a resolution adopted by a majority of the Board, (2) the Chairman of the Board, (3) the Deputy Chairman of the Board, (4) the Chief Executive Officer of the Corporation or ~~(4)~~ (5) the Deputy Chief Executive Officer of the Corporation, in each case, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting (subject to Section 2.2(D) of the Bylaws of the Corporation). A special meeting of stockholders shall be called by the Chairman or Deputy Chairman of the Board at the written request or requests delivered to the Secretary of the Corporation by holders of record of at least 10% of the voting power of the outstanding capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting in the manner prescribed in Section 2.2 of the Bylaws of the Corporation.

(B)    Any meeting of stockholders may be postponed by action of the Board at any time in advance of such meeting (subject to Section 2.2(D) of the Bylaws of the Corporation). The Board shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board to the chairman of such meeting either in such rules and regulations or pursuant to the Bylaws of the Corporation.

[Bylaws]

Section 2.2. Special Meetings.

(A)    Special meetings of stockholders may be called at any time by, and only by, (1) the Board of Directors acting pursuant to a resolution adopted by a majority of the directors, (2) the Chairman of the Board of Directors, (3) the Deputy Chairman of the Board of Directors, (4) the Chief Executive Officer or (5) the Deputy Chief Executive Officer, in each case, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting, subject to clause (D).

(B)    A special meeting of stockholders shall be called by the Chairman or Deputy Chairman of the Board at the written request or requests (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”) delivered to the Secretary of the Corporation by holders of record of at least 10% of the voting power of the outstanding capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting (the “Special Meeting Requisite Percentage”). A Special Meeting Request shall be signed and dated by each stockholder of record (or a duly authorized agent of such stockholder) requesting the special meeting (each, a “Special Meeting Requesting Stockholder”), shall comply with this Section 2.2, and shall include (1) a statement of the specific purpose or purposes of the special meeting, (2) the information required by clause (C), (3) an acknowledgement by the Special Meeting Requesting Stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made that a disposition of shares of the Corporation’s capital stock owned of record or beneficially as of the date on which the Special Meeting Request in respect of such shares is delivered to the Secretary that is made at any time prior to the special meeting shall constitute a revocation of such Special Meeting Request with respect to such disposed shares and (4) documentary evidence that the Special Meeting Requesting Stockholders own the Special Meeting Requisite Percentage as of the date that such written request is delivered to the Secretary; provided, however, that if the Special Meeting Requesting Stockholders are not the beneficial owners of the shares representing the Special Meeting Requisite Percentage, then to be valid, the Special Meeting Request(s) must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request(s), such documentary evidence must be delivered to the Secretary within 10 business days after the date on which the Special Meeting Request(s) are delivered to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request(s) are made beneficially own the Special Meeting Requisite Percentage as of the date on which such Special Meeting Request(s) are delivered to the Secretary. In addition, the Special Meeting Requesting Stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made shall promptly provide any other information reasonably requested by the Corporation. The information required under clauses (C)(b), (c) and (d) below shall be supplemented by each Special Meeting Requesting Stockholder and any beneficial owner on whose behalf the Special Meeting Request(s) are made not later than 10 days after the record date for the special meeting to disclose such information as of the record date.

(C)    A stockholder’s notice to the Secretary shall set forth (1) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (as defined in Section 2.10) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Certificate of Incorporation or these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(a)    the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;

(b)    the class or series and number of shares of capital stock of the Corporation which are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

(c)    a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

(d)    a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;

(e)    a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting; and

(f)    a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

(D)    A special meeting requested by stockholders shall be held on such date and at such time as may be fixed by the Board of Directors in accordance with these Bylaws; provided, however, that the date of any such special meeting shall not be more than 90 days after a Special Meeting Request that satisfies the requirements of this Section 2.2 is received by the Secretary.

(E)    Notwithstanding the foregoing provisions of this Section 2.2, a special meeting requested by stockholders shall not be held if (1) the Special Meeting Request does not comply with this Section 2.2, (2) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law, (3) the Special Meeting Request is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (4) an annual or special meeting of stockholders that included an identical or substantially similar item of business (“Similar Business”) was held not more than 120 days before the Special Meeting Request was received by the Secretary, (5) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the Special Meeting Request is received by the Secretary and the business to be conducted at such meeting includes the Similar Business or (6) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law. For purposes of this Section 2.2(E), the nomination, election or removal of directors shall be deemed to be Similar Business with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors. The Board of Directors shall determine in good faith whether the requirements set forth in this Section 2.2(E) have been satisfied.

(F)    In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Special Meeting Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (1) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors) and (2) such Special Meeting Requests have been dated and delivered to the Secretary within 60 days of the earliest dated Special Meeting Request. A Special Meeting Requesting Stockholder may revoke a Special Meeting Request with respect to his or her shares at any time by written revocation delivered to the Secretary and if, following such revocation, there are outstanding un-revoked requests from Special Meeting Requesting Stockholders holding less than the Special Meeting Requisite Percentage, the Board of Directors may, in its discretion, cancel the special meeting. If none of the Special Meeting Requesting Stockholders appears or sends a duly authorized agent to present the business to be presented for consideration that was specified in the Special Meeting Request, the Corporation need not present such business for a vote at such special meeting.

(G)    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.2(A). Nothing contained herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

Annex E

PROPOSED WRITTEN CONSENT AMENDMENT TO CHARTER

(AND CORRESPONDING AMENDMENT TO BYLAWS)

(new language underlined; removed language ~~struck through~~)

[Charter]

ARTICLE VIII

STOCKHOLDER ACTION

Section 1. ~~No~~ Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation ~~must be effected~~ at a duly called annual or special meeting of stockholders of the Corporation ~~and may not be effected by any consent in writing by such stockholders~~ may be effected by the written consent of such stockholders, but only if such action is taken in accordance with the provisions of this Article VIII and the Corporation’s Bylaws.

(A) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting shall be as fixed by the Board or as otherwise established under this Article VIII. Any person other than the Corporation seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of the Corporation and delivered to the Corporation and signed by holders of record of at least 10% of the voting power of the outstanding capital stock of the Corporation who would be entitled to vote on such matter if brought before a meeting of stockholders of the Corporation (the “Written Consent Requisite Percentage”), request that a record date be fixed for such purpose. The written notice must contain the information required by Article II, Section 2.2 of the Bylaws, with respect to the business and/or nominations that are the subject of the proposed action. Following receipt of the notice, the Board shall promptly, but in all events within 10 business days after the date the notice is received, determine the validity of the request and whether the request relates to an action that may be taken by written consent pursuant to this Article VIII and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board and shall not precede the date such resolution is adopted. If no record date has been fixed by the Board within 10 business days following the Corporation’s due receipt of the notice to fix a record date for such purpose, the record date shall be the day on which the first signed written consent is delivered to the Corporation in the manner described in paragraph E of this Article VIII; except that, if prior action by the Board is required under the provisions of Delaware law and the Board determines to take such prior action, the record date shall be at the close of business on the day on which the Board adopts the resolution taking such prior action, and except that no record date shall be set for any action that is not a proper subject for action by written consent pursuant to paragraph B of this Article VIII or for which consents are not to be solicited as provided in paragraph C of this Article VIII. A written request (each, a “Record Date Request” and, collectively, the “Record Date Requests”) by a stockholder (each, a “Written Consent Requesting Stockholder” and, collectively, the “Written Consent Requesting Stockholders”) for a record date in accordance with this Article VIII must be delivered by the holders of record of the Written Consent Requisite Percentage, must describe the action proposed to be taken by consent (the “Action”) and must contain (1) the text of the proposal (including the text of any resolutions to be effected by such consent), (2) the information required by Article II, Section 2.2 of the Bylaws, as though the Written Consent Requesting Stockholders were making a Special Meeting Request in furtherance of the Action, (3) an acknowledgment by the Written Consent Requesting Stockholders and the beneficial owners, if any, on whose behalf the request is being made that a disposition of shares of the Corporation’s capital stock, owned of record or beneficially as of the date on which the Record Date Request in respect of such shares is delivered to the Secretary, that is made at any time prior to the delivery of the first written consent with respect to the Action shall constitute a revocation of such Record Date Request with respect to such disposed shares, (4) a statement that the Written Consent Requesting Stockholder intends to solicit consents in accordance with Regulation 14A under the Exchange Act, without reliance on the exemption contained in Rule 14a-2(b)(2) under the Exchange Act, and (5) documentary evidence that the Written Consent Requesting Stockholders own the Written Consent Requisite Percentage as of the date that such Record Date Request is delivered to the Secretary; provided, however, that if the Written Consent Requesting Stockholders are not the beneficial owners of shares representing the Written Consent Requisite Percentage, then to be valid, the Record Date Request must also include documentary evidence (or, if not simultaneously provided with the request, such documentary evidence must be delivered to the Secretary within 10 business days after the date on which the Record Date Request is delivered to the Secretary) that the beneficial owners on whose behalf the Record Date Request is made beneficially own the Written Consent Requisite Percentage as of the date on which such Record Date Request is delivered to the Secretary. In addition, the Written Consent Requesting Stockholders and the beneficial owners, if any, on whose behalf the Record Date Request is being made shall promptly provide any other information reasonably requested by the Corporation. In determining whether a record date has been requested by the record holders of shares representing in the aggregate at least the Written Consent Requisite Percentage, multiple requests delivered to the Secretary will be considered together only if (1) each Record Date Request identifies substantially the same proposed action and includes substantially the same text of the proposal(s) (in each case as determined in good faith by the Board of Directors) and (2) such Record Date Requests have been dated and delivered to the Secretary within sixty days of the earliest dated Record Date Request. A Written Consent Requesting Stockholder may revoke a Record Date Request with respect to his or her shares at any time by written revocation delivered to the Secretary.

(B) The Board shall not be obligated to set a record date for an action by written consent if (1) the Record Date Request does not comply with this Article VIII and the Corporation’s Bylaws, (2) such action is not a proper subject for stockholder action under applicable law, (3) the request for a record date for such action is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (4) an annual or special meeting of stockholders that included an identical or substantially similar item of business (“Similar Business”) was held not more than 120 days before such Record Date Request was received by the Secretary of the Corporation, (5) the Similar Business is to be included in the Corporation’s notice as an item of business to be brought before a meeting of the stockholders that is to be called within 40 days after such Record Date Request was received and held as soon as practicable thereafter, or (6) the Record Date Request or any solicitation of consents to such action was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law. For purposes of this paragraph, the nomination, election or removal of directors shall be deemed to be Similar Business with respect to all actions involving the nomination, election or removal of directors, changing the size of the Board or filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors. The Board shall determine in good faith whether a record date is required to be set under the provisions of this Article VIII.

(C) Stockholders may take action by written consent only if consents are solicited pursuant to a consent solicitation conducted pursuant to Regulation 14A under the Exchange Act, without reliance upon the exemption contained in Rule 14a-2(b)(2) under the Exchange Act.

(D) Every written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this paragraph and in paragraph E as a “Consent”) must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by paragraph E of this Article VIII and not later than 120 days after the record date, Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation.

(E) Provided the Board has duly fixed a record date in accordance with paragraph A of this Article VIII, no Consents may be delivered to the Corporation or its registered office in the State of Delaware until

50 days after the record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested.

[Bylaws]

Section 2.6. Inspectors of Elections and Written Consents; Opening and Closing the Polls. (A) Prior to any meeting of stockholders, the Board of Directors, the Chairman of the Board of Directors, the Deputy Chairman of the Board of Directors, the Chief Executive Officer or the Deputy Chief Executive Officer or any other officer designated by the Board of Directors shall appoint one or more inspectors, who shall have the powers and duties set forth in Section 231 of the DGCL as currently in effect or as the same may hereafter be amended or replaced, which inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at such meeting and make a written report thereof and may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law. The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

(B) In the event of the delivery, in the manner provided by Section 1 of Article VIII of the Certificate of Incorporation and applicable law, to the Corporation of written consent or written consents to take corporate action and/or any related revocation or revocations, the Corporation shall appoint one or more inspectors who shall perform a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent and without a meeting shall be effective until such inspectors have completed their review, determined that the requisite number of valid and unrevoked consents delivered to the Corporation in accordance with Section 1 of Article VIII of the Certificate of Incorporation and applicable law have been obtained to authorize or take the action specified in the consents, and certified such determination for entry in the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders. Nothing contained herein shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

Section 2.11. ~~No~~ Stockholder Action by Written Consent. ~~Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any~~ Any action required or permitted to be taken by the stockholders of the Corporation ~~must be effected~~ at a duly called annual or special meeting of stockholders of the Corporation ~~and may not be effected by any consent in writing by such stockholders~~ may be effected by a consent in writing by stockholders, but only if such action is taken in accordance with the provisions of Section 1 of Article VIII of the Certificate of Incorporation and these Bylaws.

Annex F

NON-GAAP FINANCIAL MEASURES

The table below presents a reconciliation of each non-GAAP financial measure to the most comparable GAAP financial measure for the fiscal years ended December 31, 2012 and 2011, as well as the percentage change for each reported item for the year ended December 31, 2012 as compared to such item for the year ended December 31, 2011:

	Year ended December 31,		Percent Change
	2012	2011
	(in millions, except earnings per share)
Reconciliation of net revenue, operating income, net income and diluted earnings per share

Revenues, less transaction-based expenses (net revenue) – GAAP	$2,324	$2,672	(13)%
Total other operating expenses – GAAP	(1,715)	(1,822)

Operating Income – GAAP	609	850

Excluding:
BlueNext tax settlement	—	42
Merger expenses and exit costs	134	114

Operating Income – as adjusted	743	1,006	(26)%

Net interest and investment income (loss) – GAAP	(136)	(116)
Loss from associates – GAAP	(8)	(9)
Other income (including net loss on disposal activities) – GAAP	5	—

Excluding:
Debt refinancing costs	24	—
Net loss on disposal activities	2	—

Income before income taxes – as adjusted	630	881
Income tax provision – as adjusted	(151)	(227)

Net income – as adjusted	479	654
Net (income) loss attributable to noncontrolling interest	(17)	16

Excluding:
Noncontrolling interest impact on BlueNext tax settlement	—	(17)

Net income attributable to NYSE Euronext – as adjusted [a]	$462	$653	(29)%

Diluted earnings per share attributable to NYSE Euronext – as adjusted [a]/[b]	$1.84	$2.48	(26)%

Diluted weighted average number of shares outstanding [b]	250	263

Reconciliation of earnings before interest, taxes, depreciation and amortization (EBITDA)

Operating Income – GAAP	$609	$850

Adding back:
Depreciation and amortization	260	280

Excluding:
BlueNext tax settlement	—	42
Merger expenses and exit costs	134	114

EBITDA – as adjusted	$1,003	$1,286	(22)%

F-1

NYSE EURONEXT 11 WALL STREET NEW YORK, NY 10005	VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., New York time on April 24, 2013. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/nyx2013

You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., New York time on April 24, 2013. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you need help with voting, please call 1 (800) 322-2885 for assistance. If you vote by phone or Internet, please do not mail your Proxy Card.
THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M52644-P33592	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NYSE EURONEXT
The Board of Directors recommends that you vote FOR each of the following nominees for election to the Company’s Board of Directors for a term expiring in 2014: 1. Election of Directors.

Nominees:		For	Against	Abstain	The Board of Directors recommends that you vote FOR the following proposals:	For	Against	Abstain
1a.	André Bergen	☐	☐	☐

2.        To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2013.

3.        Advisory vote to approve the Company’s executive compensation (the “Say-on-Pay” proposal).

4.        To approve the Amended and Restated NYSE Euronext Omnibus Incentive Plan.

5.        To reapprove the performance goals under the NYSE Euronext Omnibus Incentive Plan.

6.        To amend certain provisions in our Charter to allow stockholders to call special meetings.

7.        To amend certain provisions in our Charter to allow stockholders to act by written consent.

						☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐
1b.	Ellyn L. Brown	☐	☐	☐
1c.	Marshall N. Carter	☐	☐	☐
1d.	Dominique Cerutti	☐	☐	☐
1e.	Sir George Cox	☐	☐	☐
1f.	Sylvain Hefes	☐	☐	☐
1g.	Jan-Michiel Hessels	☐	☐	☐
1h.	Lawrence E. Leibowitz	☐	☐	☐
1i.	Duncan M. McFarland	☐	☐	☐
1j.	James J. McNulty	☐	☐	☐
1k.	Duncan L. Niederauer	☐	☐	☐
1l.	Luis Maria Viana Palha da Silva	☐	☐	☐
1m.	Robert G. Scott	☐	☐	☐
1n.	Jackson P. Tai	☐	☐	☐
1o.	Rijnhard van Tets	☐	☐	☐
1p.	Sir Brian Williamson	☐	☐	☐

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

					For address change/comments, mark here. (see reverse for instructions)			☐

					Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date	Signature (Joint Owners)		Date

ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 25, 2013

8:00 a.m. New York time

11 Wall Street

New York, NY 10005

ADMISSION TICKET

ACCESS PROXY MATERIALS BY INTERNET

If you are a registered stockholder and would like to access the proxy materials electronically next year, please indicate your consent at the following Internet address: http://enroll.icsdelivery.com/nyx.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

Please detach here and present this ticket for admission to the meeting.

M52645-P33592

NYSE EURONEXT 11 Wall Street New York, NY 10005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON APRIL 25, 2013.

Jan-Michiel Hessels, Marshall N. Carter, Duncan L. Niederauer and Dominique Cerutti (the “Proxyholders”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of NYSE Euronext (the “Company”), to be held on Thursday, April 25, 2013, at 11 Wall Street, New York, NY, at 8:00 a.m. New York time, and via the Internet at www.virtualshareholdermeeting.com/nyx2013 and any adjournments or postponements thereof.

SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors’ recommendations, just sign and date on the reverse side. You need not mark any boxes.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxyholders will have authority to vote as the Board of Directors recommends. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE